Exhibit 1

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THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

When considering what action you should take, you should seek your own personal financial advice from your stockbroker, bank, solicitor, accountant, fund manager or other independent financial adviser authorised under the Financial Services and Markets Act 2000.

If you have sold or otherwise transferred all of your Existing Ordinary Shares, please send this document and the other enclosed documents at once to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee.

This document should be read in conjunction with accompanying documents including the Forms of Proxy, Forms of Instruction and Form of Election. A copy of the Listing Particulars of O2 plc has been delivered to the Registrar of Companies in England and Wales for registration in accordance with section 83 of the Financial Services and Markets Act 2000.

mmO2 plc
(Incorporated and registered in England and Wales under the Companies Act 1985, registered number 4190833)

Recommended Proposals by way of a capital reorganisation to enable the
O2 Group to make distributions

Meetings of mmO2 Shareholders to consider the Proposals contained in this document will be held on 14 February 2005. The Court Meeting will start at 9.30 a.m. and the EGM at 9.45 a.m. on that date (or as soon thereafter as the Court Meeting concludes or is adjourned). Your Board is unanimously recommending you to vote in favour of the Proposals. You should complete, sign and return your Forms of Proxy for each of the Court Meeting and the EGM to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 6DA as soon as possible but in any event to arrive not later than 9.30 a.m. and 9.45 a.m. respectively on 12 February 2005. The Form of Proxy for the Court Meeting, if it is not returned by 9.30 a.m. on 12 February 2005, may be handed to the Chairman of the Court Meeting at the meeting.

To be valid, Forms of Election or Forms of Instruction must be returned so as to be received not later than 5.00 p.m. on 9 March 2005. For holders of mmO2 ADSs to make a valid election for shares in O2 the ADS Letter of Transmittal must be received by the ADS Depositary by 2.00 p.m. New York time on 4 March 2005. IF YOU DO NOT COMPLETE AND RETURN A FORM OF ELECTION OR FORM OF INSTRUCTION BY 5.00 P.M. ON 9 MARCH 2005, OR, AS THE CASE MAY BE, AN ADS LETTER OF TRANSMITTAL BY 2.00 P.M. ON 4 MARCH 2005, YOU MAY NOT RECEIVE ANY SHARES IN O2 AND (SUBJECT TO THE NUMBER OF EXISTING ORDINARY SHARES YOU HOLD AND THE NUMBER OF ACCEPTED ELECTIONS UNDER THE CASH ALTERNATIVE) YOUR SHARES OR ADSs IN mmO2 plc MAY BE EXCHANGED FOR A CASH PAYMENT.

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Application has been made to the UK Listing Authority for the New Ordinary Shares to be admitted to the Official List and for trading on the London Stock Exchange’s market for listed securities. It is expected that dealings in the Existing Ordinary Shares on the London Stock Exchange will continue until the close of business on 11 March 2005 and that Admission of the New Ordinary Shares will become effective and that dealings in them on the London Stock Exchange will commence on 14 March 2005. Dealings in the mmO2 ADSs on the New York Stock Exchange are expected to cease at close of business on 10 March 2005. No application will be made for the New Ordinary Shares or any depositary receipts in respect of them to be admitted to listing or dealing on the New York Stock Exchange.

Notice to United States residents

The New Ordinary Shares issued pursuant to the Scheme will not be, and are not required to be, registered with the US Securities and Exchange Commission (the “SEC”) under the US Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from the registration requirements of the Securities Act provided by rule 802 promulgated under that act for certain business combinations.

This business combination is made with respect to the securities of companies incorporated in England and Wales. The business combination is subject to disclosure requirements of the United Kingdom, which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with accounting principles generally accepted in the United Kingdom, which may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since mmO2 is, and O2 will be, located in the United Kingdom, and some or all of mmO2’s officers and directors may be residents of the United Kingdom. You may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company or its affiliates to subject themselves to a US court’s judgement.

Notice to Canadian residents

Resale restrictions

The distribution of the New Ordinary Shares in Canada is exempt from the requirement that we prepare and file a prospectus under the securities legislation of most jurisdictions in Canada. An application will be made for a discretionary exemption from the prospectus filing requirement in the remaining jurisdictions. Accordingly, any resale of the New Ordinary Shares must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the New Ordinary Shares.

Enforcement of legal rights

mmO2 is organised under the laws of England and Wales. All, or substantially all, of our directors and officers, as well as the experts named herein, are located outside Canada and, as a result, it may not be possible for Canadian shareholders to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against us or such persons in Canada or to enforce a judgement obtained in Canadian courts against us or such persons outside of Canada.

Cazenove & Co. Ltd and Merrill Lynch International, each of which is regulated in the United Kingdom by the Financial Services Authority, are acting exclusively for mmO2 plc and O2 plc and no-one else in connection with the Proposals and will not be responsible to anyone other than mmO2 plc or O2 plc for providing the protections afforded to their customers or for providing advice in relation to the Proposals or the contents of this document.

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EXPECTED TIMETABLES OF PRINCIPAL EVENTS

1.	The following is the expected timetable of the principal events connected with the Proposals:

2005
Latest time for receipt of PINK Form of Proxy for the Court Meeting(i)	9.30 a.m. on 12 February
Latest time for receipt of BLUE Form of Proxy for the EGM	9.45 a.m. on 12 February
Voting Record Time for Court Meeting and EGM(ii)	6.00 p.m. on 12 February
Court Meeting	9.30 a.m. on 14 February
EGM(iii)	9.45 a.m. on 14 February
Latest time for receipt of Forms of Election(iv)	5.00 p.m. on 9 March
Scheme Record Time(iv)	5.00 p.m. on 9 March
Court Hearing of the petition to sanction the Scheme	10 March
Last day of dealings in Existing Ordinary Shares(iv)	11 March
Scheme Effective Date(iv)	14 March
Dealings in New Ordinary Shares commence on the London Stock Exchange(v)(vi)	8.00 a.m. on 14 March
Crediting of New Ordinary Shares issued under the Scheme to CREST accounts(v)(vi)	14 March
Court Hearing of the petition to confirm the O2 Reduction of Capital(v)	15 March
O2 Reduction of Capital becomes effective(v)	16 March
Despatch of cheques in respect of accepted cash elections under the Cash Alternative(vii)	By 1 April
Despatch of share certificates for New Ordinary Shares(vii)	By 1 April

Notes:
(i)	If the Form of Proxy for the Court Meeting is not returned by this time, it may be handed to the Chairman of the Court Meeting at the meeting.
(ii)	If either the Court Meeting or the EGM is adjourned, the Voting Record Time for the adjourned meeting will be 48 hours before the start of the adjourned meeting.
(iii)	To begin at the time fixed or, if later, immediately following the end, or adjournment, of the Court Meeting.
(iv)	These dates are indicative only and will depend, amongst other things, on the date on which the Court sanctions the Scheme.
(v)	These dates are indicative only and will depend, amongst other things, on the date on which the Scheme becomes effective.
(vi)
The New Ordinary Shares which are placed pursuant to the Placing Agreement or issued to holders of Existing Ordinary Shares in circumstances where the Placing does not proceed will be issued, and dealings in them will commence, upon completion or termination of the Placing.

(vii)	This date will depend, amongst other things, on the date on which the Scheme becomes effective and the date on which the Court confirms the O2 Reduction of Capital.

All references to time in this document are to London time unless otherwise stated.

The dates given are based on mmO2’s current expectations and may be subject to change. In particular, certain Court dates are subject to confirmation by the Court. If the scheduled date of the Court Hearing of the petition to sanction the Scheme is changed, mmO2 will give adequate notice of the change by issuing an announcement through a Regulatory Information Service. All Shareholders have the right to attend the Court Hearing to sanction the Scheme.

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EXPECTED TIMETABLES OF PRINCIPAL EVENTS

2.
The following is the expected timetable of the principal events connected with the Proposals for holders of mmO2 ADSs. Please refer to Part 6 for additional procedures affecting holders of mmO2 ADSs and other US Shareholders.

2005
Voting materials, ADS Letter of Transmittal and notice of termination of ADR programme for Existing Ordinary Shares mailed to registered holders of mmO2 ADSs	Commencing on 12 January
Record date for voting materials, ADS Letter of Transmittal and notice of termination of ADR programme for Existing Ordinary Shares to be mailed to registered holders of mmO2 ADSs	24 January
Latest time for holders of mmO2 ADSs to provide voting instructions to the ADS Depositary for the Court Meeting and the EGM	3.00 p.m. New York time on 9 February
Court Meeting and EGM	9.30 a.m. London time & 9.45 a.m. London time on 14 February
Record date for ADS Letter of Transmittal relating to the Scheme to be mailed to new registered holders of mmO2 ADSs	16 February
Latest time to submit ADS Letter of Transmittal to ADS Depositary(iv)	2.00 p.m. New York time on 4 March
Scheme Record Time(i)	5.00 p.m. London time on 9 March
Court Hearing of the petition to sanction the Scheme	10 March
Last time for dealings in Existing Ordinary Shares on the NYSE(i)	Close of business New York time on 10 March
Last day of dealings in Existing Ordinary Shares on the London Stock Exchange(iv)	11 March
Termination of ADR programme for Existing Ordinary Shares(ii)	11 March
Scheme Effective Date(i)	14 March
Dealings in New Ordinary Shares commence on the London Stock Exchange(ii)(v)	8.00 a.m. London time on 14 March
Court Hearing of the petition to confirm the O2 Reduction of Capital(ii)	15 March
O2 Reduction of Capital becomes effective(iii)	16 March
Share certificates for New Ordinary Shares mailed to holders of mmO2 ADSs	By 1 April
Cheques in payment of accepted cash elections under the Cash Alternative mailed	Within 10 Business Days of receipt of funds by the ADS Depositary

Notes
(i)	These dates are indicative only and will depend, amongst other things, on the date on which the Court sanctions the Scheme.
(ii)	These dates are indicative only and will depend, amongst other things, on the date on which the Scheme becomes effective.
(iii)	This date will depend, amongst other things, on the date on which the Scheme becomes effective and the date on which the Court confirms the O2 Reduction of Capital.
(iv)	Brokers and beneficial holders will receive notice of the corporate action via RIPs and elect via ATOPS (DTC systems).
(v)
The New Ordinary Shares which are placed pursuant to the Placing Agreement or issued to holders of Existing Ordinary Shares in circumstances where the Placing does not proceed will be issued, and dealings in them will commence, upon completion or termination of the Placing.

The dates given above are based on mmO2’s current expectations and may be subject to change. In particular, certain Court dates are subject to confirmation by the Court. If the scheduled date of the Court Hearing of the petition to sanction the Scheme is changed, mmO2 will give adequate notice of the change by issuing an announcement through a Regulatory Information Service.

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SHAREHOLDER HELPLINE TELEPHONE NUMBER:
Freephone 0808 100 4102
(+44 1903 702767 if you are calling from outside the UK)

Monday to Friday, 8.30 a.m. to 6.00 p.m. (UK time)

Note: For legal reasons, the Shareholder Helpline will only be able to provide practical information about how to complete the enclosed forms and other information contained in this document and will be unable to give advice on the merits of the Proposals or to provide financial or taxation advice.

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SUMMARY

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other appropriately authorised independent financial adviser.

This document tells you about the Proposals which will allow the O2 Group to make dividend payments to shareholders. It also provides shareholders with the opportunity to elect to receive cash for their shareholdings in mmO2.

Here is what you need to do now:

•	Review this document (Summary) and the remainder of this Scheme Circular;

•	Read the Chairman’s letter on pages 10 to 17. This explains what is happening and why your Board recommends you should vote for the capital reorganisation;

•	Look at the flowchart on page 8. These show the different ways you can vote in relation to the Proposals and how to elect to receive cash for your shareholdings. The relevant forms are enclosed; and

•	If you have any further queries, please call our Shareholder Helpline below.

Shareholders should read the whole of this document, and not just rely on this summary which should not be regarded as a substitute for reading the whole document.

SHAREHOLDER HELPLINE TELEPHONE NUMBER:
Freephone 0808 100 4102
(+44 1903 702767 if you are calling from outside the UK)
Monday to Friday, 8.30 a.m. to 6.00 p.m. (UK time)

Note: For legal reasons, the Shareholder Helpline will only be able to provide practical information about how to complete the enclosed forms and other information contained in this document and will be unable to give advice on the merits of the Proposals or to provide financial or taxation advice.

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SUMMARY

Recommended Proposals for a capital reorganisation
to enable the O2 Group to make dividend payments

This document explains the proposals for a corporate reorganisation which will enable the O2 Group to implement a sustainable dividend policy and make distributions to shareholders. The proposed corporate reorganisation involves the introduction of a new company as the holding company of mmO2.

This can be illustrated as follows:

Current ownership structure	Proposed ownership structure

*	including placees under the Placing and mmO2 Shareholders other than those whose elections for the Cash Alternative are accepted.

You are also being offered the opportunity to receive:

For every one Existing Ordinary Share in mmO2	One New Ordinary Share in O2 plc or A Cash Alternative (comprising a Placing Amount plus 5 pence)

Under the Cash Alternative, the Placing Amount will be the price at which O2 plc is able to sell in the market the shares which you would otherwise receive and is subject to a minimum price of 100 pence per Existing Ordinary Share. Therefore, the minimum you will receive under the Cash Alternative if your election is accepted will be 105 pence per share.

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SUMMARY

What you should do now*

You are being asked to approve the capital reorganisation and to elect whether you wish to receive New Ordinary Shares in O2 plc or the Cash Alternative. Approvals for the Proposals are required at a Court Meeting and at an EGM.

You need to complete the forms you have received as follows:

You must return the Pink form by 9.30 a.m. on 12 February 2005 (for the Court Meeting), the Blue form by 9.45 a.m. on 12 February 2005 (for the EGM) and the White form by 5.00 p.m. on 9 March 2005.

IF YOU DO NOT MAKE A VALID ELECTION USING THE WHITE FORM OR DO NOT RETURN YOUR FORM TO THE REGISTRAR, YOU WILL BE DEEMED TO HAVE ELECTED FOR THE CASH ALTERNATIVE.

*
Holders of mmO2 ADSs should refer to Part 6 of this document which explains what documentation such holders will receive and what action such holders should take. Participants in mmO2 Easyshare and/or the Employee Share Plans should refer to paragraphs 3 and 4 of Part 2 of this document and paragraph 11 of Part 3 of this document which explains what documentation such participants will receive and what (if any) action they should take.

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SUMMARY

mmO2 Shareholders should read the whole of this document, and not just rely on this summary.

Why is a capital reorganisation taking place?

On 17 November 2004, your Board announced its intention to pay dividends. mmO2 currently lacks distributable reserves to allow it to make dividend payments. The corporate reorganisation will resolve this.

What is taking place?

The corporate reorganisation will involve putting a new listed company in place, called O2 plc, which will hold all the shares in the existing company, mmO2.

What will happen to my existing shares?

Following the implementation of the capital reorganisation, your Existing Ordinary Shares will cease to exist and will be replaced by New Ordinary Shares in O2 plc.

What am I being offered?

You are entitled to receive one New Ordinary Share in O2 plc for every one Existing Ordinary Share you hold in mmO2. The Board is also giving you the option of electing to receive cash instead of shares in O2 plc.

How much cash can I receive?

If you elect to receive cash and your election is accepted you will receive an amount of cash (termed the Placing Amount) plus 5 pence for every share you hold in mmO2. The Placing Amount is the price at which O2 is able to sell in the market the shares you would otherwise receive. The Placing Amount will not be less than 100 pence per share. This means that, if your election is accepted, the amount of cash you will receive cannot be less than 105 pence per Existing Ordinary Share.

Can everyone elect to receive the Cash Alternative?

Yes. However, the Cash Alternative is expected to be limited to no more than 300 million shares. If the number of shares in respect of which shareholders wish to receive cash exceeds the limit fixed by the Directors, mmO2 will retain discretion as to which shareholders will receive cash. It is intended that individual elections by shareholders who wish to receive cash will be satisfied in full or not at all. Preference will be given to small shareholders in the allocation of cash.

What happens next?

We need shareholder approval for the Proposals before the capital reorganisation can take place. We need your approval both at a Court Meeting and at an Extraordinary General Meeting. Your Board urges you to return the Pink and Blue forms as soon as possible.

What if I do not return any forms?

Your vote is important. The Court and the Board need to be satisfied that the votes cast represent a fair representation of the views of the shareholders of mmO2. If you do not complete and return the enclosed White form (Form of Election), or revoke it and fail to advise mmO2 of your revised choice, you will be deemed to have elected for the Cash Alternative.

What do I do if I am a participant in mmO2 Easyshare or an Employee Share Plan?

You should pay particular attention to paragraphs 3 and 4 of Part 2 of this document and paragraph 11 of Part 3 of this document which explains what documentation you will receive, the effect of the Scheme on the Employee Share Plans and what (if any) action you should take.

How can I get more information on the Proposals?

Additional information on mmO2 and O2 plc is contained in Part 7 of this Scheme Circular. If you wish, you can also obtain a copy of the Listing Particulars of O2 plc, free of charge, by calling the Shareholder Helpline below or from mmO2’s registered office or website (www.mmo2.com).

SHAREHOLDER HELPLINE TELEPHONE NUMBER:
Freephone 0808 100 4102 (+44 1903 702767 if you are calling from outside the UK)

Monday to Friday, 8.30 a.m. to 6.00 p.m. (UK time)

Note: For legal reasons, the Shareholder Helpline will only be able to provide practical information about how to complete the enclosed forms and other information contained in this document and will be unable to give advice on the merits of the Proposals or to provide financial or taxation advice.

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PART 1: LETTER FROM THE CHAIRMAN OF mmO2

Directors: David Arculus David Chance Peter Erskine David Finch Rudolf Gröger Stephen Hodge Patrick Lupo David McGlade Ian Meakins Andrew Sukawaty	Registered Number: 4190833 Registered Office mmO2 plc Wellington Street Slough Berkshire SL1 1YP 12 January 2005

To mmO2 Shareholders and, for information only, to participants in the Employee Share Plans

Dear Shareholder

1.	Introduction

On 17 November 2004, we updated shareholders on our distribution policy, stating that:

“To reflect the Group’s continuing growth in earnings and cash-flow, at the time of the Preliminary Results announcement in May 2005 the Board expects to declare an inaugural final dividend for the current financial year, to be paid in August 2005, following approval by Shareholders at the Annual General Meeting.

Going forward, the Board is committed to implement a policy of regular, sustainable dividends, by reference to the Group’s underlying earnings per share (i.e. before goodwill and UMTS licence amortisation), with a medium-term target payout ratio of 50 per cent. From the beginning of the 2005/06 financial year the Board intends to pay an interim dividend in January and final dividend in August split approximately one-third/two-thirds.

To ensure the Group has sufficient distributable reserves to support this distribution policy, the Group will undertake a corporate reorganisation, through a Court-approved Scheme of Arrangement and reduction of capital. The Scheme will be subject to Shareholder approval at an EGM, expected to become effective before the end of the current financial year.”

This letter provides the details of and the reasons for the Proposals, which will enable the O2 Group to make distributions to Shareholders and implement a sustainable dividend policy. The Proposals involve mmO2 being acquired by a new holding company, O2 plc, with mmO2 Shareholders receiving shares in that new company. Further details on the Proposals (including the conditions to which the Proposals are subject) are set out in this document. The Scheme itself is set out in Part 8 of this document.

As part of the development of its distribution policy, the Board has recognised that mmO2’s large number of very small shareholders cannot sell their holdings without incurring high and disproportionate transaction costs and that they face administrative hurdles which disadvantage them in relation to larger shareholders. A reduction in the number of holders of small numbers of Existing Ordinary Shares would help mitigate the substantial additional administrative costs that would be incurred in making regular dividend payments to our exceptionally large shareholder base. The Board has therefore sought to offer small shareholders the means to realise their holdings in mmO2 cost effectively and at the same time help to reduce the fragmentation of mmO2’s shareholder base.

Under the Scheme you have the option of electing to receive, in exchange for your Existing Ordinary Shares, either New Ordinary Shares or cash consideration under the Cash Alternative, which will be financed principally through a placing in the market of the New Ordinary Shares to which you would otherwise be entitled and as to the balance by loans advanced to O2 by mmO2. The Cash Alternative will be limited by reference to the number of New Ordinary Shares which are eventually placed (which will be decided by the Board but is not expected to be more than 300 million New Ordinary Shares). Any additional demand for the Cash Alternative will be scaled back accordingly. Preference will be given to small shareholders, although mmO2 will retain discretion over the ultimate allocation. Elections for the Cash Alternative may also be declined if, in the Directors’ opinion, manipulation of shareholdings has taken place solely to increase a shareholder’s participation in the cash available under the Cash Alternative. We have enclosed a Form of Election which enables you to let mmO2 know whether you would prefer to receive shares or cash. Those shareholders who do not return a Form of Election by 5.00 p.m. on 9 March 2005 will be deemed to have elected for the Cash Alternative, so we would encourage you to sign, complete and return the Form of Election to Lloyds TSB Registrars in the reply paid envelope to reach them by no later than 5.00 p.m. on 9 March 2005.

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PART 1: LETTER FROM THE CHAIRMAN OF mmO2

Your Board has also reviewed its current ADR programme (which was established at the time of demerger) and NYSE listing. In the light of the diminishing liquidity of mmO2 ADRs and other relevant factors, the Board has concluded that there is no business purpose for the Group to maintain these arrangements after the Proposals are implemented. As a result, your Board has determined not to establish an ADR programme or apply for NYSE listing of the New Ordinary Shares. Given that there will be no sponsored ADR programme or NYSE listing for the New Ordinary Shares, the Board also intends in due course to terminate the Group’s SEC registration and to cease filing reports with the SEC when permitted by applicable SEC regulations to do so. As a mechanism to qualify for SEC deregistration, it is proposed that the O2 Articles will contain temporary powers to limit ownership of the New Ordinary Shares by US Resident Shareholders that in certain circumstances empower the Board to require US Resident Shareholders to sell their New Ordinary Shares.

You should also be aware that the Board intends, for the reasons given above, to terminate the current ADR programme and to delist from the NYSE in the event that the Scheme does not become effective.

The Proposals are important and require your approval at two separate meetings, the Court Meeting and the EGM, both of which are to be held on 14 February 2005.

Your Board unanimously recommends you to vote in favour of the Proposals and urges you to complete, sign and return the Forms of Proxy enclosed with this document as soon as possible but in any event no later than 12 February 2005. Alternatively you may appoint a proxy in accordance with the procedures set out in Part 2 of this document.

2.	Background to and reasons for the Proposals

(a)	Creation of distributable reserves

Since the time of demerger in November 2001 there has been a transformation in mmO2’s operational and financial performance. The Group has delivered strong growth in earnings and cash flow, and has incurred significantly less indebtedness than was originally anticipated. The distribution policy and medium term target pay-out ratio announced last November reflects our strongly held belief that shareholders should benefit directly from this performance and our confidence in the future prospects of our business. However, in order to meet this commitment, certain legacy capital structure issues need to be addressed.

mmO2’s existing capital structure principally comprises a non-distributable reserve which arose on the transfer of the Group companies to mmO2 as part of the demerger steps in November 2001, together with nominal share capital and share premium, and a small deficit on distributable reserves. This could restrict the Group’s ability to pay future dividends. Therefore, as part of a corporate reorganisation designed to create a more efficient capital structure in the Group’s holding company, it is proposed that mmO2 implements a Court-approved scheme of arrangement under section 425 of the Companies Act.

This will result in the creation of a new listed holding company, O2 plc, which will become the parent company of mmO2. The subsequent reduction of capital of O2 will result in the creation of sufficient distributable reserves to enable us to pay the inaugural final dividend in 2005 and to implement a sustainable dividend policy, as announced in our interim results release last November.

(b)	Review of fragmented shareholder base

As part of its development of this distribution policy, the Board has conducted a detailed review of its current ownership structure which is predominantly a legacy of the demerger, after which all BT shareholders held shares in mmO2 in proportion to their shareholdings in BT at that time.

As a result of the demerger in November 2001, the substantial majority of mmO2’s shareholder base by number hold only a small minority of the Existing Ordinary Shares by value. As at 31 December 2004, 1,040,778 shareholders owned between 1 and 600 shares, representing 63.0 per cent. of mmO2’s shareholders by number, but only 3.5 per cent. of mmO2’s issued share capital. This register fragmentation is more acute lower down the register, with 660,489 shareholders holding 350 shares or less, representing 40.0 per cent. of mmO2’s shareholders by number, but only 1.4 per cent. of mmO2’s issued share capital as at that date.

Your Board recognises that small shareholders suffer disadvantages in relation to other shareholders because of the size of their holdings in mmO2. Targeting the cash available under the Proposals at smaller shareholders recognises that these shareholders face significantly higher transactional costs as a percentage of the value of their holdings and also face significant administrative hurdles in trading their holdings. In particular, small shareholders can only deal in certificated holdings and generally only through infrequent or non-existent broking relationships. Smaller shareholders often enter into broking relationships for the purpose of dealing on an infrequent basis, a method which is not as efficient or cost effective as those trading mechanisms used by larger shareholders who deal more frequently and hold their shares in uncertificated form. Your Board has therefore reviewed a number of options

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PART 1: LETTER FROM THE CHAIRMAN OF mmO2

intended to enable small shareholders to receive the value of their shares in mmO2 without incurring the disproportionate transaction and administrative costs they would normally face.

In addition, the cost to mmO2 of servicing such a large base of shareholders is significant and, in the case of small shareholdings, is material relative to the value of these holdings. mmO2 estimates the annual administrative cost of servicing small shareholders will increase by approximately 50 per cent. when O2 commences mailing twice yearly dividend cheques to its shareholders. In many cases it is likely to cost O2 more to send dividend cheques to its small shareholders than the amount of the dividend they are receiving.

Your Board has therefore decided to structure the Scheme so as to offer small shareholders a one-off opportunity to realise their holdings cost effectively while at the same time providing a benefit to all shareholders in the form of administrative cost savings. The Board believes it is justified in making this opportunity available to small shareholders because they face significant transactional and administrative costs as a proportion of the value of their holdings. The Board also believes that an additional payment of 5 pence per share to those whose cash elections are accepted is appropriate in the light of the cost savings which can be achieved by reducing the fragmentation of the shareholder base. However, small shareholders, in the same way as all other shareholders, have the right to retain shares in the O2 Group by electing to receive shares in the new holding company. The cash available under the Proposals is not being directed at larger shareholders since such shareholders do not face the disproportionate transaction and administrative costs that small shareholders face.

(c)	Review of US listing and ADR programme

Prior to the demerger, BT’s shares were listed in London and in New York. As part of the demerger arrangements, it was decided that the shares of the two companies resulting from it should continue to be listed on the London Stock Exchange and the NYSE. Accordingly, a sponsored ADR programme was implemented to enable the Existing Ordinary Shares of mmO2 to be listed and traded on the NYSE in ADR form. As required under US federal securities laws in connection with the NYSE listing, mmO2 also registered its shares with the SEC under the Exchange Act.

Three years on, it is increasingly clear that our ADR programme and NYSE listing are a legacy of our demerger from BT rather than part of our current strategy. mmO2 has neither business operations nor employees in the United States and we have no plan to develop a business presence there. We similarly do not plan to make any acquisitions in the US and have no intention to raise capital or debt funding by accessing the public markets in the US.

The Group has experienced, in the three years since demerger, a decline in trading volumes and in the number of ADRs outstanding. At the time of the demerger in November 2001, shares underlying ADRs represented approximately 2.0 per cent. of the share capital of mmO2 based upon the relative size of BT’s ADR programme, which represented 2.0 per cent. of BT’s shares as at 30 October 2001. At the 31 March 2002 fiscal year end shares underlying mmO2’s ADRs represented 1.76 per cent. of share capital; on 31 March 2003 1.50 per cent.; on 31 March 2004 0.78 per cent.; and on 13 December 2004 0.64 per cent.. Trading of our ADRs on the NYSE has declined from an average daily trading volume of 58,671 during the period 19 November 2001 (mmO2’s first day of trading on the NYSE) to 31 March 2002, the end of mmO2’s fiscal year; to 18,586 in fiscal year 2003; increased to 26,379 in fiscal year 2004; but declined substantially to 10,497 during the period to 20 December 2004 in fiscal year 2005. Over the same period, larger US Shareholders have increasingly traded in mmO2 shares through direct investment in the London market. mmO2 estimates that at 13 December 2004, approximately 0.64 per cent. of our share capital was held by 1,812 registered ADR holders while approximately 7.56 per cent. of our shares were held directly or through nominees by US Resident Shareholders.

Given these declines, the fact that the majority of US Shareholders hold Existing Ordinary Shares directly rather than in ADR form and the lack of an operational connection with the US, your Board does not believe that there is any business need for the Group to maintain an ADR programme or an NYSE listing. Consequently, your Board has determined not to establish an ADR programme or an NYSE listing for the New Ordinary Shares. The mmO2 ADRs will be delisted from the NYSE at the time that the Scheme becomes effective. Furthermore, in the event that the Scheme does not become effective, your Board intends to delist from the NYSE and to terminate the current ADR programme for the reasons described above.

(d)	Implications of SEC registration

In the absence of a sponsored ADR programme or NYSE listing, the Board has concluded that there is no business purpose that would warrant continued registration of the New Ordinary Shares with the SEC. SEC registration requires continued compliance by mmO2 with a regulatory regime that, in many areas, duplicates the compliance, reporting and internal control requirements under the UK regulatory regime. Compliance with the SEC requirements involves significant management resources and results in increased costs that are disproportionate to

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PART 1: LETTER FROM THE CHAIRMAN OF mmO2

any commercial benefit obtained by the Group as a result of its SEC registration and this creates a financial burden that adversely affects all shareholders.

SEC regulations stipulate that de-registration can occur only if the number of US Resident Shareholders, whether holding directly or through nominees, has fallen below 300. Furthermore, the number of US Resident Shareholders in O2 must remain below the 300 limit for a period of 18 months after de-registration, as going above this limit during that period would trigger a new registration requirement. The existence of a relatively small number of US Resident Shareholders therefore creates a disproportionate and duplicative regulatory burden for the Company to the detriment of all shareholders. Accordingly, in order to facilitate the de-registration of the New Ordinary Shares, the O2 Articles will include temporary provisions to limit ownership of the shares by US Resident Shareholders. The Board believes that the temporary provisions in the Articles of O2 are justified in limiting US ownership of New Ordinary Shares in O2 by the disproportionate and duplicative regulatory burden that results from the presence of a limited number of US Resident Shareholders on the register. Other non-US Resident Shareholders do not engender this disproportionate regulatory burden and are therefore not affected by the proposed change in the Articles.

The Board intends that O2 will seek to terminate the registration of its New Ordinary Shares with the SEC, should it be in a position to do so under applicable SEC regulations. However, the timing of any application to de-register has not yet been decided by your Board.

3.	Outline of the Proposals

In order to create distributable reserves, mmO2 will undertake a Court-approved Scheme of Arrangement. Under the Court-approved Scheme, O2 will be introduced as the new holding company of mmO2.

The effect of the Scheme of Arrangement can be illustrated as follows:

Current ownership structure	Proposed ownership structure

*including placees under the Placing and mmO2 Shareholders other than those whose elections for the Cash Alternative are accepted.

(a)	Issue of New Ordinary Shares

As a result of the Scheme, except as provided in sub-paragraph (b) below, mmO2 Shareholders who complete and return a Form of Election in accordance with the instructions printed on it will receive New Ordinary Shares in exchange for the Existing Ordinary Shares they hold at 5.00 p.m. on 9 March 2005, on the following basis:

For every one Existing Ordinary Share            One New Ordinary Share

Application has been made for the New Ordinary Shares to be admitted to the Official List and traded on the London Stock Exchange, in the same way as your Existing Ordinary Shares. No application will be made to list the New Ordinary Shares or any depositary receipts in respect of them on the NYSE.

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PART 1: LETTER FROM THE CHAIRMAN OF mmO2

O2 will not be creating any ADR facility. Accordingly, holders of mmO2 ADRs who elect to do so will receive New Ordinary Shares under the Scheme, which will be registered directly in the names provided by such holders of ADRs. Such holders will not be able to use the CREST settlement system without using the services of an approved CREST Sponsor.

Following the Scheme your Existing Ordinary Shares will cease to exist.

(b)	Cash Alternative

Alternatively, mmO2 Shareholders whose elections to receive the Cash Alternative are accepted will receive the following:

For every one Existing Ordinary Share            Placing Amount plus 5 pence per share

The Cash Alternative will be funded principally through the Placing with investors in the market of the New Ordinary Shares to which mmO2 Shareholders electing for the Cash Alternative would otherwise be entitled. Following the Scheme becoming effective the proceeds of the Placing, together with a payment of 5 pence per Existing Ordinary Share (which will be financed by loans from mmO2 to O2), will be paid to mmO2 Shareholders who have elected for the Cash Alternative and whose elections have been accepted. The Board believes that an additional payment of 5 pence per share to those whose cash elections are accepted is appropriate in the light of the cost savings which can be achieved by reducing the fragmentation of the shareholder base. If, in the event of adverse market conditions, the price at which the relevant New Ordinary Shares can be placed is less than 100 pence per share, O2 will either make up the shortfall such that the amount received per Existing Ordinary Share is not less than 105 pence or, at its election, may terminate the Placing and reject all elections for the Cash Alternative, in which case O2 will issue New Ordinary Shares to those who elected for the Cash Alternative on the basis set out in sub-paragraph (a) above. The price at which the relevant New Ordinary Shares are placed will be set by a bookbuilding process and is expected to be at or as close as practicable to the market price prevailing at that time.

The Cash Alternative will be limited by reference to the number of New Ordinary Shares which are eventually placed (which will be decided by the Board but is not expected to be more than 300 million New Ordinary Shares). If elections for the Cash Alternative are received which exceed this limit, they will be scaled down at the discretion of the Directors. It is expected that any such scaling down will be effected on a basis which ensures that elections by holders of small numbers of Existing Ordinary Shares are met in full. Elections for the Cash Alternative may also be declined if, in the Directors’ opinion, manipulation of shareholdings has taken place solely to increase a shareholder’s participation in the cash available under the Cash Alternative. Should there be a need to scale down elections for the Cash Alternative, elections to receive cash in respect of larger holdings are unlikely to be successful. It is intended that should scaling down of elections for the Cash Alternative be required, elections will only be satisfied in full or not at all. O2 will issue New Ordinary Shares to those whose elections for the Cash Alternative are unsuccessful on the basis set out in sub-paragraph (a) above.

(c)	What happens if no election is made?

If you do not make a valid election using the Form of Election, or revoke it and fail to advise mmO2 of your revised election, you will be deemed to have elected for the Cash Alternative in respect of the Existing Ordinary Shares you hold at 5.00 p.m. on 9 March 2005.

Further details on the Proposals (including the conditions to which the Proposals are subject), are set out in the Explanatory Statement from Cazenove and Merrill Lynch in Part 3 of this document. The Scheme itself is set out in Part 8 of this document.

(d)	O2 Reduction of Capital

Shortly after the Scheme becomes effective, the nominal value of each New Ordinary Share will be reduced from 80 pence to 0.1 pence under a Court-approved capital reduction of O2, so as to create distributable reserves of approximately £6.9 billion. This will allow O2 to put in place the dividend policy described in paragraph 2 above headed “Background to and reasons for the Proposals”.

(e)	New O2 Articles of Association

It is proposed that the O2 Articles should include temporary provisions to limit ownership of the New Ordinary Shares by US Resident Shareholders. Under these provisions, for a period commencing on the date falling three months after the Scheme is effective and ending 18 months after de-registration, the O2 Board will be able, in its absolute discretion, to cause US Resident Shareholders, whether holding directly or through nominees, to sell their New Ordinary Shares. Any exercise by the O2 Directors of this power will result in New Ordinary Shares held by US Resident Shareholders to whom it is applied being sold in the market on their behalf or purchased by O2. The price at which the New Ordinary Shares may be sold pursuant to these provisions may be lower or higher than the amount payable under the Cash Alternative. The Board intends to invoke these provisions, if necessary, at any time

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PART 1: LETTER FROM THE CHAIRMAN OF mmO2

subsequent to three months after effectiveness of the Scheme to bring and maintain the number of US Resident Shareholders below 300. More details on the way in which these provisions would work are set out in Part 3 of this document.

In exercising these powers, the O2 Board is likely to require US Resident Shareholders with smaller holdings of New Ordinary Shares to sell their shares with the result that those US Resident Shareholders, numbering less than 300, retained as shareholders in O2 are likely to be institutional holders with larger holdings.

The timing of any exercise of these powers by O2 Directors, and of the termination of the registration of the New Ordinary Shares under the Exchange Act, has not yet been decided. Prior to the exercise of these powers, O2 will make an announcement to the market.

US Shareholders should consider carefully the different forms of consideration provided under the Scheme in order to select the form that is most suitable for them.

4.	Board of O2

The composition of the board of O2 will be the same as that of the current Board.

5.	Taxation

A guide to the general tax position of Shareholders who are resident or ordinarily resident in the UK is set out in Part 4 of this document. This includes details of the implications for taxation of chargeable gains of successful elections for the Cash Alternative. A guide to the general tax position of US Shareholders is set out in Part 6 of this document.

6.	Employee Share Plans

The effect of the Scheme on participants’ existing entitlements under the Employee Share Plans, and proposals for the future operation of those plans in relation to New Ordinary Shares, are summarised in paragraph 11 of Part 3 of this document. Participants in these plans will be advised separately of the impact of the Scheme on their options and awards.

7.	Current Trading

Prospects for the financial year ending 31 March 2005 are as follows:

O2 UK

The UK market remains intensely competitive, and the migration of the BT own-use customers off O2 UK’s network will put further pressure on subscriber growth in the second half. However O2 UK’s performance through the end of the first half and into the second half has been stronger than expected, in spite of the approximately 30 per cent. cut in termination rates implemented at the beginning of September. Voice and data usage have continued to grow, without being subject to significant yield erosion. The Group therefore expects O2 UK to report net service revenue growth for the full year in the range 12-15 per cent., as we announced on 17 November 2004, compared to the previously guided range of 9-12 per cent..

The Group continues to expect the full-year EBITDA margin in 2004/05 to remain stable, on a like-for-like basis. O2 UK commenced amortisation of its UMTS licence at the start of October, and the charge for the full year is expected to be £57 million.

O2 Germany

For the full-year the Group continues to expect O2 Germany to deliver further strong revenue growth, and to achieve an EBITDA margin in the high teens.

O2 Ireland

For the full-year the Group continues to expect O2 Ireland to report further steady growth of service revenue and EBITDA, and a broadly stable EBITDA margin for the full year.

Capital expenditure

The Group continues to expect capital expenditure for the full year to be in the range £1.3-£1.4 billion. The increase over the previous year mainly reflects higher UMTS investment in the UK. The Group expects to finance capital expenditure for the year from internally generated funds.

Capital expenditure in the full year by O2 Germany is now expected to be slightly higher than last year, reflecting the start of the acceleration of the roll-out of the UMTS network. Airwave’s capital expenditure in the full year is expected to be in line with last year, rather than higher, as previously guided. This reflects the delays in concluding the Fire and Ambulance contracts, for which Airwave had expected to incur capital expenditure in the current financial year.

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PART 1: LETTER FROM THE CHAIRMAN OF mmO2

During the five-year period from April 2004 the Group expects O2 Germany to incur total capital expenditure in the range €3.0 to €3.5 billion, which is €1.0 to €1.5 billion higher than under the previous strategy, and aims to achieve UMTS network quality and population coverage that is competitive with the market leaders. The cash flow impact of the increase in capital expenditure over the five-year period will to a significant extent be offset by a reduction in operating costs, and further revenue growth.

Capital structure

The Group intends to maintain financial ratios consistent with an investment grade credit rating of strong BBB/Baa. At the end of the first half the Group had net debt of £236 million and operating lease commitments of approximately £1.8 billion. Following the recently completed renewal and re-pricing of its banking facilities, the Group now has a £1.0 billion revolving credit facility, maturing in October 2009, which represents a reduction of £825 million in its overall bank facilities.

The Board will continue to review the company’s balance sheet, in the light of the medium-term capital requirements of the business and its commitment to investment grade credit status.

Recent developments

From 30 September 2004, to the date of this document, trading has been in line with the full year outlook noted above. Trends in revenues and costs since 30 September have been consistent with the half year to 30 September delivering anticipated customer numbers and margins. The Board believes, based on our performance in the year to date, that the O2 Group will report financial performance for the current financial year in line with that stated above under the headings “O2 UK”, “O2 Germany”, “O2 Ireland” and “Capital expenditure” and is well placed to continue to develop its business in line with its strategy.

The current trading statement above, which has not changed from that given in the outlook section of the interim results announcement made on 17 November 2004, can be interpreted under the Listing Rules as a forecast that full year EBITDA before exceptional items for the Group for the financial year ending 31 March 2005 will be materially higher than for the financial year ended 31 March 2004. The Directors confirm this forecast, which is reported on in Section C of Part 7 of this document.

8.	Further Information

Notices convening the Court Meeting and the EGM are set out in Parts 9 and 10 of this document. The remainder of this document contains important information to help you decide how to vote. Please do not just rely on the summary information contained in this letter.

Additional information on mmO2 and O2 is contained in Part 7 of this document. If you wish, you can also obtain a copy of the Listing Particulars of O2, free of charge, by calling the Shareholder Helpline on telephone number freephone 0808 100 4102 (or +44 1903 702767 from outside the UK), or from mmO2’s registered office or website (www.mmo2.com).

9.	Overseas Shareholders

Further information for Overseas Shareholders in contained in paragraph 13 of Part 3 of this document.

US Resident Shareholders and holders of mmO2 ADSs should refer to Part 6 of this document which contains further important information regarding the Proposals which is relevant to them.

10.	Approval of the Proposals

In order to enable O2 to make distributions to Shareholders, we need shareholder approval for the Scheme of Arrangement. We need your approval both at a shareholder meeting convened by the Court and at the EGM. The Scheme also requires the sanction of the High Court.

Notices of the Court Meeting and the EGM are set out in Parts 9 and 10 of this document.

At the Court Meeting, voting will be by poll and not by a show of hands. A poll means that each mmO2 Shareholder (or his or her proxy) who is entitled to be present and to vote has one vote for every share which he or she holds or represents. The Scheme must be approved at the Court Meeting by a majority in number representing three-quarters in nominal value of the Existing Ordinary Shares held by those present and voting, in person or by proxy. In addition, the O2 Reduction of Capital also requires the confirmation of the High Court.

11.	Action to be Taken

You are being asked to approve the Scheme. It is very important that you use your vote in order that the High Court and the Board can be satisfied that the votes cast constitute a fair representation of the views of the mmO2 Shareholders. In addition, certain ancillary matters relating to the Scheme require approval at the EGM.

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PART 1: LETTER FROM THE CHAIRMAN OF mmO2

Participants in mmO2 Easyshare should refer to Part 2 of this document which contains details of voting procedures for mmO2 Easyshare shares.

With this document you will find two Forms of Proxy, a PINK one for the Court Meeting and a BLUE one for the EGM, which are the meetings at which your Board will ask you to approve the Proposals. Your votes count. Please ensure you complete, sign and return both Forms of Proxy to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA as soon as possible but, in any event, so as to be received no later than 9.30 a.m. and 9.45 a.m. on 12 February 2005 for the Court Meeting and the EGM respectively. You should return the Forms of Proxy by post (faxes will not be accepted). In the case of the Court Meeting, the PINK form can also be handed to the Chairman at the meeting. Further details of voting procedures are contained in Part 2 of this document.

Alternatively, if you hold your Existing Ordinary Shares in uncertificated form (i.e. in CREST) you may vote using the CREST Proxy Voting Service in accordance with the procedures set out in the CREST Manual (please also refer to the accompanying notes for the Notice of EGM set out in Part 10 of this document). Proxies submitted via CREST for the Court Meeting must be transmitted so as to be received by Lloyds TSB Registrars (under CREST participant ID 7RA01) not later than 9.30 a.m. on 12 February 2005. Proxies submitted via CREST for the EGM must be transmitted so as to be received by Lloyds TSB Registrars (under CREST participant ID 7RA01) by 9.45 a.m. on 12 February 2005.

The Court Meeting and the EGM will be held on 14 February 2005 at 9.30 a.m. and 9.45 a.m. respectively at The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London, SW1P 3EE.

In addition, shareholders have been sent a Form of Election (participants in mmO2 Easyshare have been sent a Form of Instruction). You should use this Form of Election and/or Form of Instruction to elect between receiving the Cash Alternative or New Ordinary Shares as set out above. Shareholders wishing to elect for one of the choices should place a cross in and sign the relevant boxes on the Form of Election and/or Form of Instruction accompanying this document and return it to mmO2’s Registrars in the reply paid envelope to be received by not later than 5.00 p.m. on 9 March 2005.

We would therefore encourage you to sign, complete and return the Form of Election and/or Form of Instruction to mmO2’s Registrars in the reply paid envelope to reach them by no later than by 5.00 p.m. on 9 March 2005.

If you have any questions about the Proposals or any doubt as to how to sign and complete the Forms of Proxy (or submitting your proxies electronically), the Form of Election or Form of Instruction, please call the Shareholder Helpline on telephone number freephone 0808 100 4102 (or +44 1903 702767 from outside the UK) open from 8.30 a.m. to 6.00 p.m. Monday to Friday (UK time). For legal reasons the helpline will not be able to provide advice on the merits of the Proposals or to provide financial or taxation advice.

12.	Recommendation

The Board of mmO2 considers the terms of the Proposals to be fair and reasonable to Shareholders as a whole. In reaching that conclusion the Board has received financial advice from Cazenove and Merrill Lynch who support it in its conclusion. In providing their financial advice, Cazenove and Merrill Lynch have relied on the Board’s commercial assessment of the Proposals.

The Board considers the Proposals to be in the best interests of the Shareholders as a whole. Accordingly your Board unanimously recommends you to vote in favour of the resolutions to be proposed at the Court Meeting and the EGM, as the Directors intend to vote in respect of their beneficial holdings, which as at 7 January 2005 (the latest practicable date prior to the publication of this document) amount in total to 3,024,553 Existing Ordinary Shares, representing approximately 0.035 per cent. of the issued share capital of mmO2.

Yours faithfully

David Arculus
Chairman

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PART 2: VOTING INFORMATION

This section provides information for mmO2 Shareholders and participants in the mmO2 Employee Share Plans in connection with the Court Meeting and EGM. If you hold your Existing Ordinary Shares in a PEP or ISA you should consult your plan manager.

1.	The Meetings

Two meetings will be held on 14 February 2005:

(a)	a Court Meeting, the notice for which is set out in Part 9 of this document; and

(b)	an EGM, the notice for which is set out in Part 10 of this document.

Both meetings will be held at The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London SW1P 3EE. The Court Meeting will commence promptly at 9.30 a.m. and the EGM at 9.45 a.m. (or as soon thereafter as the Court Meeting concludes or is adjourned).

The Court Meeting is a meeting of mmO2 Shareholders convened by the Court as part of the procedure for approving the Proposals described in this document. mmO2 Shareholders are being asked to approve the Scheme, details of which are contained in the Explanatory Statement in Part 3 of this document.

The EGM will follow immediately after the Court Meeting. Shareholders are being asked to vote on three resolutions, including a resolution in connection with the Scheme and the O2 Reduction of Capital, details of which are contained in the Explanatory Statement in Part 3 of this document. The Scheme itself is set out in Part 8 of this document.

2.	Information for mmO2 Shareholders

You have the right to attend, speak and vote at the Court Meeting and the EGM (or, if you are not attending the meetings, to appoint someone else as your “proxy” to vote and speak on your behalf) if you are on mmO2’s register of members at 6.00 p.m. on 12 February 2005. If either meeting is adjourned, only those on the mmO2 register of members at 6.00 p.m. on the day two days immediately preceding the date fixed for such adjourned meeting are entitled to attend, speak and vote or to appoint a proxy.

The number of shares you hold as at the above register deadline will determine how many votes you or your proxy will have in the event of a poll.

If you are not coming to the meetings

You may appoint a proxy – someone who will attend the meetings on your behalf and vote in the event of a poll – by completing and returning the accompanying Forms of Proxy or, in the case of participants in mmO2 Easyshare, the accompanying Voting Forms (see paragraph 3 below which sets out more information on mmO2 Easyshare). For your convenience the appointment of the Chairman as your proxy has already been included but you may choose someone else to be your proxy by putting in your preferred choice in the box provided. A proxy need not be a shareholder of mmO2.

You will have been sent two Forms of Proxy, a PINK one for the Court Meeting and a BLUE one for the EGM. Before completing the Forms of Proxy, please read the explanatory notes on the forms.

Electronic proxy voting

If you hold your Existing Ordinary Shares in uncertificated form (i.e., in CREST) you may vote using the CREST Proxy Voting Service in accordance with the procedures set out in the CREST Manual (please also refer to the accompanying notes for the Notice of EGM set out in Part 10 of this document). Proxies submitted via CREST for the Court Meeting must be transmitted so as to be received by Lloyds TSB Registrars (under CREST participant ID 7RA01) not later than 9.30 a.m. on 12 February 2005.

Proxies submitted via CREST for the EGM must be transmitted so as to be received by Lloyds TSB Registrars (under CREST participant ID 7RA01) not later than 9.45 a.m. on 12 February 2005.

You may if you wish register the appointment of a proxy electronically, by logging on to the website at www.sharevote.co.uk. Full details of the procedure are given on that website. You are also referred to paragraph 10 of Part 7 of this document which sets out further information on this internet proxy appointment and voting instruction service. The voting instructions must be received by Lloyds TSB Registrars not later than 9.30 a.m. and 9.45 a.m. on 12 February 2005 for the Court Meeting and the EGM respectively. You will need to have your Form of Proxy to hand when you log on as it has information which is required in the process.

Posting details

Please return your Forms of Proxy to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 6DA so as to be received not later than 9.30 a.m. on 12 February 2005 (for the Court Meeting) and 9.45 a.m. on 12 February 2005 (for the EGM) by post (faxes will not be accepted). However, in the case of the Court Meeting, the PINK form can also be handed to the Chairman at the meeting. Returning the Forms of Proxy will not prevent you from attending in person and voting at the meetings. In the event of a poll on which an mmO2 Shareholder votes in person, any proxy votes lodged with the Registrars by that mmO2 Shareholder will be excluded.

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PART 2: VOTING INFORMATION

Joint Shareholders

All joint mmO2 Shareholders may attend and speak at the meetings or appoint a proxy. If more than one joint mmO2 Shareholder votes or appoints a proxy, the only vote or appointment which will count is the vote or appointment of the first mmO2 Shareholder listed on the register of members.

If you have any questions relating to the completion and return of the Forms of Proxy or submitting your proxies electronically please call the Shareholder Helpline on telephone number freephone 0808 100 4102 (or +44 1903 702767 from outside the UK) open from 8.30 a.m. to 6.00 p.m. Monday to Friday (UK time). Please note that for legal reasons the helpline will not be able to provide advice on the merits of the Proposals or to provide financial or taxation advice.

3.	mmO2 Easyshare

Participants in mmO2 Easyshare will find enclosed with this document two Voting Forms, a PINK one for the Court Meeting and a BLUE one for the EGM, which are the meetings at which your Board will ask you to approve the Proposals.

The Court Meeting and the EGM will be held on 14 February 2005 at 9.30 a.m. and 9.45 a.m. respectively at The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London, SW1P 3EE.

mmO2 Easyshare participants are able to speak and vote their Easyshare shares at the meetings but should note that, because these shares are held through a nominee, Lloyds TSB Registrars Corporate Nominee Limited (“NomineeCo”), attendance will be as a corporate representative of NomineeCo. Attendance at the meetings will be taken as acceptance of this arrangement. This also applies to joint holders, who may attend and speak at the meeting in the same capacity, but only one of them may vote.

If you are not attending the meetings, NomineeCo has agreed that you (or any other person named with you on the Voting Forms) may use the enclosed Voting Forms to instruct NomineeCo on how you wish to vote the shares held by them on your behalf. You can, if you wish, instruct NomineeCo electronically on how you wish your votes to be cast, by following the information given below. Under the terms of Easyshare, your voting instructions or electronic instructions must be received by Lloyds TSB Registrars not later than 9.30 a.m. and 9.45 a.m. on 12 February 2005 for the Court Meeting and the EGM respectively.

Your votes count. Please ensure you complete, sign and return both Voting Forms to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA as soon as possible but, in any event, so as to be received no later than 9.30 a.m. and 9.45 a.m. on 12 February 2005 for the Court Meeting and the EGM respectively. You should return the Voting Forms by post (faxes will not be accepted). In the case of the Court Meeting, the PINK card can also be handed to the Chairman at the meeting.

All joint participants in mmO2 Easyshare may attend and speak at the meetings or appoint a proxy. If more than one joint participant votes or appoints a proxy, the only vote or appointment which will count is the vote or appointment of the first participant listed on the mmO2 Easyshare nominee’s register of participants.

Electronic Voting

You may if you wish instruct the Easyshare Trustees electronically, by logging on to the website www.sharevote.co.uk. Full details of the procedure are given on that website. The voting instructions must be received by Lloyds TSB Registrars not later than 9.30 a.m. and 9.45 a.m. on 12 February 2005 for the Court Meeting and the EGM respectively. You will need to have the Voting Forms to hand when you log on as they have information which is required in the process.

Participants in Easyshare who are also shareholders

Where it has been possible to combine records, participants who are also shareholders have been sent, a combined Voting Form and only one copy of this document. You may have received separate sets of documents as it was not possible to combine your records. Any participants who now wish to stop the additional mailings by combining their records should contact Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6AU.

If you have any doubt as to how to sign and complete the Voting Forms, please call the Shareholder Helpline on telephone number freephone 0808 100 4102 (or +44 1903 702767 from outside the UK) open from 8.30 a.m. to 6.00 p.m. Monday to Friday (UK time). For legal reasons the helpline will not be able to provide advice on the merits of the Proposals or to provide financial or taxation advice.

4.	Information for participants in the Employee Share Plans

Participants in the Share Ownership Plans will have the opportunity to give voting directions to the trustees which hold their Existing Ordinary Shares under these plans and will have been sent appropriate documentation to complete and return (in accordance with the instructions printed thereon) in order to instruct the trustee how to vote. Participants in the mmO2 Share Ownership Plan can also give their voting instructions electronically by logging on to the website at www.sharevote.co.uk. Full details of the procedure are given on that website. You are also referred to paragraph 10 of Part 7 of this document which sets out further information on this internet proxy appointment and voting instruction service. The voting instructions must be received by the trustee not later than 9.30 a.m. and 9.45 a.m. on 11 February 2005 for the Court Meeting and the EGM respectively. You will need to have your Form of Direction to hand when you log on as it has information which is required in the process. Participants in other Employee Share Plans will not have a right to give voting directions. Participation in the Employee Share Plans does not confer a right to attend the Court Meeting or EGM.

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PART 3: EXPLANATORY STATEMENT FROM CAZENOVE &
CO. LTD AND MERRILL LYNCH INTERNATIONAL

To mmO2 Shareholders and, for information only, to participants in the Employee Share Plans

12 January 2005

Dear Shareholder

Recommended Proposals to enable the O2 Group to make distributions to Shareholders

1.	Introduction

Your attention is drawn to the Chairman’s letter in Part 1 of this document, which outlines the reasons for the Proposals and contains the recommendation of your Board. The Chairman’s letter forms part of this Explanatory Statement.

2.	Description of the Scheme

Under the Court-approved scheme of arrangement, made pursuant to section 425 of the Companies Act, O2 will be introduced as the new holding company of mmO2. O2 will acquire mmO2 in exchange for the issue by O2 of New Ordinary Shares and the payment of cash consideration under the Cash Alternative. The Cash Alternative will be funded principally through the placing, pursuant to the Placing Agreement, with investors in the market of the New Ordinary Shares to which mmO2 Shareholders electing for the Cash Alternative would otherwise be entitled and will be limited by reference to the number of New Ordinary Shares which are eventually placed pursuant to the Placing Agreement (which will be decided by the Board but is not expected to be more than 300 million New Ordinary Shares).

Except as provided below, mmO2 Shareholders who are on the register of mmO2 at the Scheme Record Time, which is expected to be 5.00 p.m. on 9 March 2005, will receive the following:

For every one Existing Ordinary Share          One New Ordinary Share

Alternatively, mmO2 Shareholders whose elections to receive the Cash Alternative are accepted will receive the following:

For every one Existing Ordinary Share          Placing Amount plus 5 pence

All mmO2 Shareholders will be deemed to have elected to receive the Cash Alternative unless they elect, by completing and returning a Form of Election in accordance with the instructions printed thereon, to receive New Ordinary Shares in respect of all Existing Ordinary Shares held as at the Scheme Record Time.

The Cash Alternative will be funded principally through the placing with investors in the market of the New Ordinary Shares to which mmO2 Shareholders electing for the Cash Alternative would otherwise be entitled. Following the Scheme becoming effective the proceeds of the Placing, together with a payment of 5 pence per Existing Ordinary Share (which will be financed by loans from mmO2 to O2), will be paid to mmO2 Shareholders who have elected for the Cash Alternative and whose elections have been accepted. If, in the event of adverse market conditions, the price at which the relevant New Ordinary Shares can be placed is less than 100 pence per share, O2 will either make up the shortfall such that the amount received per Existing Ordinary Share is not less than 105 pence or, at its election, may terminate the Placing and reject all elections for the Cash Alternative in which case O2 will issue New Ordinary Shares on the basis set out above to those who elected for the Cash Alternative.

The Cash Alternative will be limited by reference to the number of New Ordinary Shares which are eventually placed pursuant to the Placing Agreement (which will be decided by the Board but is not expected to be more than 300 million New Ordinary Shares). If elections for the Cash Alternative are received which exceed this limit, they will be scaled down at the discretion of the Directors. It is expected that any such scaling down will be effected on a basis which ensures that elections by holders of small numbers of Existing Ordinary Shares are met in full. Elections for the Cash Alternative may also be declined if, in the Directors’ opinion, manipulation of shareholdings has taken place solely to increase a shareholder’s participation in the cash available under the Cash Alternative. Should there be a need to scale down elections for the Cash Alternative, elections to receive cash in respect of larger holdings are unlikely to be successful. It is intended that should scaling down of elections for the Cash Alternative be required, elections will only be satisfied in full or not at all. O2 will issue New Ordinary Shares to those whose elections for the Cash Alternative are unsuccessful on the basis set out above.

As a result of the Scheme, O2 will become the new holding company of mmO2 and the issued ordinary share capital of O2 will be owned by former mmO2 Shareholders (other than those whose elections to receive cash under the Cash Alternative are accepted) and subscribers for the New Ordinary Shares pursuant to the Placing.

After the Scheme and the O2 Reduction of Capital become effective, the New Ordinary Shares will carry rights equivalent to the Existing Ordinary Shares in all material respects including their dividend, voting and other rights but will be subject to the provisions of the O2 Articles referred to in paragraph 12 below.

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PART 3: EXPLANATORY STATEMENT FROM CAZENOVE & CO. LTD AND
MERRILL LYNCH INTERNATIONAL

mmO2 Shareholders whose holdings of Existing Ordinary Shares are registered in CREST will automatically have their New Ordinary Shares credited to their CREST account, while mmO2 Shareholders whose holdings are in certificated form will receive share certificates.

All those receiving New Ordinary Shares under the Scheme will be subject to the provisions of the O2 Articles described in paragraph 12 below.

Certificates, listing and other information

It is expected that definitive share certificates in respect of the New Ordinary Shares will be despatched to mmO2 Shareholders who hold their shares in certificated form by 1 April 2005.

Application has been made for the New Ordinary Shares to be admitted to the Official List and to trading on the London Stock Exchange’s market for listed securities, with dealings in the New Ordinary Shares issued pursuant to the Scheme expected to commence on 14 March 2005. O2 will apply for the New Ordinary Shares to be admitted to CREST with effect from Admission.

O2 will not be creating an ADR facility. Accordingly, holders of mmO2 ADRs will receive either cash or New Ordinary Shares under the Scheme. The New Ordinary Shares will be registered in the names provided by the holders of ADRs as notified to mmO2 by the ADS Depositary. No application will be made to list the New Ordinary Shares on the New York Stock Exchange.

3.	O2 Reduction of Capital

The O2 Reduction of Capital will be implemented to increase the level of reserves available for distribution to shareholders of O2. Under the O2 Reduction of Capital, the capital of O2 will be reduced so as to create distributable reserves of approximately £6.9 billion by decreasing the nominal amount of each New Ordinary Share from 80 pence to 0.1 pence. The shareholders of O2 have already resolved, conditional on the New Ordinary Shares being issued pursuant to the Scheme, to reduce the capital so issued. The O2 Reduction of Capital will also require the confirmation of the Court and, if so confirmed, will result in the creation of sufficient distributable reserves to enable O2, amongst other things, to pay the inaugural final dividend in 2005 and to implement a sustainable dividend policy, as announced in the interim results release last November. As set out in the Chairman’s letter in Part 1 of this document, the Directors consider it desirable and in the interests of Shareholders to create a more efficient capital structure in the Group’s holding company to enable O2 to have the flexibility to make future distributions to Shareholders.

4.	Conditions of the Proposals

(a)	Conditions of the Scheme

Implementation of the Scheme is conditional upon the following:

(i)
the approval of the Scheme by a majority in number representing 75 per cent. by nominal value of the holdings of the Existing Ordinary Shares present and voting either in person or by proxy at the Court Meeting;

(ii)	the passing of the necessary special resolution to give effect to the Scheme at the EGM;

(iii)	the sanction of the Scheme, and the confirmation of the reduction of capital of mmO2 which comprises part of the Scheme, by the Court;

(iv)
the grant by the UK Listing Authority of permission for the whole of the ordinary share capital of O2 to be admitted to the Official List subject only to allotment, and such permission not being withdrawn prior to the Scheme Effective Date; and

(v)	the registration by the Registrar of Companies of an office copy of the Initial Court Order sanctioning the Scheme and the Final Court Order confirming the reduction of capital of mmO2.

(b)	Conditions of the O2 Reduction of Capital

Implementation of the O2 Reduction of Capital is conditional upon the following:

(i)	the Scheme becoming effective and being fully implemented;

(ii)	the confirmation of the O2 Reduction of Capital by the Court; and

(iii)	the registration by the Registrar of Companies of an office copy of the Court Order confirming the O2 Reduction of Capital.

5.	Timetable

The Court Hearing to sanction the Scheme is expected to be held on 10 March 2005. mmO2 Shareholders will have the right to attend the Court Hearing to support or oppose the Scheme and to appear in person or be represented by Counsel.

The Court Hearing to confirm the O2 Reduction of Capital is expected to be held on 15 March 2005. mmO2 Shareholders will have the right to attend the Court Hearing to support or oppose the O2 Reduction of Capital and to appear in person or be represented by Counsel.

The Scheme will only become implemented in full when an office copy of both the Initial Court Order sanctioning the Scheme and the Final Court Order confirming the related reduction of capital of mmO2 are registered by the Registrar of Companies. The O2 Reduction of Capital will only become effective when an office copy of the Court Order confirming the O2 Reduction of Capital is registered by the Registrar of Companies.

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PART 3: EXPLANATORY STATEMENT FROM CAZENOVE & CO. LTD AND
                MERRILL LYNCH INTERNATIONAL

Assuming that the conditions set out in paragraph 4 above are satisfied, the Scheme is expected to become effective on 14 March 2005 and the O2 Reduction of Capital on 16 March 2005. The dates and times set out in this document are based on mmO2’s current expectation and may be subject to change. However, if the Scheme has not become effective by 30 June 2005 (or such later date as mmO2 and O2 may agree and the Court may allow), it will lapse and neither the Scheme nor the O2 Reduction of Capital will proceed.

It is expected that Existing Ordinary Shares will cease to be traded on the London Stock Exchange at the close of business on 11 March 2005. It is anticipated that the New Ordinary Shares will be admitted to the Official List and commence trading on the London Stock Exchange at 8.00 a.m. on 14 March 2005.

It is expected that the mmO2 ADSs will cease to be traded on the NYSE at close of business on 10 March 2005.

6.	Modifications to the Scheme

The Scheme contains a provision for mmO2 and O2 jointly to consent, on behalf of all concerned, to any modification of, or addition or condition to, the Scheme which the Court may think fit to approve or impose. The Court would be unlikely to approve or impose any modification of, or addition or condition to, the Scheme which might be material to the interests of mmO2 Shareholders unless mmO2 Shareholders were informed of any such modification, addition or condition. It would be a matter for the Court to decide, in its discretion, whether or not a further meeting of mmO2 Shareholders should be held. Similarly, if a modification, addition or condition is put forward which, in the opinion of the Directors, is of such a nature or importance as to require the consent of mmO2 Shareholders at a further meeting, the Directors will not take the necessary steps to enable the Scheme to become effective unless and until such consent is obtained.

7.	United Kingdom Taxation

In summary, the Directors have been advised, in respect of mmO2 Shareholders resident or, in the case of individuals, resident and ordinarily resident in and only in the United Kingdom for tax purposes holding their shares beneficially and as an investment, that:

(a)
to the extent that an mmO2 Shareholder’s Existing Ordinary Shares are cancelled in return for the issue to such mmO2 Shareholder of New Ordinary Shares, that should generally not be treated as a disposal by the mmO2 Shareholder for the purposes of United Kingdom taxation of chargeable gains (“CGT”);

(b)
to the extent that an mmO2 Shareholder’s Existing Ordinary Shares are cancelled in return for a payment of cash by O2, that would generally be treated as a disposal by the mmO2 Shareholder which may give rise to a liability to CGT; and

(c)	the payment of any dividend on the New Ordinary Shares in the hands of an O2 Shareholder would generally be treated in the same way as any other dividend paid by O2.

The subsequent disposal of New Ordinary Shares may give rise to a liability to CGT for O2 Shareholders.

Further information on UK taxation is set out in Part 4 of this document and it is important that you read this. Information on US taxation is set out in Part 6.

Shareholders who are in any doubt as to their tax position or who are subject to tax in a jurisdiction other than the United Kingdom should consult their professional adviser.

8.	Business, Directors and Employees

With effect from the Scheme Effective Date, the composition of the board of O2 will be the same as that of the current Board and is set out in paragraph 4 of Section A of Part 7 of this document.

No changes are contemplated in the operations of the O2 Group in terms of business, management or staff as a consequence of the Proposals or any element thereof and the rights of the management and employees of mmO2, including existing conditions of service and pension rights, will be fully safeguarded.

9.	Directors’ Interests

The interests of the Directors in the share capital of mmO2 are set out in paragraph 5 of Section B of Part 7 of this document.

Details of Directors’ service agreements are set out in paragraph 6 of Section B of Part 7 of this document. The total emoluments receivable by each of the Directors will not be varied as a result of the Proposals.

The effect of the Proposals on the interests of the Directors does not differ from its effect on the like interests of other persons.

10.	Financial Assistance

mmO2 will make certain loans to O2 in order to finance the payments to be made to Shareholders under the Scheme. Following the Scheme becoming effective, mmO2 will pay all costs incurred by O2, mmO2 or any of mmO2’s subsidiaries in connection with the Scheme. The making of such loans and the payment of these costs by mmO2 is to be approved within the Scheme in order to ensure compliance with Section 151 of the Companies Act.

11.	Employee Share Plans

(a)	Effect of the Scheme on the Employee Share Plans

(i)	Introduction

Participants in the Employee Share Plans will be advised of the impact of the Scheme on their options and awards. A general summary is set out below.

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PART 3: EXPLANATORY STATEMENT FROM CAZENOVE & CO. LTD AND
MERRILL LYNCH INTERNATIONAL

As the purpose and effect of the Scheme is to create a new holding company for mmO2, the Board and the Remuneration Committee have sought, to the extent possible, to ensure that participants’ rights under the Employee Share Plans are rolled over into equivalent rights relating to New Ordinary Shares if the Scheme becomes effective.

(ii)	Sharesave Plans

The Sharesave Plans comprise three separate plans, being plans for UK and Irish employees (which have tax-favoured status as a result of approval by tax authorities in the UK and Ireland) and the mmO2 International Sharesave Plan in which German employees participate. In accordance with the rules of the plan for UK employees (the mmO2 Sharesave Plan), participants will not be entitled to exercise their options in connection with the Scheme, and their options will be rolled over into options of equivalent value over New Ordinary Shares if the Scheme becomes effective. The new options will continue to be subject to the rules of the plan and will be treated as if they had been granted on the same date as the options for which they are exchanged.

In accordance with the rules of the mmO2 Sharesave Sub Plan for Irish Employees and the mmO2 International Sharesave Plan, participants may elect to roll over their options on the basis described above. Alternatively, participants under these two plans will be entitled to exercise their options (and acquire Existing Ordinary Shares) within six months from the date on which the Scheme is sanctioned. Where options are exercised on this basis, the number of Existing Ordinary Shares available for acquisition will be restricted to those which can be purchased with the proceeds of their monthly savings contract at the date of exercise. Existing Ordinary Shares which are issued on the exercise of options after the Scheme has become effective will be automatically acquired by O2 in consideration for an issue of New Ordinary Shares on the same terms as the Scheme by virtue of the proposed amendment to the mmO2 Articles as set out in paragraph (C) of resolution 1 of the Notice of Extraordinary General Meeting set out in Part 10 of this document.

(iii)	Executive Share Portfolio

The Executive Share Portfolio comprises four elements: deferred equity, performance shares, restricted shares and share options. All outstanding awards of Existing Ordinary Shares under these plans will be automatically rolled over into equivalent awards over New Ordinary Shares if the Scheme becomes effective.

(iv)	Share Ownership Plans

Existing Ordinary Shares are currently held on trust for participants in the Share Ownership Plans, and qualify for favourable tax treatment (as a result of approval by tax authorities in the UK and Ireland) if they are retained within the plans for certain minimum periods. Participants will be entitled to receive New Ordinary Shares, or elect for the Cash Alternative, in respect of their holdings under each plan. Any election for the Cash Alternative in respect of a plan holding would be accepted or rejected on the basis described in paragraph 2 of this Part 3. Unless a participant’s election for the Cash Alternative is accepted (in which case the cash entitlement would be paid to the participant subject to applicable tax deductions), all Existing Ordinary Shares held under the Share Ownership Plans will be replaced by New Ordinary Shares if the Scheme becomes effective. The trustees of the Share Ownership Plans will continue to hold such New Ordinary Shares on behalf of participants until the normal release dates.

(v)	Legacy Option Plan

Options were granted under the Legacy Option Plan to replace options over BT shares granted under BT executive share option plans at the time of mmO2’s demerger from BT. All options under the Legacy Option Plan are now exercisable and will be automatically rolled over into options of equivalent value over New Ordinary Shares if the Scheme becomes effective. No further options will be granted under this plan.

(vi)	Options and awards relating to mmO2 ADSs

Certain options and awards under the Executive Share Portfolio and the Legacy Option Plan have been granted over mmO2 ADSs. In view of the proposed termination of the ADR programme (as described in paragraph 2 of Part 6 of this document), options and awards over mmO2 ADSs will be rolled over into options and awards of equivalent value over New Ordinary Shares if the Scheme becomes effective.

(b)	Proposed amendments to certain Employee Share Plans

Subject to shareholder approval of resolution 2 in the Notice of Extraordinary General Meeting set out in Part 10 of this document, and, where relevant, Inland Revenue approval, the terms of certain of the Employee Share Plans will be amended so that all references to Existing Ordinary Shares (and other relevant references) are changed to New Ordinary Shares. These amendments are designed to enable the plans to be operated in relation to New Ordinary Shares for the remainder of each plan’s life. The Remuneration Committee has concluded that this approach is preferable to setting up new plans specifically in consequence of the introduction of O2 as a new holding company. For certain plans, this approach requires the approval of the Inland Revenue and the Irish Revenue Commissioners. Although O2 expects such approval to be granted, O2 will, if such approval is not granted, establish new plans mirroring those of the original plans, which will be operated only for the remainder of the original plan’s life. The name of each Employee Share Plan is currently prefaced by “mmO2”. Subject to the Scheme becoming effective, the name of each plan will be changed so as to be prefaced by “O2”.

It is proposed that the Board make similar changes to those plans where shareholder approval is not required.

A summary of the Employee Share Plans as they will be operated after the Scheme becomes effective is set out in paragraph 6 of Part 7 of this document.

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PART 3: EXPLANATORY STATEMENT FROM CAZENOVE & CO. LTD AND
                MERRILL LYNCH INTERNATIONAL

12.	Articles of Association

The O2 Articles are substantially the same as the current mmO2 Articles, but with one significant change. For a period commencing on the date falling three months after the Scheme Effective Date and ending 18 months after de-registration of the New Ordinary Shares under the Exchange Act, the O2 Directors may require any Shareholder whom they reasonably believe to be a US Resident Shareholder to sell his or her shareholding, and if such person fails to do so, O2 may sell it on his or her behalf or purchase the New Ordinary Shares itself.

As explained in Part 6 of this document the Existing Ordinary Shares are currently registered with the SEC under the Exchange Act and the Existing Ordinary Shares and ADSs representing them are listed on the NYSE. mmO2 intends to terminate the ADR programme for the Existing Ordinary Shares and to terminate the listing of the ADSs and the Existing Ordinary Shares on the NYSE. O2 will not establish a new ADR programme for the New Ordinary Shares or list them on the NYSE. As explained in the Chairman’s Letter in Part 1 of this document, without an ADR programme or NYSE listing, O2 also intends to terminate its registration of the New Ordinary Shares with the SEC in due course, although the timing of such de-registration has not yet been decided. Following SEC de-registration, O2 will no longer be subject to SEC reporting requirements or other SEC or NYSE requirements.

SEC regulations require the number of US Resident Shareholders to be below 300 in order for O2 to de-register from the SEC. The O2 Directors intend to exercise the powers conferred by the provisions of the O2 Articles described above to the extent necessary to ensure that the number of US Resident Shareholders falls below this number. Under SEC regulations, O2 would further be required to re-register the New Ordinary Shares with the SEC if the number of US Resident Shareholders exceeds 300 within a period of 18 months following de-registration. As such, O2 intends to exercise the powers described above as necessary to maintain the number of US Resident Shareholders below 300 for this 18-month period.

Consequently, for a period commencing on the date falling three months after the Scheme is effective and ending 18 months after de-registration, the O2 Board will be able, in its absolute discretion, to cause US Resident Shareholders, whether holding directly or through nominees, to sell their New Ordinary Shares. Any exercise by the O2 Directors of this power will result in New Ordinary Shares held by US Resident Shareholders to whom it is applied being sold in the market on their behalf or purchased by O2. The O2 Directors will use reasonable endeavours to ensure that the price at which such shares are sold is not less than the then current market price of such shares. However, the price at which the New Ordinary Shares may be sold may be lower or higher than the amount payable under the Cash Alternative.

In exercising these powers, the O2 Board is likely to require US Resident Shareholders with smaller holdings of New Ordinary Shares to sell their shares with the result that those US Resident Shareholders, numbering less than 300, retained as shareholders in O2 are likely to be institutional holders with larger holdings.

The timing of any exercise of these powers by O2 Directors, and of the termination of the registration of the New Ordinary Shares under the Exchange Act, has not yet been decided.

US Shareholders should consider carefully the different forms of consideration provided under the Scheme in order to select the form that is most suitable for them.

The O2 Articles will also set out the rights attaching to the New Ordinary Shares and the redeemable preference shares of £1 each (which facilitate the Proposals and which are not being distributed to Shareholders). The O2 Articles will also include a number of minor differences to reflect the deletion of provisions made redundant by virtue of the Proposals. Further details of the O2 Articles and the principal differences between the O2 Articles and the mmO2 Articles are set out in Part 5 of this document.

The O2 Directors reserve the right to amend the O2 Articles prior to effectiveness of the Scheme so as to remove the compulsory sale powers described above if, for any reason, they decide inclusion of such provisions is not in the best interests of the O2 Group and provided that such amendment is not materially adverse to the interests of mmO2 Shareholders.

13.	Overseas Shareholders

The implications of the Proposals for Overseas Shareholders may be affected by the laws of relevant jurisdictions.

Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each Overseas Shareholder to satisfy himself or herself as to the full observance of the laws of any relevant jurisdiction in connection with the Proposals, including the obtaining of any governmental, exchange control or other consents which may be required and/or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

This document has been prepared for the purposes of complying with English law and the rules of the UK Listing Authority and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY, NOR SHALL THERE BE ANY SALE, ISSUANCE OR TRANSFER OF THE SECURITIES REFERRED TO IN THIS DOCUMENT IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.

Overseas Shareholders should consult their own professional advisers with respect to the consequences of the Proposals in their particular circumstances. Holders of mmO2 ADSs and US Shareholders should refer to Part 6 of this document which contains further important information relevant to such holders.

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PART 3: EXPLANATORY STATEMENT FROM CAZENOVE & CO. LTD AND
MERRILL LYNCH INTERNATIONAL

14.	PEPs and ISAs

mmO2 Shareholders who hold Existing Ordinary Shares in general or single company PEPs or in ISAs are advised that the New Ordinary Shares should be qualifying investments for such PEPs and should be qualifying investments for the stocks and shares components of ISAs (subject to the terms and conditions of your PEP or ISA). Your PEP and/or ISA Manager will be able to provide further details.

mmO2 Shareholders who hold their Existing Ordinary Shares in neither a PEP nor an ISA are advised that the New Ordinary Shares which they will receive should be eligible for inclusion in the stocks and shares component of an ISA (subject to the terms and conditions of the ISA).

15.	US Shareholders (including holders of mmO2 ADSs)

Holders of mmO2 ADSs and US Shareholders should refer to Part 6 of this document which contains further important information relevant to such holders.

16.	Listing, Settlement and Dealings

Application has been made to the UK Listing Authority for the New Ordinary Shares to be admitted to the Official List and to the London Stock Exchange for such shares to be admitted to trading on the market for listed securities of the London Stock Exchange. The last day of dealings in Existing Ordinary Shares is expected to be 11 March 2005. The last time for registration of transfers of Existing Ordinary Shares is expected to be at 5.00 p.m. on 9 March 2005. It is expected that dealings in New Ordinary Shares issued under the Scheme will commence at 8.00 a.m. on 14 March 2005. If the Scheme is implemented, it is intended that the listing of the Existing Ordinary Shares on the London Stock Exchange will be cancelled at the same time.

No application is intended to be made for the New Ordinary Shares to be admitted to listing or dealing on any other exchange. In particular, neither the New Ordinary Shares nor ADSs representing them will be listed on the New York Stock Exchange. Dealings in the mmO2 ADSs on the NYSE are expected to cease at close of business on 10 March 2005.

Further New Ordinary Shares will be issued on completion of the Placing or if the Placing does not proceed. The timing of admission of these New Ordinary Shares to the Official List and the commencement of dealings in them will depend upon the timing of the Placing. O2 will announce whether the Placing has taken place and, if so, the results of it, and that announcement will contain details of the timing of the Admission of and commencement of dealings in such shares.

(a)	New Ordinary Shares in certificated form

mmO2 Shareholders who hold their Existing Ordinary Shares in certificated form at the Scheme Record Time will receive their New Ordinary Shares, where relevant, in certificated form.

Certificates for such New Ordinary Shares are expected to be despatched by 1 April 2005 (or within 14 days of any alternative Scheme Effective Date) to mmO2 Shareholders who are on the register of mmO2 at the Scheme Record Time. In the case of joint holders, certificates will be despatched to the person whose name appears first in the register or in accordance with any special instructions received. Pending receipt of certificates, transfers will be certified against O2’s register.

As from the Scheme Effective Date, existing certificates representing holdings of Existing Ordinary Shares will cease to be valid and should be destroyed.

(b)	New Ordinary Shares in CREST

mmO2 Shareholders who hold their Existing Ordinary Shares in CREST at the Scheme Record Time will receive New Ordinary Shares in uncertificated form. It is expected that New Ordinary Shares will be credited to the CREST account of the mmO2 Shareholders concerned on 14 March 2005.

O2 reserves the right to issue New Ordinary Shares to all O2 Shareholders in certificated form if, for any reason, it wishes to do so.

Existing Ordinary Shares held in uncertificated form will be disabled in CREST after the Scheme Record Time.

(c)	Cash Alternative

(i)
mmO2 Shareholders whose elections to receive the Cash Alternative are accepted and who hold their Existing Ordinary Shares in certificated form will have the cash consideration to which they are entitled paid by cheque which it is expected will be sent by no later than 1 April 2005 to the address appearing on the mmO2 register of members. The cheque will be made payable to the person whose name appears first on the register.

(ii)
mmO2 Shareholders whose elections to receive the Cash Alternative are accepted and who hold their Existing Ordinary Shares in uncertificated form will have the cash consideration to which they are entitled paid by means of CREST by O2 procuring the making of a CREST payment obligation in favour of the mmO2 Shareholders’ payment banks in respect of the cash consideration due in accordance with the CREST assured payment arrangements. It is expected that such payment will be credited to the relevant CREST account not later than 1 April 2005.

O2 reserves the right to issue cheques instead of crediting CREST accounts if, for any reason, it wishes to do so.

(d)	ADSs

Holders of mmO2 ADSs should refer to Part 6 of this document which contains important information relevant to such holders.

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PART 3: EXPLANATORY STATEMENT FROM CAZENOVE & CO. LTD AND
                 MERRILL LYNCH INTERNATIONAL

(e)	General

If prior to the date when the Scheme becomes effective Existing Ordinary Shares are transferred by any mmO2 Shareholder to another person, then such person will, if the Scheme becomes effective, become bound by it.

All mandates relating to payment of dividends on Existing Ordinary Shares, and all instructions given to mmO2 in relation to notices and other communications in force at the Scheme Record Time will, unless and until revoked or varied, be deemed as from the Scheme Effective Date to be valid and effective mandates and instructions to O2 in relation to the corresponding holdings of New Ordinary Shares.

All certificates and cheques will be sent by pre-paid first class post at the risk of the person entitled thereto.

If the New Ordinary Shares are consolidated or subdivided or (as is expected pursuant to the O2 Reduction of Capital) if the nominal value of such shares is reduced prior to the despatch of any certificates, such certificates shall relate to the New Ordinary Shares, as so consolidated, subdivided and/or reduced.

17.	mmO2 Shareholder Meetings

The Scheme requires the approval of mmO2 Shareholders at the Court Meeting and, for its implementation, at the EGM. The Scheme also requires the sanction of the Court.

The O2 Directors are authorised to implement the O2 Reduction of Capital only if mmO2 Shareholders pass the special resolution which will be proposed at the EGM to approve the same (details of which are set out in the notice of EGM set out in Part 10 of this document). Accordingly, mmO2 Shareholders will not be required separately to approve the O2 Reduction of Capital once they have become shareholders of O2 pursuant to the Scheme.

Notices of both the Court Meeting and the EGM are set out in Parts 9 and 10 respectively of this document.

(a)	Court Meeting

The Court Meeting, which is being held at the direction of the Court, has been convened for 9.30 a.m. on 14 February 2005 to enable mmO2 Shareholders to consider and, if thought fit, to approve the Scheme.

At the Court Meeting, voting will be by a poll and each mmO2 Shareholder entitled to attend and who is present in person or by proxy will be entitled to one vote for each Existing Ordinary Share held. The Scheme must be approved at the Court Meeting by a majority in number representing 75 per cent. in nominal amount of the Existing Ordinary Share(s) held by those present and voting in person or by proxy.

In order that the Court and the Board can be satisfied that the votes cast consist of a fair representation of the views of mmO2 Shareholders, it is important that as many votes as possible are cast at the Court Meeting.

(b)	EGM

The EGM is being convened for 9.45 a.m. (or as soon thereafter as the Court Meeting has finished or been adjourned) on 14 February 2005 to enable mmO2 Shareholders to consider and, if thought fit, to approve the special resolution to give effect to the Proposals and certain other matters.

All holders of Existing Ordinary Shares are entitled to attend and vote at this meeting. When voting on the resolution to be proposed at this meeting, each mmO2 Shareholder who is present in person or by proxy will, on a show of hands, have one vote and, on a poll, have one vote for each share held.

The special resolution is to approve:

•	the Scheme;

•
the reclassification of the Existing Ordinary Shares into Ordinary A Shares and Ordinary B Shares by reference to accepted elections to receive the Cash Alternative and/or New Ordinary Shares under the Scheme;

•	the cancellation of the Existing Ordinary Shares;

•	the creation of the ordinary shares in mmO2 to be issued to O2 and/or its nominees;

•	the allotment of such ordinary shares in mmO2 by the Directors (including pursuant to the Scheme);

•	amendments to the mmO2 Articles; and

•	the O2 Reduction of Capital.

The amendments to mmO2’s Articles will ensure that any mmO2 Ordinary Shares to be issued upon the exercise of options under the Employee Share Plans, or otherwise between the date of the passing of the resolution and prior to the confirmation by the Court of the reduction of capital provided for under the Scheme, will be subject to the Scheme. Any Existing Ordinary Shares issued to any person other than O2 after the Scheme Effective Date will be automatically exchanged for New Ordinary Shares on the basis of one New Ordinary Share for each Existing Ordinary Share or, following a variation in the share capital of either mmO2 or O2 (other than the O2 Reduction of Capital) or such other event as the Directors consider fair and reasonable, on such adjusted terms as O2 may determine. This will avoid any person other than O2 and its nominees holding Existing Ordinary Shares after dealings in such shares have ceased on the London Stock Exchange (which will occur at the close of business on the Business Day before the Scheme Effective Date).

The majority required for the passing of the special resolution is not less than 75 per cent. of the votes cast.

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PART 3: EXPLANATORY STATEMENT FROM CAZENOVE & CO. LTD AND
MERRILL LYNCH INTERNATIONAL

Shareholder approval is also being sought at the EGM for the following ordinary resolutions:

•	that the rules of the Employee Share Plans be amended in the manner described in paragraph 11(b) above; and

•	that Patrick Lupo be elected as a Director of mmO2.

Under the mmO2 Articles, any director appointed by the Board automatically retires at the first General Meeting after their appointment at which meeting they can be elected by the shareholders as a director. Patrick Lupo was appointed to the Board on 10 August 2004 and accordingly is standing for election at the EGM. Mr Lupo was previously Chief Executive and then Executive Chairman of DHL Worldwide Express. He is currently a non-Executive Director of Hilton Group and was also, until March 2003, a non-Executive Director of WH Smith. Patrick Lupo held a number of senior positions at DHL Airways and DHL Worldwide Express between 1984 and 2001, where he was instrumental in establishing it as the global market leader in international express and logistics.

Voting information is set out in Part 2 of this document.

18.	Action to be Taken

Part 2 of this document provides important voting information. The Proposals are subject to the approval of mmO2 Shareholders and it is important that you use your votes at each of the Court Meeting and the EGM.

Participants in mmO2 Easyshare should refer to Part 2 of this document which contains details of voting procedures for mmO2 Easyshare shares.

Apart from completing and returning the Forms of Proxy and Form of Election, mmO2 Shareholders need take no further action. You may, if you wish, register the appointment of a proxy for both the Court Meeting and the EGM electronically. Please refer to Part 2 of this document which contains details of the electronic proxy voting procedure.

If you have any questions relating to the completion and return of the Forms of Proxy or submitting your proxies electronically please call the Shareholder Helpline on telephone number freephone 0808 100 4102 (or +44 1903 702767 from outside the UK) open from 8.30 a.m. to 6.00 p.m. Monday to Friday (UK time). Please note that for legal reasons the helpline will not be able to provide advice on the merits of the Proposals or to provide financial or taxation advice.

19.	Further Information

Your attention is drawn to the recommendation of the Directors set out in Part 1 of this document.

The Scheme is set out in full in Part 8 of this document and additional information is set out in Part 7 of this document.

O2 has prepared Listing Particulars in relation to the New Ordinary Shares and has delivered them for registration to the Registrar of Companies in England and Wales. The Listing Particulars are available, free of charge, from mmO2’s registered office and mmO2’s website (www.mmo2.com) and via the Shareholder Helpline and will be available for inspection only during normal business hours at the Document Viewing Facility at the Financial Services Authority, 25 The North Colonnade, Canary Wharf, London E14 5HS. Copies of the current memorandum and articles of association of mmO2 and O2 respectively can be inspected at mmO2’s registered office at Wellington Street, Slough, Berkshire, SL1 1YP and at the offices of Shearman & Sterling (London) LLP at Broadgate West, 9 Appold Street, London EC2A 2AP during usual business hours from the date of this document to the date of the meetings, 14 February 2005.

Copies of the amended articles of association of mmO2 will also be available on the day of the meetings at The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London SW1P 3EE, where the meetings are being held.

Yours faithfully,

Edmund Byers	Mark Astaire
Managing Director	Managing Director

Cazenove & Co. Ltd	Merrill Lynch International

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PART 4: UK TAXATION

The following comments are intended as a general guide only and are based on current UK legislation and Inland Revenue practice as at the date of this document, both of which are subject to change, possibly with retrospective effect. Save where otherwise provided, these comments deal only with the position of Shareholders who are resident and, in the case of individuals, ordinarily resident in and only in the United Kingdom for tax purposes, who are the beneficial owners of their Existing Ordinary Shares and who hold their Existing Ordinary Shares as a capital investment. They do not deal with the position of certain other classes of Shareholders, such as dealers in securities.

If you are resident or otherwise subject to tax outside the United Kingdom, you should consult your own professional advisers on the possible application of taxation laws in such other country. If you are in any doubt about the potential tax consequences of the Scheme or of holding or disposing of the New Ordinary Shares you should consult your own professional adviser immediately.

1.	Reclassification of the Existing Ordinary Shares

As part of the Scheme and for purely technical reasons, the Existing Ordinary Shares will be reclassified into two classes of shares shortly after the Scheme is sanctioned by the Court and before the reduction of capital of mmO2 provided for under the Scheme becomes effective. Such reclassification will be based on the elections made (or deemed to be made) by mmO2 Shareholders under the Scheme and the extent to which such elections (or deemed elections) are (subject to completion of the Placing) accepted by the Directors. Existing Ordinary Shares will be reclassified into two separate classes: Ordinary A Shares (representing those shares in respect of which an election or deemed election for the Cash Alternative has (subject to completion of the Placing) been accepted) and Ordinary B Shares (representing all other shares). This reclassification will not affect mmO2 Shareholders’ rights in respect of their holding in mmO2 in any way and Shareholders will not receive share certificates for the Ordinary A Shares or Ordinary B Shares nor will they be required to do anything in respect of the reclassification. Further details of this reclassification are set out in Part 8 of this document.

The reclassification of your Existing Ordinary Shares into Ordinary A Shares and/or Ordinary B Shares (together, the “Reclassified Shares”) as a result of your elections (or deemed elections) to receive cash or New Ordinary Shares, and mmO2’s provisional acceptance of those elections, should be treated as a reorganisation for the purposes of taxation of chargeable gains (“CGT”). Accordingly, for those purposes you should not be treated as making a disposal of your Existing Ordinary Shares as a result of the reclassification, and the Reclassified Shares issued to you should be treated as the same asset (and as having been acquired at the same time) as your Existing Ordinary Shares.

The aggregate base cost of the Existing Ordinary Shares will be allocated to the Reclassified Shares on the basis of their respective market values, which should be taken to be the amount of cash payable by O2 in respect of the Ordinary A Shares and the quoted price of the New Ordinary Shares on the first day of trading of those shares in respect of the Ordinary B Shares.

2.	The Scheme

(a)	Issue of New Ordinary Shares

The cancellation of your Ordinary B Shares (which will result from the reclassification of Existing Ordinary Shares) and the issue to you of New Ordinary Shares should be treated as a reorganisation for the purposes of CGT. Accordingly, for those purposes you should not be treated as making a disposal of the Ordinary B Shares as a result of the cancellation, and the New Ordinary Shares issued to you should be treated as the same asset (and as having been acquired at the same time) as the cancelled Ordinary B Shares.

Clearance has been obtained from the Inland Revenue under section 138 of the Taxation of Chargeable Gains Act 1992 that the Scheme has been effected for bona fide commercial reasons and does not form part of a scheme or arrangements of which the main purpose, or one of the main purposes, is the avoidance of a liability to capital gains tax or corporation tax. Clearance has also been obtained under Section 215(2) of the Income and Corporation Taxes Act 1988 (“ICTA”) that the issue of New Ordinary Shares should not be treated as an income receipt for the holders of Ordinary B Shares.

In the event that the O2 Directors decide to terminate the Placing, the comments in this paragraph 2(a) should also apply to the cancellation of Ordinary A Shares in consideration for the issue of New Ordinary Shares.

(b)	Cash Alternative

The cancellation of your Ordinary A Shares (which will result from the reclassification of Existing Ordinary Shares) and the payment of cash to you under the Cash Alternative should be treated as a disposal of your Ordinary A Shares for the purposes of CGT and may, depending on your circumstances, give rise to a chargeable gain or an allowable loss for you, subject to the availability of any reliefs or exemptions. Any such

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PART 4: UK TAXATION

gain will be subject to indexation allowance in respect of periods of ownership up to April 1998 and taper relief thereafter if you are an individual holder or subject to indexation allowance for your entire period of ownership if you are a corporate holder.

If you are neither resident nor ordinarily resident in the UK, but you carry on a trade or profession in the UK through a branch, agency or permanent establishment to which the Ordinary A Shares are attributable, you may be subject to CGT on cancellation of your Ordinary A Shares.

Individuals who are temporarily non-UK resident may, in certain circumstances, be subject to CGT in respect of gains realised whilst they are not resident in the UK.

The cancellation of your Ordinary A Shares and the payment to you of cash under the Cash Alternative should not be treated as an income distribution and, on that basis, will not carry a tax credit.

Clearance has been obtained under Section 215(2) and Section 707 ICTA in respect of the payment of cash such that the payment should not be treated as income for tax purposes.

In the event that the O2 Directors decide to terminate the Placing, the comments in this paragraph 2(b) should not be applicable and the consequences for holders of Ordinary A Shares should be as described in paragraph 2(a) above.

3.	Dividends on your New Ordinary Shares

No amounts in respect of tax will be withheld at source from dividends paid to you by O2.

If you are an individual and you receive a dividend, you will be entitled to a tax credit equal to one-ninth of the amount of the dividend received. You will be subject to income tax on the aggregate of the dividend and the related tax credit, which will be regarded as the top slice of your income. The tax credit will, however, satisfy in full your resultant tax liability if you are liable to income tax at the lower or basic rate. If you are liable to income tax at the higher rate the tax rate applicable to the aggregate of the dividend and related tax credit will be 32.5 per cent., giving an effective tax rate of 25 per cent. of the net cash dividend received. There will be no repayment to you of the tax credit or any part of it in any circumstances.

If you are a corporate holder of New Ordinary Shares and you receive a dividend, you will not be taxable on the receipt of that dividend but will also not be entitled to the repayment of any tax credit with respect to that dividend.

UK-exempt approved pension funds and charities will not be liable to income tax or corporation tax on dividends received by them from O2 and will not be entitled to claim a refund of all or part of the tax credits in respect of those dividends.

Non-UK resident Shareholders will not generally be able to claim repayment from the Inland Revenue of any part of the tax credit attaching to the dividends paid by O2. A Shareholder resident outside the United Kingdom may also be subject to overseas taxation on dividend income under local law. A Shareholder who is not resident in the United Kingdom for tax purposes should consult his own tax adviser concerning his tax liabilities on dividends received from O2.

4.	Disposal of your New Ordinary Shares

A subsequent disposal of New Ordinary Shares may, depending on your personal circumstances, give rise to a liability to CGT.

If you are neither resident nor ordinarily resident in the UK, but you carry on a trade or profession in the UK through a branch, agency or permanent establishment to which the New Ordinary Shares are attributable, you may be subject to CGT on disposal of your New Ordinary Shares.

Individuals who are temporarily non-UK resident may, in certain circumstances, be subject to CGT in respect of gains realised whilst they are not resident in the UK.

5.	Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No liability to stamp duty or SDRT will generally arise on the reclassification of the Existing Ordinary Shares into Ordinary A Shares and Ordinary B Shares, or on either the allotment and issue of New Ordinary Shares or the payment of cash under the Cash Alternative by O2 to you.

6.	Shareholders who hold their Existing Ordinary Shares in PEPs and ISAs

If you hold your Existing Ordinary Shares in a PEP or an ISA you should note that the New Ordinary Shares should qualify for inclusion in a PEP or in the stocks and shares component of an ISA.

If you do not currently hold your Existing Ordinary Shares in a PEP or an ISA you should note that the New Ordinary Shares should qualify for inclusion in the stocks and shares component of an ISA.

If you are in any doubt as to your tax position or if you require more detailed information than that outlined above, you should consult an appropriate professional adviser immediately.

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PART 5:	SUMMARY OF THE PRINCIPAL DIFFERENCES BETWEEN THE O2 ARTICLES AND THE mmO2 ARTICLES

The principal differences between the existing mmO2 Articles and the O2 Articles are explained below. Copies of the O2 Articles and the mmO2 Articles will be available for inspection as set out in paragraph 15 of Part 7. A copy of the mmO2 Articles (including the amendments proposed to be made at the EGM) will be made available during, and for at least 30 minutes prior to, the Court Meeting and the EGM.

1.	A new Article 88 will be included in the O2 Articles that states the following:

“88. Limitations on shareholdings by US Holders

88.1	Purpose and interpretation

(i)
The purpose of this article is to restrict the number of US Holders who hold or have an interest in shares of any class in the capital of O2, so as to enable the Company to suspend its obligations under the US Securities Exchange Act of 1934 and to prevent any such obligations from arising again in the future.

(ii)	For the purpose of this article:

(A)
interest, in relation to shares, means any interest which would be taken into account in determining for the purposes of Part VI of the Companies Act whether a person has a notifiable interest in a share (including any interest which he would be taken as having for those purposes) and interested shall be construed accordingly;

(B)
Relevant Shares means shares in O2 (including, without limitation, shares now or at any time represented by American Depositary Shares) which are held by US Holders in any manner described in Rule 12g3-2(a)(1) of the US Securities Exchange Act of 1934 (including directly or through or as nominee) or which are deemed pursuant to this article to be so held;

(C)
Required Disposal means in relation to any Relevant Shares a disposal or disposals of such shares or interests therein (including, without limitation, a purchase of such shares by O2 for cancellation or to be held in treasury) which will result in such shares ceasing to be Relevant Shares;

(D)	Register of US Holders means the register to be maintained in accordance with article 88.5;

(E)
Scheme means the scheme of arrangement of mmO2 dated 12 January 2005 under section 425 of the Companies Act between mmO2 and the holders of Scheme Shares (as defined in the Scheme), in its original form or with or subject to any modification, addition or condition approved or imposed by the Court;

(F)
US Holder means (I) persons resident in the US who hold shares in O2 (including, without limitation, shares now or at any time represented by American Depositary Shares) in any manner described in Rule 12g3-2(a)(1) of the US Securities Exchange Act of 1934 (including directly or through or as nominee) and (II) persons who appear, at any time, to the Board to fall within sub-paragraph (I) of this definition of US Holder; and

(G)	US means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

88.2	Disclosure notices

(i)
The Board may by notice in writing require any shareholder or other person appearing to be interested or appearing to have been interested in the shares in the Company to disclose to O2 in writing such information as the Board shall require relating to the ownership of or interests in the shares in question as lies within the knowledge of such shareholder or other person (supported if the Board so requires by a statutory declaration and/or by independent evidence) including (without prejudice to the generality of the foregoing) any information which O2 is entitled to seek pursuant to section 212 of the Companies Act and any information which the Board shall deem necessary or desirable in order to determine whether any shares are Relevant Shares.

(ii)
Whether or not a notice pursuant to article 88.3(i) has been given, the Board may by notice in writing require any shareholder or other person appearing to be interested or appearing to have been interested in shares in O2 to show to the satisfaction of the Board that the shares in question are not Relevant Shares. Any person on whom such a notice has been served and any other person who is interested in such shares may within 14 days (or such longer period as the Board may consider reasonable) make representations to the Board as to why such shares should not be treated as Relevant Shares but if, after considering such representations and such other information as seems to them relevant, the Board believes such shares to

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PART 5: SUMMARY OF THE PRINCIPAL DIFFERENCES BETWEEN THE
O2 ARTICLES AND THE mmO2 ARTICLES

be Relevant Shares, the Board may determine that such shares shall be deemed to be Relevant Shares and they shall thereupon be treated as such for all purposes of this article.

(iii)
The Board may give a notice pursuant to article 88.3(i) or (ii) or both of them at any time and the Board may give one or more than one such notice to the same shareholder or other person in respect of the same shares.

88.3	Notification obligation

Each shareholder shall notify O2 immediately upon becoming aware that any shares in which he is interested: (i) is or has become a Relevant Share; or (ii) has ceased to be a Relevant Share.

88.4	Register of US Holders

(i)
The Board shall maintain, in addition to the Register, a Register of US Holders, in which there shall be entered particulars of any shares which are or have been declared to be Relevant Shares. The particulars entered on the Register of US Holders in respect of any share shall comprise, in addition to the name of the holder, the name of any US Holder interested or who appears to the Board to be interested in such share and such information as has been supplied to the Board pursuant to article 88.3(i) or (ii) or otherwise or, if no such information has been supplied, such information as the Board considers appropriate.

(ii)
The Board shall remove from the Register of US Holders particulars of any share if there has been furnished to it a declaration (in such form as the Board may from time to time prescribe) by the holder of such share, together with such other evidence as the Board may require, that satisfies the Board that such share is no longer a Relevant Share.

88.5	Required Disposal

(i)
The Board may at any time after the date falling three months after the effective date of the Scheme give notice to the holder of any Relevant Shares and, if it so chooses, to any other person appearing to it to be interested in such Relevant Shares calling for a Required Disposal of some or all of the Relevant Shares held by him to be made within 21 days or such longer period as the Board considers reasonable. The Board may extend the period in which any such notice is required to be complied with and may withdraw any such notice (whether before or after the expiration of the period referred to) if it appears to it that the shares to which the notice relates are not or are no longer Relevant Shares or in any other circumstances the Board sees fit. If the Board is not satisfied that a Required Disposal has been made by the expiry of the 21 day period (as may be extended), no transfer of any of the Relevant Shares to which the notice relates may be made or registered other than a transfer made pursuant to article 88.6(ii).

(ii)
If a notice given under article 88.6(i) above has not been complied with in all respects to the satisfaction of the Board or withdrawn, the Board may, so far as it is able, make a Required Disposal (or procure that a Required Disposal is made) and if it does so shall give written notice of such disposal to those persons on whom the notice was served. The holder of the shares duly disposed of and all other persons interested in such shares shall be deemed irrevocably and unconditionally to have authorised the Board to make such Required Disposal. The manner, timing and terms of any such Required Disposal made or sought to be made by the Board (including but not limited to the price or prices at which the same is made and the extent to which assurance is obtained that no transferee is or would become a US Holder) shall be such as the Board determines (based on advice from bankers, brokers, or other persons the Board considers appropriate to be consulted by it for the purpose) to be reasonably obtainable having regard to all the circumstances, including but not limited to the number of shares to be disposed of and any requirement that the disposal be made without delay; and the Board shall not be liable to any person (whether or not a US Holder) for any of the consequences of reliance on such advice. In the case of a purchase of Relevant Shares by O2 in order to effect a Required Disposal, the price paid shall be not less than the best price reasonably obtainable for a sale of such shares in the market at the time of each purchase as determined by the Board based on advice from brokers, bankers or other persons the Board considers appropriate to be consulted by it for this purpose.

(iii)	For the purpose of effecting any Required Disposal, the Board may:

(A)	authorise in writing any officer or employee of O2 to execute any necessary transfer or other instrument on behalf of any holder; and/or

(B)	convert any share from uncertificated form to certificated form,

and may enter the name of the transferee in the Register in respect of the transferred shares notwithstanding the absence of any share certificate and may issue a new certificate to the transferee and an instrument of transfer executed by any officer or employee of O2 so authorised by the Board shall be as

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PART 5: SUMMARY OF THE PRINCIPAL DIFFERENCES BETWEEN THE
O2 ARTICLES AND THE mmO2 ARTICLES

effective as if it has been executed by the holder of the transferred shares and the title of the transferee shall not be affected by any irregularity or invalidity in the proceedings relating to the sale. The proceeds of the Required Disposal shall be received by O2 or such other person appointed by O2 whose receipt shall be a good discharge for the purchase money and shall be paid (without any interest being payable in respect of it and after deduction of any expenses incurred by the Board in the sale) to the former holder (or, in the case of joint holders, the first of them named in the Register) upon surrender by him or on his behalf to O2 for cancellation of any certificate in respect of the transferred shares.

88.6	Miscellaneous

(i)
Nothing in this article shall be construed to require the Board to assume that any person is a US Holder unless the information contained in the Register, the registers kept by the Company under Part VI of the Companies Act or in the Register of US Holders appears to the Board to indicate to the contrary or the Board has reason to believe otherwise, in which circumstances the Board shall make enquiries in good faith to discover whether any person is a US Holder.

(ii)
The Board shall not be obliged to give any notice otherwise required under this article to any person if it does not know either his identity or his address. The absence of such a notice in those circumstances and any accidental error in or failure to give any notice to any person to whom notice is required to be given under this article shall not prevent the implementation of, or invalidate, any procedure under this article.

(iii)
Save as otherwise provided in this article, and save in so far as they permit O2 not to give notice to persons whose registered address is outside the United Kingdom, the provisions of these articles applying to the giving of notice of meetings to shareholders shall apply to the giving of any notice required by this article. Any notice required by this article to be given to a person who is not a shareholder, or who is a shareholder whose registered address is not within the United Kingdom and who has not given to O2 an address within the United Kingdom at which notices may be given to him, shall be deemed validly served if it is sent through the post in a pre-paid envelope addressed to that person at the address (or, if more than one, at one of the addresses), if any, at which the Board believes him to be resident or carrying on business or to his last known address as shown in the Register. The notice shall in such a case be deemed to have been given on the third day following that on which the envelope containing the same is posted. Proof that the envelope was properly addressed, pre-paid and posted shall be conclusive evidence that the notice was given.

(iv)
Any resolution or determination of, or decision or exercise of any discretion or power by, the Board or any director or by the chairman of any meeting under or pursuant to the provisions of this article (including without prejudice to the generality of the foregoing as to what constitutes enquiries made in good faith or as to the manner, timing and terms of any Required Disposal made by the Board under article 88.5 above) shall be final and conclusive; and any disposal or transfer made, or other thing done, by or on behalf of, or on the authority of, the Board or any director pursuant to the foregoing provisions of this article shall be conclusive and binding on all persons concerned and shall not be open to challenge, whether as to its validity or otherwise on any ground whatsoever. The Board shall not be required to give any reasons for any decision, determination or declaration taken or made in accordance with this article.

(v)	Nothing in this article shall be construed so as to constitute a separate class of US Holders.

(vi)	This article shall apply notwithstanding any provision in any other of these articles which is inconsistent with or contrary to it.”

(vii) This article shall cease to apply on the date falling 18 months after the date on which shares in O2 have ceased to be registered under the US Securities Act of 1934, as amended.

2.	The mmO2 Articles require directors appointed by the Board to automatically retire at the next general meeting after their appointment. The O2 Articles will require directors appointed by the Board to retire at the next annual general meeting after their appointment at which time they can be elected by the Shareholders as a director.

3.	The O2 Articles reflect changes necessary as a result of the Board’s decision to terminate the mmO2 ADR programme and provisions in the articles which would otherwise be redundant as a result of this termination have been deleted.

4.	The O2 Articles do not include provisions equivalent to those relating to the Deferred Shares in mmO2 (see Part 7 of this document).

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PART 6: FURTHER INFORMATION FOR US SHAREHOLDERS

This part contains further information for US Shareholders.

1.     Expected timetable of principal events for holders of mmO2 ADSs

2005
Voting materials, ADS Letter of Transmittal and notice of termination of ADR programme for Existing Ordinary Shares mailed to registered holders of mmO2 ADSs	Commencing on 12 January
Record date for voting materials, ADS Letter of Transmittal and notice of termination of ADR programme for Existing Ordinary Shares to be mailed to registered holders of mmO2 ADSs	24 January
Latest time for holders of mmO2 ADSs to provide voting instructions to the ADS Depositary for the Court Meeting and the EGM	3.00 p.m. New York time on 9 February
Court Meeting and EGM	9.30 a.m. London time & 9.45 a.m. London time on 14 February
Record date for ADS Letter of Transmittal relating to the Scheme to be mailed to new registered holders of mmO2 ADSs	16 February
Latest time to submit ADS Letter of Transmittal to ADS Depositary(iv)	2.00 p.m. New York time on 4 March
Scheme Record Time(i)	5.00 p.m. London time on 9 March
Court Hearing of the petition to sanction the Scheme	10 March
Last time for dealings in Existing Ordinary Shares on the NYSE(i)	Close of business New York time on 10 March
Last day of dealings in Existing Ordinary Shares on the London Stock Exchange(iv)	11 March
Termination of ADR programme for Existing Ordinary Shares(ii)	11 March
Scheme Effective Date(i)	14 March
Dealings in New Ordinary Shares commence on the London Stock Exchange(ii)(v)	8.00 a.m. London time on 14 March
Court Hearing of the petition to confirm the O2 Reduction of Capital(ii)	15 March
O2 Reduction of Capital becomes effective(iii)	16 March
Share certificates for New Ordinary Shares mailed to holders of mmO2 ADSs	By 1 April
Cheques in payment of accepted cash elections under the Cash Alternative mailed	Within 10 Business Days of receipt of funds by the ADS Depositary

Notes
(i)	These dates are indicative only and will depend, amongst other things, on the date on which the Court sanctions the Scheme.
(ii)	These dates are indicative only and will depend, amongst other things, on the date on which the Scheme becomes effective.
(iii)	This date will depend, amongst other things, on the date on which the Scheme becomes effective and the date on which the Court confirms the O2 Reduction of Capital.
(iv)	Brokers & beneficial holders will receive notice of the corporate action via RIPS and elect via ATOPS (DTC systems).
(v)
The New Ordinary Shares which are placed pursuant to the Placing Agreement or issued to holders of Existing Ordinary Shares in circumstances where the Placing does not proceed will be issued, and dealings in them will commence, upon completion or termination of the Placing.

The dates given in this Part 6 are based on mmO2’s current expectations and may be subject to change.

If you hold mmO2 ADSs and have any questions about how to vote on the Proposals or how to make an election, please call the US Information Agent:

INNISFREE M&A INCORPORATED
US Shareholders Call Toll-free: 1-888-750-5834
Banks and Brokers May Call Collect: 1-212-750-5833:

Note: For legal reasons, the US Information Agent will only be able to provide practical information about how to vote or make an election and other information contained in this document and neither the US Information Agent nor the ADS Depositary will be able to give any advice on the merits of the Proposals or to provide financial or tax advice.

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PART 6: FURTHER INFORMATION FOR US SHAREHOLDERS

2.	Information for US Shareholders

(a)	Information about the Scheme for holders of mmO2 ADSs

Following the Scheme becoming effective, the Existing Ordinary Shares represented by each mmO2 ADS will be cancelled. The ADR programme for the Existing Ordinary Shares will also be terminated as of this time, and the ADSs representing the Existing Ordinary Shares will be delisted from the NYSE. O2 does not intend to create an ADR facility for the New Ordinary Shares or to list them on the NYSE after the Scheme becomes effective. Consequently, the ADS Depositary will distribute the New Ordinary Shares or cash, in accordance with the elections or deemed elections made by the mmO2 ADS holders, directly to each mmO2 ADS holder. The ADS Depositary will do this in the manner provided in the ADS Letter of Transmittal.

Commencing on 12 January 2005 the ADS Depositary will mail to registered mmO2 ADS holders the ADS Letter of Transmittal in which such holders will be asked to provide the registration details for the New Ordinary Shares.

Elections by registered mmO2 ADS holders

To the extent that a registered mmO2 ADS holder wishes to elect for the Cash Alternative, the holder will not be required to take any action with respect to the ADS Letter of Transmittal. The ADS Depositary will send such a holder instructions regarding presentation of his or her mmO2 ADSs to the ADS Depositary. If such a holder is allocated cash consideration, upon such presentation the ADS Depositary will mail to the holder a cheque representing the US dollar equivalent of the pound sterling amount allocated to the holder in accordance with the formula set forth in Part 3 of this document, less a cancellation fee equal to US$5 per 100 mmO2 ADSs or portion thereof, a per-transaction cable fee, and any applicable taxes or governmental charges. Note, however, that in order to avoid the application of US backup withholding (at a rate of 28 per cent.) to cash amounts paid to direct holders of mmO2 ADSs (including non-US persons who are direct holders), it is necessary for such holders to have provided the ADS Depositary with a properly completed IRS Form W-8BEN or Form W-9, as applicable. See the discussion below at “United States Federal Income Taxation – US information reporting and backup withholding and certain filing requirements.” Persons who are in doubt as to their need to provide a Form W-8BEN or Form W-9 should consult their own tax advisors. Forms are available at www.irs.gov.

To the extent that a registered mmO2 ADS holder wishes to elect to receive New Ordinary Shares, the holder must complete the ADS Letter of Transmittal and return it to the ADS Depositary, along with his or her mmO2 ADSs and payment of a cancellation fee equal to US$5 per 100 mmO2 ADSs or portion thereof, a per-transaction cable fee, and any applicable taxes or governmental charges. For such an election to be proper and timely, the ADS Depositary must receive a completed and signed ADS Letter of Transmittal, along with the holder’s mmO2 ADSs and payment of the correct fees and charges by 2.00p.m. New York time on 4 March 2005. The ADS Depositary will then provide mmO2’s transfer agent with delivery instructions, who in turn will arrange for the registration, directly in the name specified by the ADS holder, of the number of New Ordinary Shares exchanged for each Existing Ordinary Share represented by the holder’s mmO2 ADSs in accordance with the formula set forth in Part 3.

Elections through the Depository Trust Company

Persons who hold their mmO2 ADSs through the Depository Trust Company, or DTC, must follow the instructions set out by DTC to elect for either the Cash Alternative or New Ordinary Shares. If such a person is a broker, bank or other nominee, and the nominee wishes to elect for the Cash Alternative, it is important for the nominee to go through the ATOP election system for each of its customers separately and to provide the number of mmO2 ADSs held for each customer account, rather than going through the ATOP system once for all of its customers combined. This will increase the chances of each customer who has elected for the Cash Alternative to receive the cash consideration.

The ADS Depositary will arrange instructions through DTC for holders’ presentation of their mmO2 ADSs and, if applicable, payment of cancellation fees in order for such holders to receive their consideration. If a holder through DTC is allocated cash consideration, upon such holder’s presentation of his or her mmO2 ADSs in accordance with DTC’s instructions, the ADS Depositary will make a wire transfer to DTC of the US dollar equivalent of the pound sterling amount allocated to the holder in accordance with the formula set forth in Part 3 of this document, less a cancellation fee equal to US$5 per 100 mmO2 ADSs or portion thereof, a per-transaction cable fee, and any applicable taxes or governmental charges.

If a holder through DTC is allocated New Ordinary Shares, the holder must present his or her mmO2 ADSs and pay a cancellation fee equal to US$5 per 100 mmO2 ADSs or portion thereof, a per-transaction cable fee, and any applicable taxes or governmental charges, in each case in accordance with DTC’s instructions. The ADS Depositary will then provide mmO2’s transfer agent with delivery instructions, who in turn will arrange

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PART 6: FURTHER INFORMATION FOR US SHAREHOLDERS

for the registration, directly in the name specified by the ADS holder, of the number of New Ordinary Shares exchanged for each Existing Ordinary Share represented by the holder’s mmO2 ADSs in accordance with the formula set forth in Part 3.

The ADS Depositary’s only obligation following termination of the ADR programme will be to deliver to holders of mmO2 ADSs their deemed consideration upon such holders’ presentation of their mmO2 ADSs and payment (or, if the consideration is cash, deduction) of the correct fees and charges. In addition, if such an mmO2 ADS holder is deemed to elect to receive New Ordinary Shares, the ADS Depositary’s obligation to hold such New Ordinary Shares will expire 60 days after termination of the ADR programme. Thereafter, the ADS Depositary may sell the New Ordinary Shares and hold the net proceeds from such sale for the mmO2 ADS holder. Such holder of mmO2 ADSs will be entitled to receive the proceeds from such sale upon presentation of his or her mmO2 ADSs and deduction of the correct fees and charges. The ADS Depositary will not segregate the net proceeds it keeps for one mmO2 ADS holder from the proceeds for any other mmO2 ADS holder and, further, is not required to invest these net proceeds or collect interest on them for the holders’ benefit.

The New Ordinary Shares will not be listed on the NYSE or any other US exchange or quoted on a US inter-dealer quotation system such as Nasdaq. No organised trading market is expected to develop for the New Ordinary Shares in the United States. Instead, these Shares will be listed on the London Stock Exchange, and clearing and settlement of them is expected to be conducted through CREST, the UK clearing and settlement system. Consequently, investors are cautioned that the New Ordinary Shares are expected to be highly illiquid in the United States.

The New Ordinary Shares may not be deposited into the current mmO2 facility with the ADS Depositary. Unlike the mmO2 ADSs, all future cash payments in respect of the New Ordinary Shares will be paid in pounds sterling, and holders will bear the risk of fluctuations in the rate of exchange should they wish to convert these pound sterling payments to US dollars. The New Ordinary Shares will not be serviced by a US transfer agent and will be subject to different registration requirements in the UK from those in the US with respect to the types of entities in whose name shares can be registered. Holders of the New Ordinary Shares will be required to refer any inquiries, including inquiries with respect to registration requirements, to the Registrars.

Holders of mmO2 ADSs who have any questions or doubt as to how to make an election, should call the US Information Agent on 1-888-750-5834 or 1-212-750-5833. For legal reasons, the US Information Agent will only be able to provide practical information about how to make an election and other information contained in this document and neither the US Information Agent nor the ADS Depositary will be able to give any advice on the merits of the Proposals or to provide financial or tax advice.

(b)	SEC Deregistration of the New Ordinary Shares

Pursuant to Rule 12g-3 of the Exchange Act, the New Ordinary Shares will be considered successors to the Existing Ordinary Shares and, as such, will be deemed to be registered with the SEC under the Exchange Act. O2 intends, when it is permitted by applicable SEC regulation to do so, to terminate this registration of the New Ordinary Shares with the SEC.

O2 will not be able to file for de-registration of the New Ordinary Shares under the Exchange Act from the SEC unless and until the number of US Resident Shareholders, whether holding directly or through nominees, falls below 300. Furthermore, the number of US Resident Shareholders in O2 must remain below the 300 limit for a period of 18 months after de-registration, as going above this limit during that period could trigger a new registration requirement. De-registration will occur 90 days after filing a certification with the SEC that the number of US Resident Shareholders is below 300.

In order to facilitate the de-registration of the New Ordinary Shares, the O2 Articles will include temporary provisions to limit ownership of the shares by US Resident Shareholders. For a period commencing on the date falling three months after the Scheme is effective and ending 18 months after de-registration, the O2 Board will be able, in its absolute discretion, to cause US Resident Shareholders, whether holding directly or through nominees, to sell their New Ordinary Shares. Any exercise by the O2 Directors of this power will result in New Ordinary Shares held by US Resident Shareholders to whom it is applied being sold in the market on their behalf or purchased by O2. The O2 Directors will use reasonable endeavours to ensure that the price at which the New Ordinary Shares are sold is not less than the then current market price of such shares. However, the price at which the New Ordinary Shares may be sold pursuant to these provisions may be lower or higher than the amount payable under the Cash Alternative.

During the eighteen months subsequent to deregistration, the O2 Board may exercise these powers as necessary to maintain a total number of US Resident Shareholders below 300.

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PART 6: FURTHER INFORMATION FOR US SHAREHOLDERS

In exercising these powers, the O2 Board is likely to require US Resident Shareholders with smaller holdings of New Ordinary Shares to sell their shares with the result that those US Resident Shareholders, numbering less than 300, retained as shareholders in O2 are likely to be institutional holders with larger holdings.

The timing of any exercise of these powers by O2 Directors, and of the termination of the registration of the New Ordinary Shares under the Exchange Act, has not yet been decided.

US Shareholders should consider carefully the different forms of consideration provided under the Scheme in order to select the form that is most suitable for them.

3.	Certain voting considerations for holders of mmO2 ADSs

The latest time to provide the ADS Depositary with voting instructions for both the Court Meeting and the EGM is 3.00 p.m. New York time on 9 February 2005.

Holders of mmO2 ADSs will not, except as described below, be entitled to attend the Court Meeting or the EGM, or to be present at the Court Hearings to sanction the Scheme and to confirm the reduction of capital provided for under the Scheme. The ADS Depositary or its nominee as the record holder of Existing Ordinary Shares underlying the mmO2 ADSs will be so entitled, and will vote in accordance with instructions that are received by the ADS Depositary by 3.00 p.m. New York time on 9 February 2005 from holders of mmO2 ADSs.

Holders of mmO2 ADSs who wish to attend the Court Meeting or the EGM or to be present at the above mentioned Court Hearings to sanction the Scheme and to confirm the reduction of capital provided for under the Scheme should take steps to present their mmO2 ADSs to the ADS Depositary for cancellation and (upon compliance with the terms of the mmO2 ADS Deposit Agreement, including payment of the ADS Depositary’s fee and any applicable taxes and governmental charges) delivery of Existing Ordinary Shares. This is so as to become registered holders of Existing Ordinary Shares prior to the relevant Voting Record Date for the Court Meeting and the EGM or prior to the relevant Court Hearing, as the case may be. The relevant Voting Record Dates for the Court Meeting and the EGM and the dates of the Court Hearings, to sanction the Scheme and to confirm the reduction of capital provided for under the Scheme, appear in the “Expected timetable of principal events” on page 4 of this document.

Holders of mmO2 ADSs who have any questions or doubt as to how to vote, should call the US Information Agent on 1-888-750-5834 or 1-212-750-5833. For legal reasons, the US Information Agent will only be able to provide practical information about how to vote and other information contained in this document and neither the US Information Agent nor the ADS Depositary will be able to give any advice on the merits of the Proposals or to provide financial or tax advice.

4.	Certain US securities law considerations

This business combination is made with respect to the securities of companies incorporated in England and Wales. The business combination is subject to disclosure requirements of the United Kingdom, which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with accounting principles generally accepted in the United Kingdom, which may not be comparable to the financial statements of United States companies.

It may be difficult for US Shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since mmO2 is, and O2 will be, located in the United Kingdom, and some or all of mmO2’s officers and directors may be residents of the United Kingdom. US Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company or its affiliates to subject themselves to a US court’s judgement.

The New Ordinary Shares will not be registered under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. New Ordinary Shares issued to a holder of mmO2 ADSs who is neither an affiliate, for the purposes of the Securities Act, of mmO2 prior to the Scheme Effective Date, nor an affiliate of O2 after the Scheme Effective Date, may be resold without restriction under the Securities Act unless the Existing Ordinary Shares they replace were themselves restricted under the Securities Act. In this case, the restrictions of the Existing Ordinary Shares will carry over to the same extent to the New Ordinary Shares.

In all cases, affiliates will be subject to timing, manner of sale and volume restrictions on the sale of New Ordinary Shares received in connection with the Scheme under Rule 144(e) of the Securities Act. Holders who may be deemed to be affiliates of O2 include individuals who, or entities that, control directly or indirectly, are controlled by or are under common control with, O2 and may include certain officers and directors of O2 and principal shareholders (such as a holder of more than 10 per cent. of the outstanding capital stock of O2). Holders who are affiliates, in addition to reselling their New Ordinary Shares in the manner permitted by Rule 144(e) under the Securities Act, may also sell their securities under any other available exemption under the Securities Act,

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PART 6: FURTHER INFORMATION FOR US SHAREHOLDERS

including Regulation S. Holders of New Ordinary Shares who believe they may be affiliates for the purposes of the Securities Act should consult their own professional advisers prior to any sale of New Ordinary Shares received upon implementation of the Scheme.

In accordance with the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder with respect to the New Ordinary Shares issued pursuant to the Scheme, mmO2 will submit to the SEC any informational document it distributes to holders of Existing Ordinary Shares related to the Scheme.

The New Ordinary Shares will be considered successors to the Existing Ordinary Shares and, as such, will be deemed to be registered with the SEC under the Exchange Act. This means that O2 will be subject to the same Exchange Act requirements to file reports with the SEC as mmO2. mmO2 presently files with the SEC an annual report on Form 20-F and submits to the SEC certain periodic and other reports on Form 6-K in compliance with its reporting obligations under the Exchange Act. Following the Scheme becoming effective, O2 will continue to file with and submit to the SEC these same reports as related to O2, unless and until the New Ordinary Shares are de-registered. Upon the filing of Form 15 certifying qualification for de-registration, O2 will become exempt from SEC reporting requirements and will no longer file Forms 20-F or 6-K with the SEC. However, if after 18 months after de-registration the number of US Resident Shareholders again goes above 300, O2, while remaining exempt from filing Forms 20-F and 6-K, will begin to furnish to the SEC certain information it discloses publicly under English law pursuant to Exchange Act Rule 12g-3-2(b).

5.	United States Federal Income Tax Considerations

The following discussion is a general summary of the material US federal income tax considerations relevant to the Proposals and the ownership and disposition of New Ordinary Shares. It applies only if you are a US Holder (as defined below), you hold your Existing Ordinary Shares or ADSs (and will hold your New Ordinary Shares, if any) as capital assets and you use the US dollar as your functional currency. The following summary is of a general nature and does not address all aspects of US federal income taxation that may apply to holders that may be subject to special tax rules, including US expatriates, banks, financial institutions, securities dealers, traders in securities that elect to mark to market, insurance companies, tax-exempt entities, persons subject to the alternative minimum tax, regulated investment companies, persons that hold Existing Ordinary Shares or ADSs (or will hold New Ordinary Shares) as part of a straddle, hedging transaction or conversion transaction, persons that directly, indirectly or through the application of certain constructive ownership rules, own or will own 5 per cent. or more of the share capital or voting power of mmO2 or O2, persons who acquired Existing Ordinary Shares or ADSs pursuant to the exercise of options or similar derivative securities or otherwise as compensation, or persons that are resident or ordinarily resident in the United Kingdom. Such holders may be subject to US federal income tax consequences different from those set forth below.

If a partnership (including for this purpose any entity treated as a partnership for US federal income tax purposes) holds Existing Ordinary Shares, ADSs or New Ordinary Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds Existing Ordinary Shares, ADSs or New Ordinary Shares is urged to consult its tax adviser regarding the specific tax consequences of the Proposals and the ownership and disposition of New Ordinary Shares.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings, judicial decisions, administrative pronouncements, and US Internal Revenue Service practice, all as in effect as of the date hereof, and all of which are subject to change or changes in interpretation, possibly with retroactive effect.

For purposes of this section, “ United States Federal Income Tax Considerations”, you will be a “US Holder” if you are the beneficial owner of Existing Ordinary Shares, ADSs or New Ordinary Shares and are: (a) a citizen or individual resident of the United States; (b) a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organised in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to US federal income taxation regardless of its source; or (d) a trust if a court within the United States can exercise primary supervision over the administration of the trust and one or more US persons are authorised to control all substantial decisions of the trust.

For US federal income tax purposes, a US Holder of ADSs will be treated as owning the underlying Existing Ordinary Shares evidenced thereby. Accordingly, the following discussion (except where otherwise expressly noted) applies equally to US Holders of Existing Ordinary Shares and ADSs.

mmO2 and O2 have not requested, and will not request, a ruling from the United States Internal Revenue Service (the “IRS”) with respect to any of the United States federal income tax consequences described below. There can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

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PART 6: FURTHER INFORMATION FOR US SHAREHOLDERS

You are urged to consult your tax adviser regarding the specific UK and US federal, state and local tax consequences of the Proposals and the ownership and disposition of New Ordinary Shares in light of your particular circumstances as well as any consequences arising under the laws of any other taxing jurisdiction.

(a)	The Scheme

Neither the reclassification of Existing Ordinary Shares into Ordinary A Shares and Ordinary B Shares nor the subsequent O2 Reduction of Capital should be taxable events for US Holders.

(i)	mmO2 Holders receiving only New Ordinary Shares

If you receive only New Ordinary Shares pursuant to the Scheme you should not recognise any gain or loss upon the receipt of the New Ordinary Shares. Your aggregate tax basis in the New Ordinary Shares received will equal your aggregate basis in the Existing Ordinary Shares surrendered in the exchange. Your holding period for the New Ordinary Shares received will include the period during which you held the Existing Ordinary Shares surrendered in the exchange.

(ii)	mmO2 Holders receiving only cash

The receipt of cash for Existing Ordinary Shares under the Cash Alternative will be a taxable transaction for US federal income tax purposes. If you exchange all of your Existing Ordinary Shares for cash and do not retain any ownership of mmO2 either directly, indirectly or through certain constructive ownership rules, the transaction should be characterised under Section 302 of the Code as a redemption of your Existing Ordinary Shares in “complete termination” of your interest. To the extent that the receipt of cash is characterised as a redemption in complete termination under Section 302 with respect to you, it will be treated as a sale or exchange of your Existing Ordinary Shares. You will recognise capital gain or loss on the sale or other disposition of Existing Ordinary Shares in an amount equal to the difference between your adjusted tax basis in your Existing Ordinary Shares and the amount realised from the sale or other disposition of such Existing Ordinary Shares. Gain or loss upon the disposition generally will be US source gain or loss, and will be treated as long-term capital gain or loss if, at the time of the disposition, your holding period in the Existing Ordinary Shares exceeds one year. If you are an individual, capital gains generally will be subject to US federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to significant limitations.

Depending on the facts and circumstances, any acquisition or disposition by you of New Ordinary Shares that is substantially contemporaneous with the redemption of Existing Ordinary Shares pursuant to the Scheme may be taken into account in determining whether your interest is completely terminated. If your disposition of Existing Ordinary Shares would satisfy the complete termination requirement but for your constructive ownership of mmO2 through other family members, you may, under certain circumstances, be entitled to waive such constructive ownership, provided that you comply with the provisions of Section 302(c) of the Code. You should consult your own tax advisers as to the applicability of the constructive ownership rules to you.

(iii)	Receipt of pounds sterling

For purposes of calculating gain or loss, a US Holder that receives pounds sterling in a redemption of Existing Ordinary Shares treated as a sale or exchange will be treated as receiving the US dollar value of the pounds sterling on the date of sale (or, in the case of cash basis or electing accrual basis taxpayers, the settlement date). You will have a tax basis in the pounds sterling received equal to that US dollar amount. Any gain or loss realised on a subsequent disposition or conversion of the pounds sterling generally will be US source ordinary income or loss.

(iv)	US information reporting and backup withholding and certain filing requirements

Cash proceeds received in redemption of your Existing Ordinary Shares will be subject to information reporting to the IRS and possible US backup withholding at a current rate of 28 per cent. Backup withholding will not apply to you, provided that you furnish a correct taxpayer identification number and make any other required certification or if you are otherwise exempt from backup withholding. US persons receiving payment at an address within the United States generally will be required to provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification) in order to avoid backup withholding unless you are receiving payment through a brokerage account or other mechanism in connection with which you have already provided a valid and duly completed Form W-9. If you are uncertain as to your need to provide this form, you should consult your own tax advisor. IRS Form W-9 is available on the IRS website at http://www.irs.gov/pub/irs-pdf/fw9.pdf .

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PART 6: FURTHER INFORMATION FOR US SHAREHOLDERS

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your US federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

If you receive New Ordinary Shares under the Scheme you will be required, under US Treasury Regulation section 1.351-3, to attach a statement to your US federal income tax return for the taxable year in which the exchange occurs setting forth the information regarding the exchange specified in such regulation. You are urged to consult your own tax adviser regarding the specifics of this filing obligation.

(b)	Ongoing ownership of New Ordinary Shares

(i)	Distributions

Distributions received on New Ordinary Shares generally will be included in your gross income as ordinary (dividend) income from foreign sources on the date the distribution is actually or constructively received. The dividends will not be eligible for the dividends-received deduction available to corporations with respect to dividends received from US corporations. Dividends paid in pounds sterling will be includible in income in an amount equal to the US dollar value thereof, based on the exchange rate in effect on the date received, whether or not the payment is converted into US dollars at that time. Any gain or loss you recognise on a subsequent disposition or conversion of the pounds sterling generally will be US source ordinary income or loss.

(ii)	Recent US tax law changes applicable to individuals

Under 2003 US tax legislation, some US Holders (including individuals) are eligible for reduced rates of US federal income tax (currently a maximum of 15 per cent.) in respect of “qualified dividend income” received in taxable years beginning after 31 December 2002 and beginning before 1 January 2009. For this purpose, qualified dividend income generally includes dividends paid by non-US corporations if, among other things, certain minimum holding periods are met and the non-US corporation is eligible for the benefits of a comprehensive US income tax treaty which provides for the exchange of information (such as the United Kingdom – United States Income Tax Convention that entered into force on 31 March 2003). O2 believes that dividends paid with respect to its New Ordinary Shares should constitute qualified dividend income for US federal income tax purposes, provided the individual US Holders meet certain requirements. Some of the eligibility requirements for non-US corporations are not entirely certain, however, and further guidance from the IRS is anticipated. In addition, the IRS is expected to issue certification procedures whereby a non-US corporation will be required to certify as to the eligibility of its dividends for the reduced US federal income tax rates.

(iii)	Sale or other disposition

In general, you will recognise capital gain or loss on the sale or other disposition of New Ordinary Shares in an amount equal to the difference between your adjusted tax basis in the shares and the amount realised from the sale or other disposition. Gain or loss upon the disposition of New Ordinary Shares generally will be US source gain or loss, and will be treated as long-term capital gain or loss if, at the time of the disposition, your holding period in the New Ordinary Shares exceeds one year. If you are an individual, capital gains generally will be subject to US federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to significant limitations.

A US Holder that receives pounds sterling on the sale or other disposition of New Ordinary Shares will be treated as receiving the US dollar value of the pounds sterling based on the exchange rate in effect on the date of sale (or, in the case of cash basis or electing accrual basis taxpayers, the settlement date). You will have a tax basis in the pounds sterling received equal to that US dollar amount. Any gain or loss realised on a subsequent disposition or conversion of the pounds sterling generally will be US source ordinary income or loss.

The O2 Articles will include compulsory sale provisions whereby the O2 Board will be able to cause US Holders to sell their New Ordinary Shares. This could result in your New Ordinary Shares being sold in the market or purchased by O2. In the event that O2 purchases your shares under the Articles, the tax treatment of such redemption will depend upon certain facts. Such a transaction will be treated under Section 302 of the Code as a sale or exchange for US federal income tax purposes only if your sale of the New Ordinary Shares (i) results in a “complete termination” of your ownership interest in O2, (ii) is “substantially disproportionate” with respect to you, or (iii) is “not essentially equivalent to a dividend” with respect to you.

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PART 6: FURTHER INFORMATION FOR US SHAREHOLDERS

A particular redemption of New Ordinary Shares by O2 will meet one of the foregoing tests if it results in either your owning no O2 New Ordinary Shares (including all New Ordinary Shares actually and constructively owned by you, although under certain circumstances you may be entitled to waive application of the constructive ownership rules) or an actual reduction in your proportionate interest in O2 (provided that you are a small minority shareholder who exercises no control over the affairs of O2). You should consult your own tax advisor in all instances to determine whether any redemption of New Ordinary Shares by O2 would be considered to be a sale of the New Ordinary Shares or a dividend distribution for US federal income tax purposes in light of your particular circumstances.

(iv)	Passive Foreign Investment Company Status

A non-US corporation will be classified as a Passive Foreign Investment Company (a “PFIC”) for any taxable year if at least 75 per cent. of its gross income consists of passive income or at least 50 per cent. of the average value of its assets consists of assets that produce, or are held for the production of, passive income. mmO2 believes that it did not qualify as a PFIC for the taxable year ending 31 March 2004 and O2 does not expect to become a PFIC in the future. However, PFIC status is a factual determination that must be made at the close of each taxable year and is based on, among other things, the type of income a corporation receives and the value of its assets and shares, all of which will likely change from time to time. If O2 were to become a PFIC for any taxable year, you could suffer adverse tax consequences. These consequences may include having gains realised on the disposition of New Ordinary Shares treated as ordinary income rather than as capital gain and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the New Ordinary Shares. Furthermore, dividends would not be “qualified dividend income” and would be subject to the higher rates applicable to other items of ordinary income. You should consult your own tax advisers regarding the potential application of the PFIC rules to the New Ordinary Shares.

(v)	US information reporting and backup withholding

Dividend payments made to holders and proceeds from the sale or other disposition of New Ordinary Shares may be subject to information reporting to the IRS and possible US backup withholding at a current rate of 28 per cent. Backup withholding will not apply to you, provided that you furnish a correct taxpayer identification number and make any other required certification or if you are otherwise exempt from backup withholding. US persons who are required to establish their exempt status generally must provide such certification on a duly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your US federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

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PART 7: ADDITIONAL INFORMATION

Section A:	Additional information relating to O2

1.	Incorporation of O2

1.1	O2 was incorporated and registered in England and Wales as a public limited company on 10 December 2004 with registered number 5310128.

1.2	The registered and head office of O2 is at Wellington Street, Slough, Berkshire, SL1 1YP.

1.3	O2 has not traded nor prepared any accounts since its incorporation. PricewaterhouseCoopers LLP, whose address is 1 Embankment Place, London WC2N 6RH, are the auditors of O2 plc and have been the only auditors of O2 since its incorporation.

2.	Share Capital of O2

2.1	On incorporation the authorised share capital of O2 was £51,000 divided into 50,000 redeemable preference shares (“Redeemable Preference Shares”) of £1 each and 10,000 ordinary shares of 10 pence each. Of such shares two ordinary shares were taken by the subscribers to the memorandum of association, Peter King and Adrian Knight, and were paid up in full in cash.

2.2	On 21 December 2004:

(a)	the 50,000 Redeemable Preference Shares were issued to Shearman & Sterling (London) LLP for cash at par; and

(b)	O2 obtained a certificate to commence business under section 117 of the Companies Act.

Following the Scheme becoming effective, the Redeemable Preference Shares will continue to be held by the holder thereof, but will carry no rights to vote. Any Redeemable Preference Shares issued may be redeemed by O2 by notice to the holder thereof and upon any redemption the shares will be cancelled and O2 will pay to the holder thereof the amount paid up on such shares. O2 intends to redeem these shares as soon as reasonably practicable after the Scheme Effective Date for an amount equal to the amount paid up on such shares.

2.3	On 5 January 2005:

(a)	a further seven ordinary shares of 10 pence each were issued to each of Peter King and Adrian Knight for cash at par;

(b)	all the issued and unissued ordinary shares of 10 pence each were consolidated into ordinary shares of 80 pence each (“New Ordinary Shares”);

(c)	the authorised share capital of O2 was increased from £51,000 to £16,000,050,000 by the creation of 19,999,998,750 additional ordinary shares of 80 pence each; and

(d)	the O2 Articles (as summarised in paragraph 3 of this Part 7) were adopted.

Peter King and Adrian Knight each currently hold one ordinary share of 80 pence each. It is expected that, following the Scheme becoming effective, they will give those shares to O2 for no consideration and they will be cancelled.

Shearman & Sterling (London) LLP also holds 50,000 Redeemable Preference Shares. It is expected that, following the Scheme becoming effective, the Redeemable Preference Shares will be redeemed for an amount equal to the amount paid up on such shares.

Accordingly, as at the date of this document, the authorised and issued share capital of O2 is, and immediately prior to the Scheme becoming effective it will be, as follows:

	Authorised		Issued and paid
Class	Number	Nominal value	Number	Nominal value

New Ordinary Shares	20,000,000,000	£16,000,000,000	2	£1.60
Redeemable Preference Shares	50,000	£50,000	50,000	£50,000

2.4	By special resolutions passed on 5 January 2005 it was resolved that, conditional upon the Scheme becoming effective:

	(a)	upon redemption of all the Redeemable Preference Shares in the share capital of O2, the O2 Articles be amended by deleting all the terms relating to the Redeemable Preference Shares;

(b)
subject to and conditional upon O2 Shares required to be issued by O2 pursuant to the Scheme having been registered in the name of the persons entitled thereto, the share capital of O2 be reduced (a) by

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PART 7: ADDITIONAL INFORMATION

cancelling paid up share capital to the extent of 79.9 pence on each issued New Ordinary Share and reducing the nominal value of each such New Ordinary Share from 80 pence to 0.1 pence and (b) by reducing the nominal value of each unissued New Ordinary Share of 80 pence from 80 pence to 0.1 pence;

(c)	the Directors of O2 be generally and unconditionally authorised in accordance with section 80 of the Companies Act to allot relevant securities (within the meaning of that section):

(i)	up to an aggregate nominal amount of £6,969,404,997 as required for the purposes of the Scheme and the Placing; and

(ii)
up to an aggregate nominal amount of £2,903,919 (representing approximately one third of the total of the expected issued ordinary share capital of O2 immediately following the Scheme, the Placing, the O2 Reduction of Capital becoming effective and the number of shares which may be issued upon the exercise of options granted under the Employee Share Plans) on such terms as the O2 Directors think fit, such authority to expire on the conclusion of the first annual general meeting of O2 or on 28 October 2005, whichever is earlier, save that O2, pursuant to the authority granted by that resolution, may enter into a contract to allot relevant securities which would or might be completed wholly or partly after such expiry;

(d)
the O2 Directors be generally empowered (pursuant to section 95 of the Companies Act) to (i) allot equity securities (as defined in section 94(2) of the Companies Act) for cash pursuant to the authority conferred by the resolution in paragraph (c) above or (ii) sell relevant shares (as defined in section 94(5) of the Companies Act) out of treasury for cash as if section 89(1) of the Companies Act did not apply to such allotment or sale provided that such power shall be limited to the allotment of equity securities and the sale of treasury shares:

(i)	in connection with the Placing;

(ii)
in connection with an offer to holders of ordinary shares in the capital of O2 in proportion (as nearly as maybe) to their existing holdings of ordinary shares but subject to such exclusions or other arrangements as the Directors may determine in relation to fractional entitlements or any legal problems under the laws of any territory, or the requirements of a regulatory body; and

(iii)
up to an aggregate nominal amount of £435,587 (representing approximately 5 per cent. of the total of the expected issued ordinary share capital of O2 immediately following the Scheme, the Placing and the O2 Reduction of Capital becoming effective and the number of shares which may be issued upon the exercise of options granted under the Employee Share Plans), at any time up to the conclusion of the first annual general meeting of O2 or on 28 October 2005, whichever is earlier but so that O2, pursuant to the power granted by that resolution, may enter into a contract to allot equity securities which would or might be completed wholly or partly after the expiry of such power; and

(e)
conditional upon the O2 Reduction of Capital becoming effective, that O2 be generally and unconditionally authorised to make market purchases (as defined in Section 163 of the Companies Act) of its ordinary shares of 0.1 pence subject to the following restrictions and provisions:

(i)
it does not purchase under this authority more than 871,175,625 ordinary shares (representing approximately 10 per cent. of the total of the expected issued share capital of O2 immediately following completion of the Scheme, the Placing and the O2 Reduction of Capital and the number of shares which may be issued upon the exercise of options granted under the Employee Share Plans);

(ii)	it does not pay less than 0.1 pence for each ordinary share (exclusive of expenses);

(iii)
it does not pay more for each ordinary share (exclusive of expenses) than 105 per cent. of the average of the middle market price of the ordinary shares according to the Daily Official List of the London Stock Exchange for the five Business Days immediately preceding the date on which O2 agrees to buy the ordinary shares concerned;

(iv)	unless previously revoked or varied, this authority shall continue in force until the conclusion of the annual general meeting of O2 in 2005 or on 28 October 2005, whichever shall be the earlier; and

(v)
it may make a contract to purchase ordinary shares under this authority before the expiry of such authority under (iv) above and may make a purchase of ordinary shares pursuant to any such contract which purchase or contract would or might be executed wholly or partly after the expiration of such authority.

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PART 7: ADDITIONAL INFORMATION

2.5	By ordinary resolutions passed on 5 January 2005 it was resolved that, conditional upon the Scheme becoming effective:

(a)
O2 be and is hereby authorised for the purposes of Part XA of the Companies Act 1985 (as amended by the Political Parties, Elections and Referendums Act 2000), to make Donations to EU Political Organisations and to incur EU Political Expenditure, during the period ending on the earlier of 23 July 2006 or the date of O2’s Annual General Meeting in 2006, unless such authority is previously renewed, varied or revoked by O2 in general meeting, provided that any such Donations made and EU Political Expenditure incurred by O2 shall not exceed an aggregate of £100,000 during any financial year of O2.

(b)
O2 (UK) Limited, a subsidiary of O2, be and is hereby authorised, for the purposes of Part XA of the Companies Act 1985 (as amended by the Political Parties, Elections and Referendums Act 2000), to make Donations to EU Political Organisations and incur EU Political Expenditure, during the period ending on the earlier of 23 July 2006 or the date of O2’s Annual General Meeting in 2006, unless such authority is previously renewed, varied or revoked by O2 in general meeting, provided that any such Donations made and EU Political Expenditure incurred by O2 (UK) Limited shall not exceed an aggregate of £10,000 during any financial year of O2.

(c)
O2 Communications (Ireland) Limited, a subsidiary of O2, be and is hereby authorised, for the purposes of Part XA of the Companies Act 1985 (as amended by the Political Parties, Elections and Referendums Act 2000), to make Donations to EU Political Organisations and incur EU Political Expenditure, during the period ending on the earlier of 23 July 2006 or the date of O2’s Annual General Meeting in 2006 unless such authority is previously renewed, varied or revoked by O2 in general meeting, provided that any such Donations made and EU Political Expenditure incurred by O2 Communications (Ireland) Limited shall not exceed an aggregate of £10,000 (or the equivalent in Euros translated at such rate as O2 Communications (Ireland) Limited’s Directors shall consider appropriate) during any financial year of O2.

(d)
O2 (Germany) GmbH & Co. OHG, a subsidiary of O2, be and is hereby authorised, for the purposes of Part XA of the Companies Act 1985 (as amended by the Political Parties, Elections and Referendums Act 2000), to make Donations to EU Political Organisations and incur EU Political Expenditure, during the period ending on the earlier of 23 July 2006 or the date of O2’s Annual General Meeting in 2006, unless such authority is previously renewed, varied or revoked by O2 in general meeting, provided that any such Donations made and EU Political Expenditure incurred by O2 (Germany) GmbH & Co. OHG shall not exceed an aggregate of £10,000 (or the equivalent in Euros translated at such rate as O2 (Germany) GmbH & Co. OHG’s Directors shall consider appropriate) during any financial year of O2.

(e)
Airwave mmO2 Limited, a subsidiary of O2, be and is hereby authorised, for the purposes of Part XA of the Companies Act 1985 (as amended by the Political Parties, Elections and Referendums Act 2000), to make Donations to EU Political Organisations and incur EU Political Expenditure, during the period ending on the earlier of 23 July 2006 or the date of O2’s Annual General Meeting in 2006, unless such authority is previously renewed, varied or revoked by O2 in general meeting, provided that any such Donations made and EU Political Expenditure incurred by Airwave mmO2 Limited shall not exceed an aggregate of £10,000 during any financial year of O2.

(f)
Manx Telecom Limited, a subsidiary of O2, be and is hereby authorised, for the purposes of Part XA of the Companies Act 1985 (as amended by the Political Parties, Elections and Referendums Act 2000), to make Donations to EU Political Organisations and incur EU Political Expenditure, during the period ending on the earlier of 23 July 2006 or the date of O2’s Annual General Meeting in 2006, unless such authority is previously renewed, varied or revoked by O2 in general meeting, provided that any such Donations made and EU Political Expenditure incurred by Manx Telecom Limited shall not exceed an aggregate of £10,000 during any financial year of O2.

For the purposes of the resolutions set out in this paragraph 2.5 “Donations”, “EU Political Organisations” and “EU Political Expenditure” have the meanings ascribed to them in Part XA of the Companies Act (as amended by the Political Parties, Elections and Referendums Act 2000).

2.6	Save as disclosed in this paragraph 2 and paragraph 6 of Section A, at the date of this document:

(a)	there has been no issue of shares or loan capital of O2 since its incorporation; and

(b)	no share or loan capital of O2 is under option or agreed to be put under option.

At the date of this document O2 has no subsidiaries and, accordingly, there has been no material issue of share or loan capital by any subsidiary undertaking of O2 for cash or other consideration.

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PART 7: ADDITIONAL INFORMATION

2.7	The New Ordinary Shares will, when issued, be in registered form and will be capable of being held in uncertificated form. No temporary documents of title have been or will be issued in respect of the New Ordinary Shares.

2.8	The New Ordinary Shares have not been marketed and are not available in whole or in part to the public otherwise than pursuant to the Scheme.

2.9	Other than pursuant to the Placing Agreement, no commissions, discounts, brokerages or other special terms have been granted in respect of the issue of any share capital of O2.

2.10	The Redeemable Preference Shares will not be listed or traded and will carry no rights to vote (other than at any meeting of their class).

2.11	Under the Scheme, O2 will issue New Ordinary Shares credited as fully paid, to mmO2 Shareholders (other than those whose elections for the Cash Alternative are accepted) on the basis of one New Ordinary Share for every one Existing Ordinary Share held at the Scheme Record Time. It is proposed then to redeem the Redeemable Preference Shares. O2 will issue further New Ordinary Shares under the Placing (or, if the Placing does not proceed, to mmO2 Shareholders under the Scheme) such that the total number of New Ordinary Shares in issue is equal to the total number of mmO2 Ordinary Shares. Accordingly, the proposed authorised, issued and fully paid share capital of O2 as it will be immediately following Admission and the O2 Reduction of Capital (on the basis that the Redeemable Preference Shares have been redeemed and that all options in mmO2 exercisable before the Scheme Effective Date have been exercised) is as follows:

	Authorised		Issued and paid up
Class	Number	Nominal Value	Number	Nominal Value

New Ordinary Shares	20,000,000,000	£20,000,000	8,711,756,246	£8,711,756

3.	Differences between the mmO2 Articles and the O2 Articles

The principal differences between the current mmO2 Articles and the O2 Articles are explained in Part 5 of this document.

4.	Directors and Company Secretary of O2

4.1	The business address of each of the directors and company secretary of O2 is Wellington Street, Slough, Berkshire SL1 1YP. Their names are set out on page 10 and, together with their functions within the Group, are as set out below.

4.2	Brief histories of the directors and company secretary of O2 are as follows:

David Arculus – Chairman

David Arculus was appointed to the Board in 2003 and became Chairman on 28 July 2004 at the conclusion of mmO2’s 2004 Annual General Meeting. Mr Arculus is Chairman of the Better Regulation Task Force and a non-executive Director of Barclays. He has also served as Chairman of Severn Trent. Mr Arculus was previously Chairman of IPC Group Limited and, before that, Group Managing Director of EMAP.

Peter Erskine – Chief Executive Officer

Peter Erskine was appointed to the Board in 2001 as mmO2’s Chief Executive Officer. He joined mmO2 from BT where, since March 1993, he held a number of senior positions including Director of BT Mobile, President and Chief Executive of Concert, and from 1998, Managing Director of BT Cellnet. Prior to joining BT he was European Vice President of Sales and Customer Service for Mars and Senior Vice President Sales and Marketing for UNITEL. Mr Erskine was appointed to the Advisory Board of the University of Reading Business School in July 2003.

David Finch – Chief Financial Officer

David Finch was appointed to the Board in 2001. Mr Finch is mmO2’s Chief Financial Officer and has extensive experience in financial management having previously held senior finance positions at Exel, Novar (formerly Caradon) and Grand Metropolitan. In addition to Group Finance, he has direct responsibility for the Group Treasury and Investor Relations functions.

David Chance – Non-executive Director

David Chance was appointed to the Board in 2003. Mr Chance was Deputy Managing Director of BSkyB until June 1998 and is Chairman of Modern Times Group and Top Up TV Limited, and is a non-executive Director of ITV and Sunderland AFC. He previously held senior marketing and business development roles at US telecoms companies, Scientific Atlanta and Grass Valley Group, and European satellite broadcaster, SES.

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PART 7: ADDITIONAL INFORMATION

Rudolf Gröger – CEO, O2 Germany

Rudolf Gröger was appointed to the Board in 2003. He joined mmO2 in October 2001 as Chief Executive Officer of O2 Germany. Prior to this, he was Managing Director of T-Systems International GmbH, a subsidiary of Deutsche Telekom, from 1999 to 2001. He played a key role in the acquisition of Debis Systemhaus GmbH and its integration into Deutsche Telekom. He has also worked for Siemens and was head of its German information and communication product operations.

Stephen Hodge – Non-executive Deputy Chairman

Stephen Hodge was appointed to the Board in 2001. Mr Hodge was Director of Finance of the Royal Dutch/Shell Group, prior to his retirement in September 2001, where he had responsibility for all financial and investor relations issues for the Shell Group and its parent companies. He has extensive knowledge of the financial management of international companies, having worked throughout the world including Australia, the Netherlands, Venezuela and Argentina in a variety of financial positions. He is Chairman of Shell Pensions Trust Limited and Deputy Chairman of the Franchise Board of Lloyd’s of London. Mr Hodge was appointed as non-executive Deputy Chairman of mmO2 and senior independent Director on 1 January 2005.

Patrick Lupo – Non-executive Director

Patrick Lupo was appointed to the Board on 10 August 2004. Mr Lupo was previously Chief Executive and then Executive Chairman of DHL Worldwide Express. He is currently a non-executive Director of Hilton Group and was also, until March 2004, a non- executive Director of WH Smith. Patrick Lupo held a number of senior positions at DHL Airways and DHL Worldwide Express between 1984 and 2001, where he was instrumental in establishing it as the global market leader in international express and logistics.

David McGlade – CEO, O2 UK

David McGlade was appointed to the Board in 2003. Mr McGlade joined O2 UK (previously called BT Cellnet) in October 2000. Before being appointed as Managing Director of BT Cellnet, he was Chairman and Chief Executive Officer of PureMatrix, a mobile webnet software company based in Colorado. He was also President and Chief Executive Officer of Catch TV, President West Region of Sprint PCS, where he launched the first CDMA network outside Asia, and a Vice President of TCI. Mr McGlade is also a board member of the GSM Association and Tesco Mobile. Mr McGlade will step down from the Board and relinquish his role as CEO, O2 UK at the end of the financial year to 31 March 2005.

Ian Meakins – Non-executive Director

Ian Meakins was appointed to the Board in 2001. Mr Meakins became Chief Executive of Alliance UniChem on 1 December 2004 having relinquished his role as President, European Major Markets and Global Supply of Diageo. He joined United Distillers in 1992 (part of the Diageo Group) from strategic management consultants, The Kalchas Group, where he was a founding partner. Prior to this, he worked at Bain & Company and Procter & Gamble.

Andrew Sukawaty – Non-executive Director

Andrew Sukawaty was appointed to the Board in 2001. Mr Sukawaty was the non-executive Deputy Chairman of mmO2 and senior independent Director until 31 December 2004. He is Chairman and Chief Executive Officer of Inmarsat Group. He is President of Cable Partners Europe LLC, which invests in and operates cable television services in Europe. He is Chairman of Xyratex Group Limited. He is a former Chairman of Telenet. He has considerable experience in the mobile telephone industry and telecommunications industries in the United States and Europe having at different times in those periods held the offices of Chief Executive and President of Sprint PCS, Chief Executive Officer of NTL and Chief Operating Officer of Mercury One2One, where he launched the world’s first digital Personal Communications Services company. He has also been a former Chairman of the Cellular Telephone and Internet Association (CTIA) in the United States.

Philip Bramwell – Company Secretary & General Counsel

Philip Bramwell joined mmO2 from BT, where he was employed since 1998, initially as Legal Manager, Group Strategy and Development and then as Chief Counsel, Corporate Development. Before joining BT, he was a partner in DDV, a European specialist telecommunications consultancy firm. Prior to this, he held the position of Vice President and General Counsel at BellSouth Europe and Secretary and Legal Advisor at SmithKlineBeecham Pharmaceuticals international division. He was called to the Bar in 1983.

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PART 7: ADDITIONAL INFORMATION

4.3	The details of those companies and partnerships outside the O2 Group of which the Directors are currently directors, or have been directors or partners at any time during the previous five years prior to the date of this document, are as follows:

Name of Director	Current directorships and partnerships	Previous directorships and partnerships within the last 5 years

David Arculus	Barclays Bank plc	Earls Court & Olympia Group Limited Geest plc IPC Group Limited Severn Trent plc The Guiton Group Ltd

David Chance	Freeview Plus (Newsinco.166) ITV plc Modern Times Group Sunderland plc Top Up TV Limited Viasat Broadcasting Limited	Granada plc Intertrust Technologies Inc Transmission Facilities Limited

Peter Erskine	University of Reading Business School Advisory Board	—

David Finch	—	Exel plc

Rudolf Gröger	—	Debis Systemhaus GmbH T-Systems International GmbH

Stephen Hodge	Shell Pensions Trust Limited Lloyd’s of London Franchise Board	Shell Petroleum Company Ltd

Patrick Lupo	Hilton Group plc	DHL Worldwide Express BV WH Smith plc

Ian Meakins	Alliance UniChem plc Champagnes et Spiritueux Associes Diageo España S.A. Diageo Hellas S.A. Moët Hennessy Distribution Neggma S.A. Vedima International Getränke-Vertriebs GmbH	Lothian Distillers Limited North British Distillery Company Limited UDV (SJ) Limited United Distillers UK PLC

David McGlade	Tesco Mobile Limited	PureMatrix Inc. The Link Stores Limited

Andrew Sukawaty	Cable Partners LLC
Callahan Associates International (UK)
   Limited
Callahan Associates Investment Advisors
   (UK) Limited
Galileo Ventures Limited
Inmarsat Group Holdings Limited
Powerwave Technologies Inc
The American School in London
   Educational Trust Limited
Xyratex Group Limited

American PCS Communications LLC
American PCS LP
American Personal Communications
   Holdings Inc
APC PCS LLC
APC Realty and Equipment Company LLC
Cable Broadband Wireless Inc
Callahan Baden-Württemberg GmbH &
   Co KG
Cox Communications PCS LP
Cox PCS Assets LLC
Cox PCS License LLC
My.net International Limited[1]
NetTelco LP
Nupremis Inc
Pegaso Inc
Post.com Ltd
Sprint Spectrum Holding Company LP
Telenet BidCo N.V.
WirelessCo. LP

1
My.Net International Limited was wound up by way of a creditors’ voluntary liquidation which was closed in March 2004 and the company has since been dissolved. The final deficit as regards unsecured creditors was £5.6 million.

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PART 7: ADDITIONAL INFORMATION

5.	Employees

	2004 No.	2003 No.	2002 No.

Average number of full time employee equivalents (including Executive Directors) by class of business:
Mobile telecommunications	11,133	11,643	13,999
Mobile internet services	301	269	307
Other business	913	866	810

Total employees	12,347	12,778	15,116

Average number of full time employee equivalents (including Executive Directors) by geographic area:
UK	7,328	7,081	8,750
Germany	3,494	3,527	4,084
Other	1,525	2,170	2,282

Total employees	12,347	12,778	15,116

As at 31 March 2004, the Group employed 12,905 (2003: 12,476, 2002: 14,300) full time employee equivalents.

6.	The Employee Share Plans

The effect of the Scheme on the Employee Share Plans is summarised in paragraph 11 of Part 3 of this document. As explained in that paragraph, the Remuneration Committee has concluded that the existing Employee Share Plans should be amended to enable them to continue to be operated after the Scheme becomes effective, rather than O2 setting up new employee share plans specifically in consequence of the introduction of O2 as a new holding company. For certain plans, this requires the approval of the Inland Revenue and the Irish Revenue Commissioners. Although mmO2 expects such approval to be granted, O2 will, if such approval is not granted, establish new plans mirroring those of the original plans, which will be operated only for the remainder of the original plan’s life. The name of each Employee Share Plan is currently prefaced by “mmO2”. Subject to the Scheme becoming effective, the name of each plan will be changed so as to be prefaced by “O2”. The revised name of each plan is used in this paragraph 6.

The following paragraphs summarise how the Employee Share Plans will be operated after the Scheme becomes effective. These paragraphs do not reiterate the impact of the Scheme on the Employee Share Plans.

O2 will operate a range of share plans to encourage management and employees to own Ordinary Shares. These comprise the All-Employee Share Plans and the Executive Share Portfolio. References in these summaries to the Remuneration Committee and Board of O2 include, where the context requires, references to the Remuneration Committee and Board of mmO2. References to O2 include, where the context requires, references to mmO2 in respect of the period before the effective date of the Scheme.

The Employee Share Plans may be operated until November 2011.

6.1	The All-Employee Share Plans

(a)	Introduction

The Board believes it is in Shareholders’ interests for employees to be given the opportunity to own New Ordinary Shares (referred to as “shares” in this paragraph 6), and wishes to encourage this by taking advantage of favourable tax treatment available for employee shareholdings. The All-Employee Share Plans are:

•	the O2 Share Ownership Plan, under which the Directors can award shares to UK employees on a variety of tax-favoured terms;

•
the O2 Sharesave Plan, under which the Directors can grant to UK employees options to acquire shares on tax-favoured terms at an exercise price which is set at a discount of up to 20 per cent. to the market value of a share, at a date shortly before invitations to apply for options are issued; and

•
international equivalents of the plans referred to above, under which employees of the Group based outside the UK will be able to participate in similar arrangements to those available to UK employees.

Paragraphs 6.1(b) and (c) describe how the All-Employee Share Plans operate in the UK. The arrangements for non-UK employees are described in paragraph 6.1(d) below.

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PART 7: ADDITIONAL INFORMATION

(b)	The O2 Share Ownership Plan

This plan has been approved by the Inland Revenue, and can attract tax-favoured status for UK resident employees.

(i)	Eligibility. Group employees who have been employed for a minimum period (not exceeding twelve months) are eligible to participate in this plan.

(ii)	How the Plan may be operated. The Directors may operate this plan in a number of ways. They can:

•	make an award of “free shares”; and/or

•	give employees the opportunity to invest in “partnership shares”; and/or

•
make an award of “matching shares” to those employees who have invested in “partnership shares” (free shares, partnership shares and matching shares together being referred to as “Plan Shares”); and/or

•	require or allow employees to re-invest dividends paid on their Plan Shares in further shares (“dividend shares”).

(iii)
Free Shares. O2 may provide free shares up to a maximum annual value set from time to time by the Inland Revenue. The current maximum annual value is £3,000 per employee. If O2 wishes, the award of free shares can be based on the achievement of personal, team, divisional or corporate performance targets which must be notified to all employees. Otherwise, free shares must be awarded to employees on the same terms. Those terms allow awards to vary according to an employee’s remuneration, length of service or hours worked.

(iv)
Partnership Shares. O2 may provide employees with the opportunity to acquire partnership shares from their gross monthly salary up to a maximum value set from time to time by the Inland Revenue, currently £125 per month (or £1,500 per annum). mmO2 may set a minimum monthly deduction which may not be greater than £10. Shares will be acquired on behalf of employees within 30 days after each deduction at the market value of such shares on the date they are acquired. Alternatively, deductions can be accumulated for up to 12 months. In this case, shares will be acquired on behalf of employees within 30 days of the end of the accumulation period, at the lower of the market value of the shares at the beginning of the accumulation period or the date when they are acquired.

(v)	Matching Shares. O2 may give an employee up to two matching shares for each partnership share acquired by the employee. The award of matching shares cannot be subject to performance targets.

(vi)
Dividend Shares. O2 may either give employees the opportunity, or it may require them, to re-invest dividends paid on their Plan Shares in further shares up to a maximum amount, which is currently £1,500 per annum.

(vii)
Holding Period. Free shares and matching shares must be held in trust for a period of not less than three years and not more than five years from the date on which such shares are allocated to employees. Dividend shares must be held in trust for three years.

(viii)
Leavers. O2 can provide for free shares and matching shares to be forfeited if employees cease employment with the O2 Group (other than because of certain circumstances such as redundancy, disability, injury or reaching retirement age) within the period of up to three years from the date on which shares were allocated.

Employees can withdraw their partnership shares at any time. However, O2 can stipulate that matching shares will be subject to forfeiture if the corresponding partnership shares are withdrawn within a specified period (not exceeding three years) of their purchase on behalf of the employee.

Awards are not transferable except on death, when shares may be transferred to the deceased employee’s personal representatives. Awards of shares under this plan are not pensionable.

(ix)
Funding the Plan. If existing shares (as opposed to newly issued shares) are acquired as partnership shares, participating O2 Group companies may be required to fund the acquisition cost to the extent that salary deductions are insufficient to do so.

(x)	Amendments to the Plan. The Directors have authority to amend this plan, provided that no amendment to the advantage of participants may be made to provisions relating to:

•	who can participate;

•	the individual and overall time limits on participation;

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PART 7: ADDITIONAL INFORMATION

•	the basis for determining a participant’s entitlement to Plan Shares and the terms on which they can be acquired; and

•	any adjustment in the event of a variation in O2’s share capital without the prior approval of O2’s shareholders in general meeting (unless the amendment is minor and made to benefit the administration of this plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment).

(c)	The O2 Sharesave Plan

This plan has been approved by the Inland Revenue, and can attract tax-favoured status for UK resident employees of the Group.

(i)
General. Under this plan employees are granted an option to acquire shares in the future at a price determined at the date of grant of the option. The option price may be set at a discount to the market value of such a share shortly before the date of grant. Employees are required to save monthly through a contractual savings arrangement over a period of either three years or five years. At the end of the savings period the employee may either exercise the option using the savings contributions and interest or have the savings and accrued interest repaid.

(ii)	Eligibility. O2 Group employees who have been employed for a minimum period (not exceeding twelve months) are eligible to participate in this plan.

(iii)
Employee contributions. The maximum amount an employee may save monthly over the three-year or five-year period is the maximum amount allowed under an Inland Revenue-approved savings-related share option scheme, which is currently £250 per month. The Directors may impose a lower savings limit.

(iv)
Limits. The maximum discount that may apply under this plan is the maximum amount allowed under an Inland Revenue- approved savings-related share option scheme (currently 20 per cent. of the market value of the shares shortly before the option is granted). The Directors may impose a lower level of discount.

(v)
Leavers. An employee who ceases to be an employee of the O2 Group in certain circumstances (for example on the employee ceasing to be an employee due to death, injury, disability, redundancy, retirement or following change in control of the employing company) may exercise the option within six months of ceasing to be an employee. If an employee ceases to be an employee of the Group for any other reason the option will lapse.

(vi)	Amendments to the Plan. The relevant provisions are similar to those referred to in paragraph 6.1(b)(x).

(d)	Operation of All-Employee Share Plans outside the UK

Employees of the O2 Group based outside the UK are able to participate in similar arrangements to the plans described in paragraphs 6.1(b) and (c) above (the “International Plans”). The International Plans are designed, wherever possible, to enable employees to qualify for tax reliefs in their country of residence, or to provide a similar economic benefit to that available under the equivalent UK plans.

6.2	The O2 Executive Share Portfolio

(a)	Introduction

The O2 Executive Share Portfolio (the “Portfolio”) comprises four elements: deferred equity, performance shares, restricted shares and share options. These elements are described in paragraphs 6.2(b) to (e) below. Other than in exceptional circumstances, executives will only be made an award under one element of the Portfolio in any year.

(b)	Deferred Equity

Participants in the deferred equity element of the Portfolio will receive a Deferred Award and a Performance Uplift, both normally vesting following the third anniversary of award. A participant has no rights in relation to the shares under an award until the award has vested. The two components are described below:

(a)
the Deferred Award consists of shares, equal in value to a proportion of the pre-tax annual discretionary bonus earned in respect of performance in the preceding financial year. The Deferred Award will vest three years from the date on which the award is made; and

(b)
the maximum Performance Uplift will be two times the Deferred Award. The extent to which a Performance Uplift vests will depend on O2’s Total Shareholder Return (“TSR”) performance against a comparator group over a three-year period.

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PART 7: ADDITIONAL INFORMATION

If, at the end of the three-year period, O2 is ranked at the median in the comparator group, then 30 per cent. of the Performance Uplift will vest. If the Company is ranked in the top 20 per cent. (upper quintile) of the comparator group, then all of the Performance Uplift shares will vest. If O2’s TSR performance is between the median and upper quintile, the Performance Uplift shares shall vest on a straight line basis. For TSR performance below median, none of the Performance Uplift will vest. Any unvested amounts will automatically lapse and there is no retesting opportunity. For the purposes of calculating TSR for all of the companies in the comparator group, returns at the beginning and end of the period will be averaged to smooth out price fluctuations. The comparator group for the first awards in 2004 over Existing Ordinary Shares was made up of the constituents of the FTSE E300 Telecoms Services Index (the “Index”).

The Performance Uplift will only vest to the extent that the Remuneration Committee is satisfied that the Company’s TSR performance is a genuine reflection of O2’s underlying financial performance over the period.

If a participant ceases employment due to death, ill health, disability or the sale of the participant’s employer, both the Deferred Award and Performance Uplift will be preserved until the end of the three-year vesting period, in a form determined by the Remuneration Committee. However, the Remuneration Committee may, in exceptional circumstances, allow an award to vest on the date of cessation of employment, and in this situation, the Remuneration Committee will determine how to apply the performance condition at that date. If a participant ceases employment for any other reason, both the Deferred Award and Performance Uplift will generally lapse on the date of cessation.

In the event of a change of control of O2, Deferred Awards will vest in full at the date of change of control. For the Performance Uplifts, TSR will be assessed up to the change of control, and awards will vest pro rata to the number of completed months in the three-year period that have elapsed and to the extent that the performance condition has been satisfied. In addition, the Remuneration Committee will be able to take into account any other factors which it believes to be relevant when determining the proportion of the Performance Uplift that will vest.

(c)	Performance Shares

Subject to the exceptional circumstances referred to below, vesting of performance share awards will be contingent on the satisfaction of a specified performance target and continued employment with the Group. The maximum value of shares under a performance share award will be set by the Remuneration Committee but will not normally exceed twice salary in any year.

An award may not generally vest before the specified performance requirement has been met at the end of a period of time specified when the award is granted (the “Performance Period”). The Remuneration Committee will set the Performance Period, which will not be less than three years. The Remuneration Committee has discretion to defer (in whole or in part) the vesting of a participant’s award, even if the performance requirement has been met.

A participant has no rights in relation to the shares under an award until the award has vested. The number of shares under an award may, however, be increased during the Performance Period by reinvesting dividends, or an amount equivalent to any dividends, paid on the shares under the award.

If a participant ceases employment with the Group before the end of the Performance Period, awards will generally lapse. However, if a participant dies or leaves on ill-health grounds and the Performance Period will end less than 12 months after the participant ceases to be employed, the awards will vest immediately. If a participant ceases to be employed by the Group for any reason, however, O2 has discretion either to vest or preserve to the end of the Performance Period all or part of the awards.

(d)	Restricted Shares

Awards of restricted shares will generally only be used for recruitment and retention purposes. Subject to the exceptional circumstances referred to below, the vesting of awards will generally be contingent on continued employment with the Group. Awards may be granted subject to special conditions, such as the requirement to build up a personal holding of shares. As restricted share awards will normally be used for recruitment and retention purposes, the vesting of awards will not normally be subject to a performance target being met, although a performance target may be imposed. The value of shares under a restricted share award will be set by the Remuneration Committee but will not normally exceed an individual’s salary in any year.

An award may not generally vest before the end of a period of time specified when the award is granted (the “Restricted Period”). The Restricted Period will not be less than 12 months.

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PART 7: ADDITIONAL INFORMATION

The following terms attaching to restricted shares are the same as for performance shares:

•	Rights attaching to shares prior to the vesting of awards;

•	Cessation of employment before the end of the Restricted Period; and

•	Transfer of shares at the end of the Restricted Period.

(e)	Share Options

Options to acquire shares under the Portfolio can either be Inland Revenue-approved (for UK resident participants) or unapproved. The terms which apply specifically to Inland Revenue-approved options are contained in a separate section of the rules of the Portfolio.

The option price per share will be not less than the market value of such a share at the date of grant.

It is not currently the Remuneration Committee’s policy to grant share options. Should options be granted in the future the Remuneration Committee will have regard to best practice at the time on re-testing and performance conditions. However the following information is relevant in the event that the Remuneration Committee were to grant share options in the future.

The Remuneration Committee will make the grant or exercise of an option subject to the satisfaction of a performance target where that is appropriate in the relevant market and for the circumstances in which the option is granted. This may be appropriate for recruitment purposes. Alternatively, the grant of an option will be based on corporate and individual performance during the financial year.

The rules of the Portfolio do not impose any limit on the value of options which may be granted to an eligible employee in any year or over the life of the Portfolio.

An option may not generally be exercised before the end of a period of time specified when the award is granted. This period would be set by the Remuneration Committee and would not normally be less than 12 months. An option may be granted on the basis that different exercise periods apply to specific numbers of shares under that option. A participant has no rights to the shares under the option until the option has been exercised.

If a participant ceases employment with the Group, all options will generally lapse on the date employment ceases, unless the participant ceases employment because of death or ill-health. In limited circumstances, some or all of the options may be exercised after the participant leaves. O2 also has discretion to permit the exercise of options if a participant’s employment ceases for any other reason. If a participant ceases to be employed but continues to provide services to the Group or becomes employed by a company in which O2 has an interest, the participant may continue to hold the option, subject to the rules of the Portfolio, at the discretion of O2.

All options lapse on the tenth anniversary of their grant.

Provisions relating only to Inland Revenue-approved options.

Inland Revenue-approved options are mainly subject to the provisions summarised above. The main differences are:

•
Individual limit: an employee cannot be granted an approved option which would, at the time it is granted, enable the employee to acquire shares under approved option schemes (which are not savings-related) exceeding the Inland Revenue limit from time to time (currently £30,000); and

•	Inland Revenue approval: any amendment to the rules which affects the terms on which approved options may be granted or exercised requires the prior approval of the Inland Revenue.

(f)	Terms which apply to all elements of the Portfolio

The Remuneration Committee will have responsibility for agreeing any awards or options under the Portfolio. It will also have responsibility for setting the policy for the way in which the Portfolio should be operated, including agreeing performance targets and which employees should be invited to participate in the Portfolio. All employees of the Group, including executive Directors, are eligible to be invited to participate at the discretion of the Remuneration Committee.

Awards and options are not pensionable and may not be assigned or transferred except on a participant’s death, when they may be assigned to the participant’s personal representatives.

Generally, awards and options can be granted at any time, but not during a close period of O2. No payment is required for the grant of awards or options. All shares allotted under the Portfolio will carry the same rights as

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PART 7: ADDITIONAL INFORMATION

any other issued ordinary shares in O2 and application will be made for the shares to be listed by the UK Listing Authority and traded on the London Stock Exchange.

If there is a variation in the share capital of O2 (including a demerger or special dividend), the shares under award or option may be adjusted to reflect that variation.

Subject to the provisions described above in relation to the treatment of deferred equity, if there is a change of control of O2, shares or options awarded subject to a performance target will vest or become exercisable on the change of control to the extent that the target has been met up to the date of the change of control. In certain circumstances the Remuneration Committee will, either at the grant of an award or following a change of control, have discretion to vary the proportion of shares under award vesting, or the number of shares over which options will be exercisable, on a change of control. If, within 12 months following the change of control, any participant is dismissed (other than for gross misconduct) or is demoted and leaves O2, he will receive the value of the balance of his award to the extent (if any) that it did not vest or did not become exercisable on the change of control. In certain circumstances, awards and options may be exchanged for equivalent rights in relation to an acquiring company’s shares.

The Remuneration Committee will have authority to amend the rules of each element of the Portfolio, provided that no amendment to the advantage of participants or eligible employees may be made to provisions relating to:

•	who can be a participant;

•	the limits on the number of shares which can be issued under the Portfolio;

•	the basis for determining a participant’s entitlement to shares and the terms on which they can be acquired; and

•	any adjustment in the event of a variation in O2’s share capital;

without the prior approval of Shareholders in general meeting unless the amendment is minor and made to benefit the administration of the Portfolio, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment.

Additional schedules to the rules can be incorporated to operate one or more elements of the Portfolio outside the UK. These schedules can vary the rules of the Portfolio to take account of any securities, exchange control or taxation laws or regulations. The shares issued for these purposes will count towards the overall limit of shares issued under the Portfolio.

6.3	Limits on the issue of New Ordinary Shares under the Employee Share Plans

The plans will continue to be subject to the limit that, in any ten-year period, not more than 10 per cent. of the issued ordinary share capital of mmO2 or O2 from time to time may be issued or issuable under the Employee Share Plans. For these purposes, options and awards granted relating to Existing Ordinary Shares will be treated as grants relating to New Ordinary Shares. Options granted under the Legacy Option Plan will continue not to be counted against this limit. The Directors have adopted appropriate policies to ensure that sufficient shares are available for the Employee Share Plans throughout the ten-year period. Restricted share awards will be satisfied using shares purchased in the market, and will not involve a new issue of shares.

Where awards or options are granted over existing shares, these will be held in a discretionary employee benefit trust. The trust will also have the facility to subscribe for new shares within the limits referred to above. The trust will not in any event hold more than 5 per cent. of O2’s issued share capital.

6.4	Legacy Option Plan

In addition to the plans referred to above, options over New Ordinary Shares will subsist under the Legacy Option Plan. Options were granted by mmO2 under the Legacy Option Plan, to replace options over BT shares granted under BT executive share option plans, at the time of mmO2’s demerger from BT in November 2001. All options over Existing Ordinary Shares under the Legacy Option Plan were exercisable prior to the Scheme and, in connection with the Scheme, will be automatically rolled over into options of equivalent value over New Ordinary Shares. No other options will be granted under the Legacy Option Plan in the future.

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PART 7: ADDITIONAL INFORMATION

Section B:	Additional information relating to mmO2

1.	Introduction

The Directors of mmO2, whose names appear on page 10 (Chairman’s Letter) of this document, accept responsibility for the information contained in this document. To the best of the knowledge and belief of those Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Incorporation and activity of mmO2

2.1	mmO2 was incorporated and registered in England and Wales on 30 March 2001 under the Companies Act as a company with registered number 4190833.

2.2	The registered office of mmO2 plc is Wellington Street, Slough, Berkshire, SL1 1YP.

2.3	mmO2 is the holding company for a group of companies providing mobile phone communications services in Europe.

3.	Share capital of mmO2

3.1	As at 7 January 2005, (the latest practicable date prior to the publication of this document), the authorised and issued share capital of mmO2 was as follows:

	Authorised		Issued and paid
Class	Number	Nominal value	Number	Nominal value
Ordinary Shares	20,050,000,000	£20,050,000	8,693,693,745	£8,693,694
Deferred Shares	40	£40	40	£40

On 4 January 2005, the Deferred Shares were transferred to O2 for consideration equal to their nominal value.

3.2	As at 7 January 2005 (the latest practicable date prior to the publication of this document), the following options had been granted over Existing Ordinary Shares under the Sharesave, Executive and Legacy plans:*

Options Granted

Sharesave Options	Option Price	UK	Ireland	International	Total

21 December 2001 3 year	73.2p	12,576,753	1,180,418	3,780,279	17,537,450
21 December 2001 5 year	73.2p	12,835,869	495,147	—	13,331,016
20 December 2002 3 year	44p	17,525,189	1,718,581	4,569,795	23,813,565
20 December 2002 5 year	44p	13,155,572	594,514	—	13,750,086
18 December 2002 3 year	53.8p	6,719,615	1,011,467	2,572,320	10,303,402
18 December 2002 5 year	53.8p	3,928,038	330,354	—	4,258,392
17 December 2004 3 year	91.6p	4,522,996	506,622	2,033,927	7,063,545
17 December 2004 5 year	91.6p	1,758,437	108,293	—	1,866,730

Executive Options	Option Price	Approved	Unapproved	ADSs

23 November 2001	87p	14,929,360	35,910,202	—
	$11.873	—	—	353,850
27February 2002	64p	258,918	1,857,135	—
	$9.12	—	—	18,640
28March 2002	68.75p	—	9,364,834	—
25July 2002	46p	8,019,812	70,782,417	—
31 January 2003	48p	1,097,530	1,017,186	—

Legacy Options	Option Price	Approved	Unapproved	ADSs

20 December 2001	£1.93	—	467,548	—
20 December 2001	£1.50	—	328,206	—
20 December 2001	£1.16	—	87,360	—
20 December 2001	£1.02	—	491,272	—
20 December 2001	$23.24	—	—	113,440
20 December 2001	$29.10	—	—	10,238
20 December 2001	$29.10	—	11,270	—

*	All executive options have been granted for no consideration.

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PART 7: ADDITIONAL INFORMATION

Outstanding Options

As at 7 January 2005, the number of options outstanding under the Group’s option plans is as follows:

Sharesave Options
Options granted in 2001 at 73.2p	30,868,466
Options exercised/lapsed	24,752,702
Options outstanding	6,115,764

Options granted in 2002 at 44p	37,563,651
Options exercised/lapsed	3,499,903
Options outstanding	34,063,748

Options granted in 2003 at 53.8p	14,561,794
Options exercised/lapsed	1,272,487
Options outstanding	13,289,307

Options granted in 2004 at 91.6p	8,930,275
Options exercised/lapsed	3,608
Options outstanding	8,926,667

Executive Options
Options granted in 2001 at 87p	50,839,562	shares
Options granted in 2001 at $11.873	353,850	ADSs
Options exercised/lapsed	30,618,289	shares
	231,791	ADSs
Options outstanding	20,221,273	shares
	122,059	ADSs

Options granted in 2002 at 64p	2,116,053	shares
Options granted in 2002 at $9.12	18,640	ADSs
Options exercised/lapsed	68,812	shares
	18,640	ADSs
Options outstanding	2,047,241	shares
	0	ADSs

Options granted in 2002 at 68.75p	9,364,834	shares
Options exercised/lapsed	6,201,060	shares
Options outstanding	3,163,774	shares

Options granted in 2002 at 46p	78,802,229	shares
Options exercised/lapsed	8,943,771	shares
Options outstanding	69,858,458	shares

Options granted in 2003 at 48p	2,114,716	shares
Options exercised/lapsed	847,848	shares
Options outstanding	1,266,868	shares

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PART 7: ADDITIONAL INFORMATION

Legacy Options	Unapproved	ADSs

Options granted in 2001 at £1.93	467,548
Options exercised/lapsed	295,357
Options outstanding	172,191

Options granted in 2001 at £1.50	328,206
Options exercised/lapsed	184,138
Options outstanding	144,068

Options granted in 2001 at £1.16	87,360
Options exercised/lapsed	0
Options outstanding	87,360

Options granted in 2001 at $29.10		10,238
Options exercised/lapsed		10,238
Options outstanding		0

Options granted in 2001 at $23.24		113,440
Options exercised/lapsed		0
Options outstanding		113,440

Options granted in 2001 at £1.02	491,272
Options exercised/lapsed	491,272
Options outstanding	0

Options granted in 2001 at $29.10	11,270
Options exercised/lapsed	11,270
Options outstanding	0

4.	Directors of mmO2

Except where disclosed above at paragraph 4.3 of Section A of this Part 7, at the date of this document none of the mmO2 Directors:

(a)	has any unspent convictions in relation to indictable offences;

(b)	has been bankrupt or entered into an individual voluntary arrangement;

(c)
was a director with an executive function of any company at the time of or within 12 months preceding any receivership, compulsory liquidation, creditors’ voluntary liquidation, administration, company voluntary arrangement or any composition or arrangement with that company’s creditors generally or with any class of its creditors;

(d)	has been a partner in a partnership at the time of or within 12 months preceding any compulsory liquidation, administration or partnership voluntary arrangement of such partnership;

(e)	has had his assets the subject of any receivership or has been a partner of a partnership at the time of or within 12 months preceding any assets thereof being the subject of a receivership; and

(f)
has been subject to any public criticism by any statutory or regulatory authority (including any designated professional body) nor has ever been disqualified by a court from acting as a director of a company or from acting in the management or conduct of the affairs of any company.

5.	Directors’ and other interests in O2

5.1	Assuming that no further Existing Ordinary Shares have been purchased or issued after 7 January 2005 (the latest practicable date prior to the publication of this document) in accordance with the rights granted under the Employee Share Plans, the Directors will have the following beneficial interests in the New Ordinary Shares, on the Scheme becoming effective, by virtue of the effect of the Scheme on their holdings of Existing Ordinary Shares

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PART 7: ADDITIONAL INFORMATION

	Number of Existing Ordinary Shares	Number of New Ordinary Shares	Percentage of issued share capital

Chairman
David Arculus	128,281	128,281	0.0015
Executive Directors
Peter Erskine	952,631	952,631	0.0109
David Finch	1,015,489	1,015,489	0.0117
Rudolf Gröger	nil	nil	nil
David McGlade[1]	670,986	670,986	0.0077
Non-Executive Directors
David Chance	15,029	15,029	0.0002
Stephen Hodge	91,914	91,914	0.0011
Patrick Lupo	33,048	33,048	0.0004
Ian Meakins	33,599	33,599	0.0004
Andrew Sukawaty	83,576	83,576	0.0010

1	David McGlade’s interest includes 339,620 shares in the form of 33,962 mmO2 ADSs.

The interests of the Directors amount in total to 3,024,553 Existing Ordinary Shares representing approximately 0.035 per cent. of the issued share capital of mmO2 as of 7 January 2005 (the last practicable date prior to publication of this document).

5.2	In addition to their having an interest in 3,024,553 Existing Ordinary Shares as detailed in paragraph 5.1 above, the Directors also have interests in Existing Ordinary Shares as at the date referred to in paragraph 5.1 above, as a result of their participation in the Employee Share Plans. These interests were as follows as at 7 January 2005:

Sharesave options

The table below shows the number of sharesave options over Existing Ordinary Shares held by Directors as at 7 January 2005.

Director	Grant date	Number of Existing Ordinary Shares under option at 7 January 2005	Exercise price	Date exercisable

Peter Erskine*	21 December 2001	12,978	73.2p	14 February 2005 –
				13 August 2005
Peter Erskine*	17 December 2004	18,040	91.6p	1 February 2010 –
				31 July 2010
David Finch*	21 December 2001	12,978	73.2p	14 February 2005 –
				13 August 2005
David Finch*	17 December 2004	10,343	91.6p	1 February 2008 –
				31 July 2008
David McGlade	20 December 2002	21,477	44p	13 February 2006 –
				12 August 2006

*
Peter Erskine and David Finch were granted options under the 2004 operation of the mmO 2 Sharesave Plan. The savings contracts in respect of the options granted to them in 2001 mature in February 2005 at which time the savings contract for the latest grant will commence.

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PART 7: ADDITIONAL INFORMATION

Executive share options

The table below shows the number of executive share options over Existing Ordinary Shares held by Directors as at 7 January 2005.

Director	Plan		Grant date		Exercised	Lapsed	Number of Existing Ordinary Shares under option outstanding at 7 January 2005	Exercisable at 7 January 2005	Exercise price	Date exercisable

Peter Erskine	mmO2 Share		23 November		—	—	1,724,137	1,275,861	87p	23 November 2004 –
	Option Plan		2001							22 November 2011
			25 July 2002		—	—	3,554,347		46p	25 July 2005 –
										24 July 2012

David Finch	mmO2 Share		23 November		—	—	1,206,896	893,103	87p	23 November 2004 –
	Option Plan		2001							22 November 2011
			25 July 2002		—	—	2,445,652		46p	25 July 2005 –
										24 July 2012

Rudolf Gröger	mmO2 Share		23 November		—	—	625,168	462,624	87p	23 November 2004 –
	Option Plan		2001							22 November 2011
			25 July 2002		—	—	1,763,373		46p	25 July 2005 –
										24 July 2012

David McGlade	mmO2 Legacy		1 October		—	—	113,440	113,440	$23.243	1 October 2001 –
	Option Plan	[1]	2000							30 September 2010
	mmO2 Share		23 November		—	—	122,059	90,323	$11.873	23 November 2004 –
	Option Plan		2001	[2]						22 November 2011
			25 July 2002		—	—	2,184,782		46p	25 July 2005 –
										24 July 2012

1
The options were regranted over mmO2 shares on 20 December 2001. David McGlade’s legacy options were awarded in the form of ADSs at $23.243 per ADS, and vested in three equal annual tranches on the first, second and third anniversaries of grant.

2	The options granted to David McGlade on 23 November 2001 were in the form of mmO2 ADSs at $11.873 per ADS.

Executive share options will only become exercisable if the Company’s Total Shareholder Return (“TSR”) performance meets the relevant target at the end of a fixed three year performance period. If the performance goal is not satisfied in full after this period, it can be retested on two subsequent occasions, on the fourth and fifth anniversaries of the first performance test, extending the length of the performance period at each test. The proportion of options that can be exercised will increase if the Company’s TSR performance improves between the test dates. Throughout this paragraph 5.2, the “Company” means mmO2 and, in respect of the period after the Scheme becomes effective, O2.

Performance shares

The table below shows the number of performance shares awarded to executive Directors under the operation of the Executive Share Portfolio (the “Portfolio”) and which remain outstanding at 7 January 2005.

Director	Grant Date	Number of Existing Ordinary Shares under award outstanding at 7 January 2005	Vesting date

Peter Erskine	31 July 2003	1,403,773	31 July 2006
David Finch	31 July 2003	905,660	31 July 2006
Rudolf Gröger	31 July 2003	859,245	31 July 2006
David McGlade	31 July 2003	815,094	31 July 2006

Performance shares will only vest if the Company’s TSR performance meets the relevant target at the end of a fixed three year performance period. If the performance goal is not satisfied after this period, the performance shares lapse.

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PART 7: ADDITIONAL INFORMATION

Restricted shares*

The table below shows the number of restricted shares awarded to the Chairman and executive Directors under the operation of the Portfolio as at 7 January 2005.

Director	Grant date	Vested 23 November 2004	Lapsed 23 November 2004	Number of Existing Ordinary Shares under award outstanding at 7 January 2005

David Arculus[1]	29 July 2004	—	—	292,397
Peter Erskine	23 November 2001	(575,815)	—	—
David Finch	23 November 2001	(201,536)	—	—
Rudolf Gröger	23 November 2001	—	(156,592)	—
David McGlade	23 November 2001	(33,549)	(5,030)	—

1
mmO 2 made a one-time restricted share award over 350,877 mmO 2 shares with a related corporate performance condition and requirement to build up a personal shareholding shortly after David Arculus took over the duties of Chairman on 28 July 2004. On 6 January 2005, the number of shares under award was reduced to 292,397 and the corporate performance condition was removed. The vesting of the award remains subject to continued employment with O2 over the three year period (ending 29 July 2007) and to David Arculus building up a personal shareholding of 350,877 shares within 12 months of grant (i.e. by 29 July 2005).

Restricted share awards were granted to a small group of senior executives (including executive Directors) shortly after demerger. Most awards were granted on terms that they would normally only vest on the third anniversary of grant if the participant builds up a significant personal shareholding in mmO2 within 18 months of grant and retains this until the vesting date as well as remaining in employment with the mmO2 Group until this time. The awards would vest on a pro rata basis if the participant builds up a lower personal investment. All these awards have now vested or lapsed.

Deferred Equity

The table below shows the number of Existing Ordinary Shares under award to executive Directors under the operation of the Deferred Equity Incentive Plan (the “DEIP”), which forms part of the Portfolio, as at 7 January 2005.

Director	Grant Date	Number of Existing Ordinary Shares (Deferred Award) Awarded at 7 January 2005	Number of Existing Ordinary Shares (Performance Uplift) at 7 January 2005	Vesting Date

Peter Erskine	29 July 2004	329,941	659,883	29 July 2007
David Finch	29 July 2004	212,865	425,730	29 July 2007
Rudolf Gröger	29 July 2004	282,105	564,210	29 July 2007
David McGlade	29 July 2004	270,175	540,350	29 July 2007

Under the DEIP, participants receive a Deferred Award and a Performance Uplift. For grants made in 2004/05, the Deferred Award was over Existing Ordinary Shares equal in value to one half of the annual bonus paid in respect of 2003/04 performance, and will generally vest after three years, subject to continued employment. The Performance Uplift over Existing Ordinary Shares was equal to two times the Deferred Award, and vesting of these shares is subject to the Company’s TSR performance meeting the relevant target at the end of a fixed three year performance period.

Non-beneficial interests

At 7 January 2005, the Chairman and all executive Directors had a non-beneficial interest in 1,122,753 mmO2 ordinary shares and 1 mmO2 ADS held in trust by Hill Samuel Offshore Trust Company Limited as trustee of the mmO2 Share Ownership Trust.

*	“Restricted shares” are Ordinary Shares subject to the terms of an award under the Restricted Share Plan.

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PART 7: ADDITIONAL INFORMATION

5.3
The interests of the Directors in the share capital are set out in paragraphs 5.1 and 5.2 above. Under the Scheme, Directors who are participants in the Employee Share Plans will be treated in the same manner as other participants in those plans. On the Scheme becoming effective, the Directors will have equivalent interests in New Ordinary Shares arising pursuant to their interests in Existing Ordinary Shares under the Employee Share Plans. This is because all options and awards held by Directors under the Employee Share Plans will be automatically rolled over into options and awards of equivalent value over New Ordinary Shares. Options and awards held by David McGlade in relation to mmO2 ADSs will be rolled over into options and awards of equivalent value over New Ordinary Shares by reason of the termination of mmO2’s ADR programme (as described in paragraph 2 of Part 6 of this document).

5.4	The above disclosures are based upon the interests of the Directors in Existing Ordinary Shares which (a) have been notified by each Director to mmO2 pursuant to section 324 or section 328 of the Companies Act before 7 January 2005 (the latest practicable date prior to the publication of this document), or (b) are required pursuant to section 325 of the Companies Act to be entered into the register of directors’ interests maintained under that section, or (c) are interests of a connected person (within the meaning of section 346 of the Companies Act) of a Director which would, if the connected person were a director of mmO2, be required to be disclosed under such sections of the Companies Act, and the existence of which is known to or could with reasonable diligence be ascertained by that Director.

5.5	Save as set out above, no Director (nor any person connected with them) has any interests (beneficial or non-beneficial) in the share capital. Save as set out above, no Director (nor any person connected with them) holds an interest in any other securities of the O2 Group.

5.6	Insofar as is known to mmO2 on the Scheme becoming effective, assuming that no further Existing Ordinary Shares have been purchased or issued after 7 January 2005 (the last practicable date prior to the publication of this document) the following persons will hold directly or indirectly, interests calculated exclusive of Treasury Shares representing three per cent. or more of the issued New Ordinary Shares:

Name of Shareholder	Current holding of Existing Ordinary Shares	Number of New Ordinary Shares	Percentage of issued ordinary share capital of O2

The Capital Group Companies, Inc	539,014,317	539,014,317	6.21%
FMR Corp. and Fidelity International Limited	341,956,606	341,956,606	3.94%
Legal & General Investment Management Limited	302,396,551	302,396,551	3.48%

5.7	Save as disclosed in paragraph 5.6 above, mmO2 is not aware of any person who is, or will be, immediately following the Scheme, directly or indirectly interested in three per cent. or more of the New Ordinary Shares.

5.8	mmO2 is not aware of any person who, following implementation of the Scheme, directly or indirectly, acting jointly with others or acting alone, could exercise control over O2.

5.9	No Director has or has had any interest in any transaction which is or was unusual in its nature or conditions or significant to the business of any member of the Group and which was effected by any member of the Group during the current or immediately preceding financial year, or which was effected during an earlier financial year and remains in any respect outstanding or unperformed.

5.10	None of the Directors had a beneficial interest in any contract to which mmO2 or its subsidiaries were a party during the financial year.

5.11	Loans outstanding to senior officers of O2 as at 7 January 2005 were £125,000. The Company Secretary and General Counsel, and members of the Executive Committee, beneficially own less than 1 per cent. of the Company’s outstanding ordinary shares.

5.12	The Directors may be affiliates for the purposes of the Securities Act and therefore may be subject to the restrictions described in paragraph 4 of Part 6.

5.13	Details of Directors’ service agreements and of the terms of their appointment are set out in paragraph 6 of Section B of this Part 7 of this document. The total emoluments receivable by each of the Directors will not be varied as a result of the Scheme.

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PART 7: ADDITIONAL INFORMATION

6.	Directors’ remuneration

6.1	The remuneration (including salary and other benefits) payable under the Chairman’s, executive Directors’ and non-executive Directors’ service agreements is as follows:

		Year ended 31.3.04				Year ended 31.3.05
	Appointment Date	Salary or fee £	Bonus £	Benefits[1] £		Estimated salary or fee £
Chairman
David Arculus	1 April 2003	48,000	—	—		280,847	[2]

Executive Directors
Peter Erskine	31 August 2001	607,500	564,200	40,602		665,833
David Finch	31 August 2001	395,833	364,000	24,705		425,000
Rudolf Gröger	1 April 2003	399,211	499,896	20,543		445,509	[3]
David McGlade	1 April 2003	372,500	462,000	100,047	[4]	414,167

Non-Executive Directors
David Chance	21 January 2003	48,000	—	—		48,000
Stephen Hodge	1 October 2001	55,000	—	—		66,667
Patrick Lupo	10 August 2004	—	—	—		30,856
Ian Meakins	20 December 2001	50,000	—	—		50,000
Andrew Sukawaty	31 August 2001	100,000	—	—		87,000

Former Directors	Leaving Date
Neelie Kroes	31 August 2004	50,000	—	—		20,833
Paul Myners	10 August 2004	48,000	—	—		17,290
Kent Thexton	4 February 2004	279,508	374,691	27,288	[4]	—
David Varney	28 July 2004	350,000	—	36,125		113,844	[5]

1.	Benefits include car provision or cash allowance, healthcare, financial planning, dental care, home security, but exclude pension benefits
2.	Figure includes:
•	Fee for non-executive directorship from 1 April to 3 May 2004
•	Fee for Chairman designate from 4 May 2004 to 28 July 2004
•	Fee for Chairmanship from 28 July 2004 onwards

David Arculus’ fee as Chairman is £325,000 per annum. At his request, £25,000 of this is paid into a personal pension arrangement and the cash payable directly to him is reduced accordingly. In addition, David Arculus invests the after-tax amount of 15 per cent. of his annual fee in shares of mmO2

3.	Rudolf Gröger’s remuneration has been converted from Euro to Sterling at an exchange rate of €1 = £0.6943
4.	In addition to the benefits listed in Note 1, David McGlade and Kent Thexton received a benefit relating to the cessation of expatriate accommodation allowances
5.	Salary received for the period 1 April 2004 to 28 July 2004

6.2	Executive Directors’ service agreements

The service contracts and notice periods for the executive Directors are set out below.

Director	Effective date of service agreement	Notice period

Peter Erskine	24 October 2001	12 months
David Finch	19 November 2001	12 months
Rudolf Gröger	1 April 2003	12 months
David McGlade	1 April 2003	12 months

mmO2 may in its discretion terminate without notice and make a payment in lieu of notice equal to the sum of 12 months’ pay including the value of employers’ pension contributions, benefits, and a bonus payment of not less than the previous year’s bonus. This payment in lieu of notice provision does not prevent mmO2 from terminating in breach of contract, which may enable mmO2 to pay a reduced amount by requiring greater mitigation.

On termination of employment within 12 months of a change of control, mmO2 is obliged to make a liquidated damages payment equal to the base salary, the value of employer pension contributions and benefits for the notice period, plus additional payments equal to the annual bonus potential for that year, and in respect of the loss of rights under share incentive schemes.

Prepared and filed by St Ives Burrups

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PART 7: ADDITIONAL INFORMATION

In the event of termination of Rudolf Gröger’s employment within 12 months of a change of control of mmO2 or its German business, the employer is obliged to make a cash payment equal to two times his base salary and bonus. The amount of bonus payable will be that expected for on-target performance.

David Arculus, who served as a non-executive Director of mmO2, agreed to serve as Chairman with effect from the conclusion of mmO2’s AGM on 28 July 2004 under an agreement dated 4 May 2004. His time commitment is on average two days per week. The notice period required by mmO2 to terminate this agreement, is 12 months. On a change of control, in the event that his agreement is terminated, he will be entitled to 12 months’ pay in lieu of notice. This can be subject to mitigation in the event that he finds a comparable alternative role.

6.3	Non-executive Directors’ letters of appointment

Following the Higgs Report, each non-executive Director has entered into a revised letter of appointment with mmO2 covering amongst other items, their terms of appointment and expected time commitment, together with a general statement of their role and duties. Non-executive Directors are appointed initially for three years unless otherwise terminated earlier by and at the discretion of either party upon one month’s written notice. Non-executive Directors are typically expected to serve two three-year terms subject to satisfactory performance and re-election by shareholders. The non-executive Directors do not participate in any of mmO2’s pension or incentive arrangements.

6.4	Save as set out in this paragraph 6 there is no arrangement under which a Director has agreed to waive future emoluments nor have there been any such waivers during the financial year immediately preceding the date of this document.

6.5	Save as set out in this paragraph 6 there are no existing or proposed service agreements between any Director or proposed Director and O2.

7.	Material change

Save as disclosed in the Chairman’s letter in Part 1, there has been no material change in the financial or trading position of mmO2 since 31 March 2004, the date on which mmO2 prepared its last audited consolidated financial statements.

8.	Litigation

Save as disclosed below no member of the Group nor the O2 Group is or has been involved in any legal or arbitration proceedings nor, so far as the Directors are aware, are any such proceedings pending or threatened by or against any member of the Group or the O2 Group which may have, or have had during the 12 months preceding the date of this document, a significant effect on the Group’s or the O2 Group’s financial position.

Customs and Excise have challenged mmO2’s UK VAT treatment of the sale of prepay vouchers from an Irish resident subsidiary. They have recently raised a £36 million assessment against mmO2 which they believe to be UK VAT due on vouchers sold into the UK from Ireland, together with interest thereon. Such assessments are payable within 30 days of the date of the assessment and accordingly this assessment will be paid in January. However, mmO2 strongly disputes this assessment and believes that the courts will support its view and that the amount which will be paid will subsequently be repaid. No court proceedings in respect of this assessment have yet been commenced. mmO2 will review its position on an ongoing basis.

9.	Material contracts

The contracts described below, not being contracts entered into in the ordinary course of business, are the only contracts which either (a) have been entered into by mmO2 or members of the Group within the two years immediately preceding the date of this document and are or may be material to mmO2 or the Group; or (b) (regardless of when entered into) contain obligations or entitlements which are material to the O2 Group:

(a)
a syndicated credit facilities agreement dated 15 October 2004 (the “Facility Agreement”), between mmO2 and O2 Holdings Limited (then called O2 Limited) as borrowers and certain financial institutions who have participated in the credit facility (the “Banks”).

The Facility Agreement provides for the Banks to make available to mmO2 and O2 Holdings Limited a five-year committed £1,000 million multi-currency revolving credit facility, available for the general corporate purposes of the Group. The facility replaced syndicated and bilateral bank facilities totalling the same amount which have now been cancelled.

The facility is guaranteed by mmO2 in respect of drawings of each additional borrower, and by such subsidiaries of mmO2 as are nominated by mmO2 and accede to the Facility Agreement as guarantors. The facility is currently undrawn.

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PART 7: ADDITIONAL INFORMATION

Interest on loans drawn under the facility is calculated at a margin above LIBOR (or in the case of Euro advances, EURIBOR) from time to time. The margin varies according to the long-term credit rating assigned to mmO2 by major credit rating agencies but is subject to a maximum of 0.6 per cent. As at 7 January 2005 the facility bears a margin of below 0.5 per cent.

(b)
a €5,000 million Euro Medium Term Note Programme (the “Programme”), was established for the issue of Euro Medium Term Notes (the “Notes”). Notes issued are constituted by a trust deed dated 18 December 2001 entered into between mmO2 (“the Issuer”) and Bankers Trustee Company Limited as supplemented by the First Supplemental Trust Deed dated 5 September 2002 between the Issuer and Deutsche Trust Company Limited. Under the Programme, the Issuer may issue Notes denominated in any currency under the terms and conditions as set out in an offering circular updated on 2 September 2004 (the “Offering Circular”) up to €5,000 million (or its equivalent in other currencies) outstanding at any time. The €1,000 million and £375 million Eurobond issues were launched in January 2002 under the Programme and remain outstanding.

Interest on the euro and sterling Notes is at fixed rates of 6.375 per cent. and 7.625 per cent. per annum respectively.

(c)
a sponsors’ and placing agreement dated 12 January 2005 and entered into between O2, mmO2, Cazenove and Merrill Lynch (the “Placing Agreement”) which sets out the terms on which O2 has appointed Cazenove and Merrill Lynch as its joint sponsors for the purposes of the application for Admission on implementation of the Scheme and in which Cazenove and Merrill Lynch have agreed to use reasonable endeavours to procure (as agent for O2) placees for New Ordinary Shares in connection with the Placing. The Placing Agreement provides for the payment by O2 of certain costs, charges, commissions, fees and expenses of, or relating to, Admission, the Scheme and the Placing (together with any related value added tax). The Placing Agreement contains representations and warranties given by O2 and mmO2 to Cazenove and Merrill Lynch as to the accuracy of the information contained in this document and certain other documents and relating to the directors of O2 and its business and the business of the O2 Group and an unlimited (in time and amount) indemnity from each of O2 and mmO2 in favour of Cazenove and Merrill Lynch. Merrill Lynch and Cazenove will share fees of 1.5 per cent. of the Placing Amount in respect of the New Ordinary Shares which are the subject of the Placing, subject to a minimum total fee for their work in connection with the Scheme, Admission and the Placing of £4 million.

10.	Summary of conditions of use of internet proxy appointment and voting instruction service

Introduction

This paragraph summarises certain material conditions governing the use by Shareholders and participants in Easyshare and the mmO2 Share Ownership Plan of Lloyds TSB Registrars’ internet proxy appointment and voting instruction services (the “Internet Service”) in connection with the Court Meeting and EGM. The conditions of use are legally binding and should be read carefully before using the Internet Service.

The conditions of use of the Internet Service are set out in full on the website, www.sharevote.co.uk, and may be read by logging on to that site and entering the Voting Reference Number printed on the Forms of Proxy.

Confirmations

When the Voting Reference Number is entered and the icon “Go” is clicked the user will be deemed to confirm that he, she or it:

(i)	is registering to use the Internet Service;

(ii)	has the right to vote his, her or its shares; and

(iii)	has read, understood and agreed to be bound by the relevant conditions of use.

Voting Reference Number and security

A user of the Internet Service must take all reasonable steps to ensure that his, her or its Voting Reference Number is kept secret and not disclosed to someone else unless the user wants that other person to use the Voting Reference Number to access the Internet Service on their behalf and has given them a power of attorney to do so. Corporate shareholders holding shares on behalf of clients should note that divulging their Voting Reference Number to one of their clients may enable that client to use the Internet Service in respect of the corporate shareholder’s entire holding. Users of the Internet Service will be given a limited number of attempts to enter their Voting Reference Numbers following which their right to use the Internet Service will be withdrawn. The Registrars will not accept any message or instruction containing, or suspected of containing, a computer virus.

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PART 7: ADDITIONAL INFORMATION

Authority given by use of the Voting Reference Number

The Registrar (and/or the Trustee of the mmO2 Share Ownership Plan and/or mmO2) will be entitled to act on instructions given using the Internet Service in connection with the Voting Reference Number without obtaining any further written or other confirmation, even if those instructions are not actually given or authorised by a Shareholder or participant in Easyshare/the Share Ownership Plans or duly authorised attorney. However, written confirmation of appointments may be insisted upon and additional security checks made where it is reasonably believed they are justified.

Availability of Internet Service

The Registrars will make all reasonable efforts to ensure the Internet Service is available during the times specified in the voting documentation but routine maintenance requirements, excess demand and circumstances beyond its control may mean this is not possible.

Limitations of liability

Neither the Registrars nor mmO2 are liable for any direct loss or damage resulting from making the Internet Service available, unless directly caused by their negligence, fraud or deliberate default. The Registrars’ and mmO2’s liability for consequential and indirect losses is excluded (except in the case of fraud). The Registrars and/or Lloyds TSB Registrars Corporate Nominee Limited and/or the trustees of the Share Ownership Plans and/or mmO2 will have no liability for instructions accepted via the Internet Service in good faith. Neither the Registrars nor mmO2 will be liable for failing to act on any message given to Lloyds TSB Registrars using the Internet Service which Lloyds TSB Registrars do not receive.

Record keeping

The Registrars may record all telephone conversations in connection with the Internet Service and keep the recordings for at least one year. Records will be kept of all proxy appointments and other instructions given via the Internet Service for one year as well.

E-mail addresses

If a user of the Internet Service provides the Registrars with e-mail contact details when using the Internet Service, the Registrars may use those details in order to contact the user for any purpose that is legitimately connected with the user’s shares. The Registrars may also give the e-mail contact details to mmO2 for this purpose.

Software and hardware

It is the responsibility of users of the Internet Service to ensure that any software supplied to them when they access the Internet Service is compatible with their equipment and any software on their equipment. Users must take all reasonably practicable measures to ensure their equipment is free of any computer virus (in particular because the Internet Service is accessible via the internet over which the Registrars have no control) and is adequately maintained in every way.

Users of the Internet Service must not access the Internet Service using any computer or other device they do not own unless they have first obtained the owner’s permission and must compensate the Registrars for any loss they may suffer as a result of not obtaining such permission. Users of the Internet Service are responsible for their use of any internet access services through which they access the Internet Service.

Users of the Internet Service will be granted a non-exclusive, non-transferable, temporary licence to use software supplied to them when they access the Internet Service for the purpose of accessing the Internet Service, and for no other purpose. If the Internet Service is accessed from a country outside the United Kingdom, the user is responsible for complying with the local laws of that country and must compensate the Registrars for any loss they may suffer as a result of the user’s failure to comply with this obligation.

An appointment or instruction given using the Internet Service will be treated as received when it is recorded by the Registrars’ server in a way capable of being reproduced in legible form.

11.	Information on the CREST settlement system

CREST, the computerised paperless system for settlement of sales and purchases of shares in the London securities markets, commenced operations in July 1996.

The CREST Regulations provide for the transfer of shares in the UK without stock transfer forms, and the evidencing of title to shares without share certificates, through a computer-based system and procedures, defined in the Uncertificated Securities Regulations as a “relevant system”. CREST is the first “relevant system” and is operated by CRESTCo.

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PART 7: ADDITIONAL INFORMATION

The O2 Articles contain specific provisions to enable the New Ordinary Shares to be dematerialised into a relevant system, including CREST. A copy of the O2 Articles is available for inspection as described in paragraph 15 in Section B of this Part 7 below.

The board of O2 has resolved to enable any or all of the New Ordinary Shares to join CREST and, accordingly, Shareholders will be able to hold eligible shares in electronic form in an account on the CREST system or to continue to hold them in the physical form of certificates. Each Shareholder will be able to choose whether or not to convert his eligible shares into uncertificated form and the Registrars will continue to register written instructions of transfer and issue share certificates in respect of New Ordinary Shares held in certificated form.

It is currently anticipated that the New Ordinary Shares will be eligible to join CREST with effect immediately upon admission to trading on the London Stock Exchange.

12.	Working Capital

The directors of O2 have confirmed in the Listing Particulars their opinion that the O2 Group has sufficient working capital for its present requirements, that is for at least twelve months from the date of publication of the Listing Particulars.

13.	Consents

13.1	Cazenove and Co. Ltd has given and not withdrawn its written consent to the issue of this document and the references to its name in the form and context in which it is included.

13.2	Merrill Lynch International has given and not withdrawn its written consent to the issue of this document and the references to its name in the form and context in which it is included.

13.3	PricewaterhouseCoopers LLP has given and not withdrawn its written consent to the inclusion in this document of its letter concerning the forecast for the financial year ending 31 March 2005 and the references thereto and to its name in the form and context in which they appear.

14.	Costs of Proposals

The total costs and expenses of, or incidental to, the Scheme, the Placing and the O2 Reduction of Capital are estimated to be approximately £18 million (inclusive of VAT).

15.	Documents available for inspection

Copies of the following documents may be inspected at the offices of Shearman & Sterling (London) LLP, Broadgate West, 9 Appold Street, London EC2A 2AP, during usual business hours on any weekday (Saturdays, Sunday and public holidays excepted), until the Scheme is completed or lapses and will also be available for inspection at the Court Meeting and the EGM:

(a)	the memorandum and articles of association of mmO2 in their current form;

(b)	the memorandum and articles of association of O2;

(c)	the audited consolidated accounts of mmO2 for the financial periods ended 31 March 2004, 31 March 2003 and 31 March 2002;

(d)	the interim accounts of mmO2 for the 6 months ended 30 September 2004;

(e)	copies of the Directors’ service contracts and letters of appointment referred to in paragraph 6 of Section B of this Part 7;

(f)	the Listing Particulars of O2;

(g)	the rules of the Employee Share Plans, together with proposed amendments relating to their operation in relation to New Ordinary Shares after the Scheme becomes effective;

(h)	the written consents of Cazenove & Co. Ltd and Merrill Lynch International referred to in paragraph 13 of Section B of this Part 7;

(i)	the material contracts referred to in paragraph 9 of Section B of this Part 7;

(j)	the letters in connection with the forecast for the financial year ending 31 March 2005;

(k)	the Scheme; and

(l)	this document.

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PART 7: ADDITIONAL INFORMATION

Section C:	Forecast for mmO2 plc

1.	Introduction

The current trading statement given in Part 1 Paragraph 7 of this Circular, which has not changed from that given in the outlook section of the interim results announcement made on 17 November 2004, can be interpreted under the Listing Rules as a forecast that full year EBITDA before exceptional items for the Group for the financial year ending 31 March 2005 will be materially higher than for the financial year ended 31 March 2004.

This statement set out above, which relates solely to financial information under UK GAAP, is a forecast by the Directors under section 12.23 of the Listing Rules. In the absence of unforeseen circumstances and on the basis of the assumptions outlined below, the Directors confirm that the forecast remains appropriate.

The bases and assumptions underlying the forecast are set out in paragraph 2 below, and the letters issued in connection with the Forecast from the Company’s auditors PricewaterhouseCoopers LLP and its financial advisors, Cazenove & Co. Ltd and Merrill Lynch International, are set out in paragraph 3 below.

2.	Basis of preparation and principal assumptions

The forecast has been prepared using accounting policies which are consistent with those used by mmO2 plc in preparing its audited financial statements for the financial year ended 31 March 2004 and the unaudited interim statement for the six months ended 30 September 2004. The forecast is based on the unaudited interim results for the six months ended 30 September 2004, the unaudited management accounts for the two months ended 30 November 2004 and the Directors’ forecast for the four months ending 31 March 2005.

The following principal assumptions have been taken into account in preparing the forecast:

(i)	Factors outside the influence of the Directors:

a.	There will be no fundamental change in the political, economic or regulatory environments in which the Group operates;

b.	There will be no change to UK accounting standards;

c.	There will be no changes in exchange rates that have a material impact on the Group; and

d.	There will be no material change in the management and control of the Group.

(ii)	Factors which the Directors may be able to influence:

a.	There are no acquisitions or disposals of businesses; and

b.	There will be no significant changes in trading relationships with suppliers or customers.

(iii)	Materially higher is assumed to be more than 10 per cent. greater.

3.	Letters relating to the forecast

Set out below are the text of the letters from PricewaterhouseCoopers LLP, and Cazenove & Co. Ltd and Merrill Lynch International relating to the forecast:

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PART 7: ADDITIONAL INFORMATION

The Directors
mmO2 plc
Wellington Street
Slough
Berkshire SL1 1YP

Cazenove & Co. Ltd 20 Moorgate London EC2R 6DA	Merrill Lynch International 2 King Edward Street London EC1A 1HQ

12 January 2005

Dear Sirs

mmO2 plc (the “Company”)

The directors of the Company have made the following statement (the “forecast”) which is set out in Section C of Part 7 of the Company’s circular to shareholders dated 12 January 2005 (the “Circular”).

“Full year EBITDA before exceptional items of the Group for the financial year ending 31 March 2005 will be materially higher than for the financial year ended 31 March 2004.”

We have reviewed the basis of compilation and the accounting policies for the forecast. It is our responsibility to form an opinion on the forecast and to report our opinion to the directors of the Company and to Cazenove & Co. Ltd and Merrill Lynch International. Our work has been undertaken solely for the purpose of reporting under paragraph 12.24 of the Listing Rules of the UK Listing Authority. We conducted our work in accordance with the Statements of Investment Circular Reporting Standards issued by the United Kingdom Auditing Practices Board.

This letter has been prepared for use solely in connection with the Company’s Circular and our responsibility under the requirements and rules of the UK Listing Authority. This letter has not been prepared in connection with the filing of a registration statement with the United States Securities and Exchange Commission. Furthermore, it is provided solely on the basis and in accordance with standards and practices established in the United Kingdom. This letter is included in the Company’s Circular to comply with the requirements and rules of the UK Listing Authority. Professional standards in the United States of America do not permit expression of an opinion on the forecast, for general use in with the Company’s Circular, because such information presents a “deficient presentation” of forward-looking financial statements. Accordingly US recipients should read this letter only in the context of the UK requirements and standards under which it has been prepared. If US recipients are not knowledgeable about these requirements and standards, they should not rely on this letter.

The forecast, for which the directors of the Company are solely responsible, is based on the published unaudited interim results for the six months ended 30 September 2004, the results shown by the unaudited management accounts for the 2 months ended 30 November 2004 and a forecast for the 4 months ending 31 March 2005.

In our opinion the forecast has been properly compiled on the basis stated and the basis of accounting is consistent with the accounting policies of the Company.

Yours faithfully

PricewaterhouseCoopers LLP
Chartered Accountants

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PART 7: ADDITIONAL INFORMATION

The Directors
mmO2 plc
Wellington Street
Slough
Berkshire SL1 1YP

12 January 2005

Dear Sirs

We refer to the Directors’ forecast for mmO2 plc (the “Company”) and its subsidiaries for the financial year ending 31 March 2005 (the “Forecast”) set out in Section C of Part 7 of the circular to shareholders dated 12 January 2005 (the “Circular”). The Forecast states that “Full year EBITDA before exceptional items of the Group for the financial year ending 31 March 2005 will be materially higher than for the financial year ended 31 March 2004.”

We have discussed the Forecast, together with the basis upon which it has been made, with you and PricewaterhouseCoopers LLP.

We have also considered the report dated 12 January 2005 to you and us from PricewaterhouseCoopers LLP regarding the accounting policies and calculations underlying the Forecast and discussed such report with PricewaterhouseCoopers LLP. We have also considered their letter addressed to yourselves, Cazenove & Co. Ltd and Merrill Lynch International. You have confirmed to us that all information material to the profit forecast has been disclosed to us.

This letter is provided in compliance with Rule 2.19 of the Listing Rules of the UK Listing Authority and may be included in the Company’s Circular solely for the purposes of that Rule.

On the basis of these discussions and having regard to the aforementioned report and letter we consider that the Forecast, for which the directors of the Company are solely responsible, has been made after due and careful enquiry by the Company.

Yours faithfully

Edmund Byers Managing Director	Mark Astaire Managing Director

Cazenove & Co. Ltd	Merrill Lynch International

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PART 8: SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 4 of 2005

IN THE MATTER OF mmO2 plc

- and -

IN THE MATTER OF THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT

(under section 425 of the Companies Act 1985)

between

mmO2 plc

AND

THE HOLDERS OF ITS SCHEME SHARES

(as each is hereinafter defined)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“ADS Letter of Transmittal”
means the form accompanying the Scheme Circular approved by the Company and the Court under which a holder of mmO2 ADSs may elect to receive O2 Shares or provide instructions for electing for the Cash Alternative in respect of all the Scheme Shares represented by such mmO2 ADSs as at the Scheme Record Time;

“Business Day”	means any day on which banks are generally open for business in the City of London other than a Saturday or Sunday or UK public holiday;

“Capital Reduction”	means the proposed reduction of capital of the Company in connection with and provided for in clause 3 of this Scheme;

“Cash Alternative”	means the alternative whereby Scheme Shareholders may elect to receive cash in lieu of the O2 Shares to which they would otherwise be entitled under the Scheme;

“Companies Act”	means the Companies Act 1985, as amended;

“Company” or “mmO2”	means mmO2 plc, a public company incorporated in England and Wales with registered number 4190833;

“Court”	means the High Court of Justice in England and Wales;

“Court Hearing”	means the hearing by the Court of (i) the petition to sanction this Scheme and (ii) the petition to confirm the Capital Reduction;

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PART 8: SCHEME OF ARRANGEMENT

“Court Meeting”
means the meeting of holders of Ordinary Shares (and any adjournment thereof) convened by order of the Court pursuant to section 425 of the Companies Act 1985 for 14 February 2005 to consider and, if thought fit, approve this Scheme of which notice is set out in Part 9 of the Scheme Circular;

“CREST”
means the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by CRESTCo Limited in accordance with the Uncertificated Securities Regulations 2001;

“Deferred Shares”	means the deferred shares of £1 nominal amount in the capital of the Company;

“Final Court Order”	means the Order of the Court confirming the Capital Reduction under section 137 of the Companies Act;

“Form of Election”
means a form accompanying the Scheme Circular (including the Form of Instruction and the ADS Letter of Transmittal) approved by the Company and the Court under which a Scheme Shareholder may elect to receive O2 Shares or the Cash Alternative in respect of all the Scheme Shares held as at the Scheme Record Time;

“Form of Instruction”
means a form accompanying the Scheme Circular approved by the Company and the Court under which a participant in mmO2 Easyshare may instruct Lloyds TSB Registrars Corporate Nominee Limited to elect on his behalf to receive O2 Shares or the Cash Alternative in respect of all the Scheme Shares held as at the Scheme Record Time;

“Initial Court Order”	means the Order of the Court sanctioning this Scheme under section 425 of the Companies Act;

“mmO2 ADSs”	American Depositary Shares, each representing 10 Ordinary Shares;

“mmO2 Shareholders”	means holders of Ordinary Shares;

“O2”	means O2 plc, a public company incorporated in England and Wales with registered number 5310128;

“O2 Shareholder”	means a holder of O2 Shares;

“O2 Shares”	means ordinary shares of 80 pence each nominal amount in the capital of O2;

“Ordinary A Shares”	means the ordinary A shares of 0.1 pence each nominal amount in the capital of the Company created pursuant to the reclassification provided for in clause 2 of this Scheme;

“Ordinary B Shares”	means the ordinary B shares of 0.1 pence each nominal amount in the capital of the Company created pursuant to the reclassification provided for in clause 2 of this Scheme;

“Ordinary Shares”	means ordinary shares of 0.1 pence each nominal amount in the capital of the Company;

“Placing”	means a placing of O2 Shares on behalf of O2 pursuant to terms of the Placing Agreement;

“Placing Agreement”	means the sponsors’ and placing agreement entered into between O2, mmO2, Cazenove & Co. Ltd. and Merrill Lynch International, dated 12 January 2005; and

“Placing Amount”
means an amount per Ordinary A Share paid to Scheme Shareholders whose elections to receive the Cash Alternative have been accepted, which amount shall be equal to the price per share at which O2 Shares are placed under the Sponsors’ and Placing Agreement or, if greater, 100 pence per Ordinary A Share;

“Reclassification Date”	means in accordance with clause 12 of this Scheme the date on which an office copy of the Initial Court Order is delivered to the Registrar of

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PART 8: SCHEME OF ARRANGEMENT

Companies and the provisions of clause 2 of this Scheme become effective;

“Reclassification Record Time”	means 6.00 p.m. on the Reclassification Date;

“Scheme”	means this Scheme of Arrangement in its present form or with or subject to any modification, addition or condition approved or imposed by the Court;

“Scheme Circular”	means the circular to mmO2 Shareholders relating to this Scheme;

“Scheme Effective Date”	means the date at which this Scheme becomes effective in accordance with clauses 12 and 13 of this Scheme;

“Scheme Record Date”	means the Business Day immediately preceding the Court Hearing;

“Scheme Record Time”	means 5.00 p.m. on the Scheme Record Date;

“Scheme Shareholder”	means a holder of Scheme Shares;

“Scheme Shares”	means:

(i)	all the Ordinary Shares in issue at the date of this Scheme;

(ii)	all (if any) additional Ordinary Shares in issue at the record time for voting at the Court Meeting of the holders of Ordinary Shares at which this Scheme is approved;

(iii)	all (if any) further Ordinary Shares, Ordinary A Shares or Ordinary B Shares which may be in issue immediately prior to the confirmation by the Court of the reduction of capital provided for by clause 3 of this Scheme in respect of which the original or any subsequent holders shall be bound or shall have agreed in writing by such time to be bound by this Scheme other than any share held by O2;

“uncertificated” or “in uncertificated form”
means recorded on the relevant register as in uncertificated form, being held in uncertificated form in CREST and title to which may be transferred by virtue of the Uncertificated Securities Regulations 2001 by means of CREST.

(B)
The authorised share capital of the Company as at the date of this Scheme is £20,050,040 divided into 20,050,000,000 Ordinary Shares and 40 Deferred Shares of which 8,693,693,745 Ordinary Shares and 40 Deferred Shares have been issued and are fully paid and the remaining shares are unissued.

(C)
O2 was incorporated as a public limited company on 10 December 2004. It obtained its trading certificate pursuant to section 117 of the Companies Act 1985 on 21 December 2004. The authorised share capital of O2 at the date of this Scheme is £16,000,050,000 divided into 50,000 redeemable preference shares of £1 each nominal amount, and 20,000,000,000 O2 Shares of 80 pence nominal amount each, of which 2 O2 Shares and the redeemable preference shares have been issued and are fully paid. All other shares are unissued.

(D)	On 4 January 2005, the Deferred Shares were transferred to O2 for consideration equal to their nominal value.

(E)
It is proposed that, subject to certain conditions being fulfilled including this Scheme becoming effective, O2 will seek the confirmation of the Court of a reduction of the nominal value of the O2 Shares to 0.1 pence each.

(F)	The Company has sent Forms of Election to Scheme Shareholders and an ADS Letter of Transmittal to each holder of mmO2 ADSs.

(G)
O2 has agreed to appear by Counsel on the hearing of the Petition to sanction this Scheme, to consent thereto and to undertake to be bound thereby and to execute or procure to be executed all such documents, and to do or procure to be done all such acts and things, as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

THE SCHEME

Reclassification of the Scheme Shares into two separate classes of shares

1.	Any Scheme Shareholder who has not completed and returned a Form of Election by 5.00 p.m. on 9 March 2005 will be deemed to have elected for the Cash Alternative. The Directors of O2 may accept or reject any election for the Cash Alternative in their absolute discretion.

2.	At the Reclassification Record Time:

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PART 8: SCHEME OF ARRANGEMENT

(A)
each of the Scheme Shares in respect of which the holder(s) has elected, by the completion and delivery of a Form of Election in accordance with the instructions thereon, or is under clause 1 above deemed to have elected, to receive the Cash Alternative in accordance with the terms of the Scheme and in respect of which such election or deemed election has (subject to the Placing proceeding) been accepted by the Directors of the Company shall be reclassified as an Ordinary A Share having the rights and being subject to the restrictions set out in new Article 72.2 of the Articles of Association of the Company as amended at the Extraordinary General Meeting notice of which is set out in Part 10 of the Scheme Circular; and

(B)	each other Scheme Share shall be reclassified as an Ordinary B Share having the rights and being subject to the restrictions set out in such new Article 72.2.

Cancellation of Scheme Shares and issue of new Ordinary Shares

3.	(A)	Following the reclassification of the Scheme Shares into two separate classes of shares taking effect and the requisite entries having been made in the register of members of the Company and conditional thereon, the share capital of the Company shall be reduced by cancelling and extinguishing all of the Ordinary A Shares and the Ordinary B Shares.

	(B)	Forthwith and contingently upon the reduction of capital referred to in sub-clause (A) of this clause 3 taking effect:

(i)
the authorised share capital of the Company shall be increased to its former amount by the creation of such number of new Ordinary Shares as shall be equal to the aggregate number of Ordinary A Shares and the Ordinary B Shares cancelled pursuant to sub-clause (A) of this clause 3; and

(ii)
the Company shall appropriate and apply the credit arising in its books of account as a result of such reduction of capital taking effect in paying up in full at par the new Ordinary Shares created pursuant to sub-clause 3 (B)(i), which shall be allotted and issued (credited as fully paid) to O2 and/or its nominee or nominees in consideration: (a) for the issue of O2 Shares to holders of Ordinary B Shares and (b) for the sums to be paid, or O2 Shares to be issued, to holders of Ordinary A Shares as set out in clauses 4 and 5 of the Scheme respectively.

Issue of O2 Shares

4.	(A)	Conditional upon and subject to clause 5 of this Scheme, in consideration of the cancellation of the Ordinary B Shares and the issue of the new Ordinary Shares to O2 and/or its nominee or nominees as provided in clause 3 of this Scheme, O2 shall, subject to the remaining provisions of this clause and clause 5, allot and issue (credited as fully paid) O2 Shares to holders of Ordinary B Shares which result from the reclassification of Scheme Shares held by them on the register of members at the Scheme Record Time on the following basis:

one O2 Share          for every Ordinary B Share

and so in proportion for any other number of Ordinary B Shares held.

(B)
The O2 Shares to be issued pursuant to sub-clause (A) of this clause 4 shall rank in full for all dividends or distributions made, paid or declared after the Scheme Effective Date on the ordinary share capital of O2.

(C)
The provisions of sub-clause (A) of this clause 4 shall be subject to any prohibition or condition imposed by law. Without prejudice to the generality of the foregoing, if, in respect of any Scheme Shareholder with a registered address in a jurisdiction outside the United Kingdom (“Overseas Shareholder”), O2 is advised that the allotment and issue of its shares pursuant to this clause 4 would or might infringe the laws of such jurisdiction or would or might require O2 to obtain or observe any governmental or other consent or any registration, filing or other formality with which O2 is unable to comply, or compliance with which O2 regards as unduly onerous, O2 may in its sole discretion either:

(i)
determine that no O2 Shares shall be allotted and issued to such Overseas Shareholder under clause 4 but instead that such shares shall be allotted and issued to a nominee appointed by O2 as trustee for such Overseas Shareholder, on terms that they shall, as soon as practicable following the Scheme Record Time, be sold on behalf of such Overseas Shareholder at the best price which can reasonably be obtained and the net proceeds of such sale shall (after the deduction of all expenses and commissions, including any amount in respect of value added tax payable thereon) be paid to such Overseas Shareholder by sending a cheque or warrant to such Overseas Shareholder in accordance with the provisions of clause 7 of this Scheme. In the absence of bad faith or wilful default, none of the Company, O2 or any broker or agent of either of them shall have any liability for any loss arising as a result of the timing or terms of any such sale; or

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PART 8: SCHEME OF ARRANGEMENT

(ii)
determine that such O2 Shares shall be sold, in which event the O2 Shares shall be issued to such Overseas Shareholder and O2 shall appoint a person to act pursuant to this sub-clause 4(C)(ii) and such person shall be authorised on behalf of such Overseas Shareholder to procure that any shares in respect of which O2 has made such a determination shall, as soon as practicable following the Scheme Record Time, be sold at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale (after the deduction of all expenses and commissions, including any amount in respect of value added tax payable thereon) shall be paid to such Overseas Shareholder by sending a cheque or warrant to such Overseas Shareholder in accordance with the provisions of clause 7 of this Scheme. To give effect to any such sale, the person so appointed shall be authorised on behalf of such Overseas Shareholder to execute and deliver a form of transfer and to give such instructions and do all such things which he may consider necessary or expedient in connection with such sale. In the absence of bad faith or wilful default, none of the Company, O2 or the person so appointed shall have any liability for any loss or damage arising as a result of the timing or terms of such sale.

Cash Alternative

5.	Conditional upon and subject to clause 6 of this Scheme, in consideration of the cancellation of the Ordinary A Shares and the issue of the new Ordinary Shares to O2 and/or its nominee or nominees as provided in clause 3 of this Scheme, O2 shall pay cash consideration to or for the account of the holders of Ordinary A Shares which result from the reclassification of Scheme Shares held by them on the register of members at the Scheme Record Time on the following basis:

Placing Amount plus 5 pence per share for every Ordinary A Share provided that, if the Placing does not proceed, such holders shall receive New Ordinary Shares on the basis provided in clause 4 of this Scheme.

Issue of O2 Shares and payment of cash consideration

6.	The allotment and issue of the O2 Shares to holders of Ordinary B Shares (and to holders of Ordinary A Shares in the event that the Placing is terminated) and the payment of cash consideration or allotment and issue of O2 Shares to holders of Ordinary A Shares as provided for in clauses 4 and 5 respectively of this Scheme will be subject to, and conditional upon, the:

	(A)	reclassification of the Scheme Shares into Ordinary A Shares and Ordinary B Shares taking effect and the register of members of the Company being updated accordingly;

(B)	cancellation of the Ordinary A Shares and Ordinary B Shares becoming effective in accordance with clause 3(A) of this Scheme; and

(C)	issue to O2 and/or its nominee or nominees of all of the new Ordinary Shares, and the registration of such new Ordinary Shares in the name of O2, as provided in clause 3(B) of this Scheme.

Certificates and Payment

7.	(A)	Not later than five (5) Business Days after the Scheme Record Time, O2 shall allot and issue all O2 Shares which it is required to allot and issue to give effect to this Scheme and not later than fifteen (15) Business Days after the Scheme Record Time, O2 shall send by post to the allottees of the O2 Shares pursuant to sub-clause 4(A) (and sub-clause 5, if applicable) of this Scheme certificates in respect of the O2 Shares, provided that, where Scheme Shares are held in uncertificated form, O2 will procure that CRESTCo Limited is instructed to credit to the appropriate stock account in CREST of the Scheme Shareholder concerned such shareholder’s entitlement to the O2 Shares.

(B)
Not later than fifteen (15) Business Days after the Scheme Record Time, O2 shall issue, despatch or procure the despatch of cheques to all Scheme Shareholders for the amounts due to them pursuant to clause 5 of this Scheme, save that persons holding such shares in uncertificated form at the Scheme Record Time shall be paid within that period through the CREST system unless otherwise determined by O2. In respect of payments made through the CREST system, O2 shall ensure that an assured payment obligation is created in accordance with CREST assured payment arrangements. The creation of such assured payment obligation shall be a complete discharge of O2’s obligation under this Scheme with reference to payments made through the CREST system.

(C)
Not later than five (5) Business Days following the sale of any relevant O2 Shares pursuant to sub-clause 4(C) of this Scheme, the nominee or such person appointed to act under sub-clause 4(C)(ii) shall account for the cash consideration payable under sub-clause 4(C) by sending a cheque and/or warrant to the holder of Scheme Shares concerned in accordance with the remaining provisions of this clause.

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PART 8: SCHEME OF ARRANGEMENT

(D)
All certificates required to be sent by O2 pursuant to sub-clause 7(A) and all cheques or warrants required to be sent pursuant to sub-clauses 7(B) and 7(C) of this Scheme shall be sent through the post in pre-paid envelopes addressed to the persons respectively entitled thereto at their respective addresses appearing in the register of members of the Company at the Scheme Record Time (or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the register of such joint holding) or in accordance with any special instructions regarding communications.

(E)
None of the Company, O2 or any broker or agent of any of them shall be responsible for any loss or delay in transmission of certificates, cheques or warrants sent in accordance with this clause 7 which shall be sent at the risk of the persons entitled thereto.

(F)
All cheques and warrants shall be made payable to the holder or, in the case of joint holders, to the first named of such holders, of the Scheme Shares concerned and the encashment of any such cheque shall be a complete discharge to O2 for the moneys represented thereby.

(G)	This clause 7 shall be subject to any prohibition or condition imposed by law.

Certificates representing Scheme Shares and CREST

8.	With effect from and including the Scheme Effective Date:

(A)
all certificates representing holdings of Scheme Shares shall cease to be valid in respect of such holdings and the holders of such shares shall be bound at the request of the Company to deliver such certificates for cancellation to the Company or to any person appointed by the Company to receive the same; and

(B)
CRESTCo Limited shall be instructed to cancel the entitlements to Scheme Shares of holders of Scheme Shares in uncertificated form and appropriate entries will be made in the Company’s register of members with effect from the Scheme Effective Date to reflect their cancellation.

Mandates

9.	Each mandate in force at the Scheme Record Time relating to the payment of dividends on Scheme Shares and each instruction then in force as to notices and other communications shall, unless and until varied or revoked, be deemed as from the Scheme Record Time to be a valid and effective mandate or instruction to O2 in relation to the corresponding O2 Shares to be allotted and issued pursuant to this Scheme.

Financial Assistance

10.	The Company shall be authorised and permitted following this Scheme becoming effective to enter into an agreement with O2 and, pursuant thereto, to make a loan or loans to O2 of up to £50 million, or such lesser sum as the Directors of the Company may consider to be necessary, to enable O2 to pay the cash consideration to Scheme Shareholders under the Scheme.

11.	The Company shall be authorised and permitted following this Scheme becoming effective to pay all costs incurred by O2, the Company or any of the Company’s subsidiaries in connection with the Scheme.

Operation of this Scheme

12.	The provisions of clause 2 of this Scheme shall become effective as soon as an office copy of the Initial Court Order shall have been delivered to the Registrar of Companies in England and Wales.

13.	The provisions of clauses 3 to 11 of this Scheme shall become effective as soon as an office copy of the Final Court Order has been delivered to the Registrar of Companies in England and Wales and has been registered by him.

14.	Unless all clauses of this Scheme shall have become effective on or before 30 June 2005 or such later date, if any, as the Company and O2 may agree and the Court may allow, it shall never become effective.

Modification

15.	The Company and O2 may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose.

Dated 12 January 2005

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PART 9: NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 4 of 2005

IN THE MATTER OF mmO2 plc
AND
IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that by an Order dated 11 January 2005 made in the above matters the Court has directed a meeting (the “Court Meeting”) to be convened of the holders of the ordinary shares of 0.1 pence each (the “Shareholders”) in the capital of mmO2 plc (the “Company”) for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement proposed to be made between the Company and the Scheme Shareholders (as defined in the said Scheme of Arrangement) and that such meeting will be held at The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London SW1P 3EE on 14 February 2005 at 9.30 a.m. at which time and place all such Shareholders are requested to attend.

A copy of the said Scheme of Arrangement and the Explanatory Statement required to be furnished pursuant to section 426 of the Companies Act 1985 are incorporated in the document of which this Notice forms part.

The Shareholders may vote in person at the Court Meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their stead. A PINK form of proxy for use in connection with the Court Meeting is enclosed herewith.

It is requested that forms of proxy be lodged with the Registrars of the Company, Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 6DA no later than 9.30 a.m. on 12 February 2005 but, if forms are not so lodged, they may be handed to the Chairman at the Court Meeting.

Proxies submitted using the CREST Proxy Voting Service must be transmitted so as to be received by Lloyds TSB Registrars (under CREST participant ID 7RA01) not later than 9.30 a.m. on 12 February 2005 or (as the case may be) the adjourned meeting. The time of receipt will be taken to be the time from which Lloyds TSB Registrars is able to retrieve the message by enquiry to CREST.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holder(s) and for this purpose seniority will be determined by the order in which the names appear in the register of members of the Company in respect of the joint holding.

Entitlement to attend and vote at the Court Meeting or any adjournment thereof, and the number of votes which may be cast at such meeting, will be determined by reference to the register of members at the close of business two days prior to the said Court Meeting. If the Court meeting is adjourned, entitlement to attend and vote will be determined by reference to the register of members of the Company 48 hours before the start of the adjourned meeting.

By the said Order, the Court has appointed David Arculus or, failing him, Stephen Hodge to act as Chairman of the Meeting and has directed the Chairman to report the result thereof to the Court.

The said Scheme of Arrangement will be subject to the subsequent sanction of the Court.

Shearman & Sterling (London) LLP
Broadgate West
9 Appold Street
London EC2A 2AP

Solicitors for the Company	Dated 12 January 2005

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PART 10: NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of mmO2 plc (the “Company”) will be held at The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London SW1P 3EE on 14 February 2005 at 9.45 a.m. (or as soon thereafter as the meeting of the holders of the ordinary shares of 0.1 pence in the capital of the Company convened by the High Court of Justice in England and Wales for the same place and date shall have been concluded or adjourned) for the purpose of considering and, if thought fit, passing the following resolutions of which resolution 1 will be proposed as a special resolution and resolutions 2 and 3 as ordinary resolutions:

SPECIAL RESOLUTION

1.		That:

(A)
the Scheme of Arrangement dated 12 January 2005 between the Company and the Scheme Shareholders (as defined in the Scheme) in its original form or with or subject to any modification, addition or condition approved or imposed by the Court (the “Scheme”) be approved and the Directors of the Company be authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect;

(B)	for the purpose of giving effect to the Scheme in its original form or with or subject to any modification, addition or condition approved or imposed by the Court:

(i)	the issued share capital of the Company be reduced by cancelling and extinguishing the Scheme Shares (as defined in the Scheme);

(ii)	forthwith and contingently upon the said reduction of capital taking effect:

(a)
the authorised share capital of the Company shall be increased by the creation of such number of new ordinary shares of 0.1 pence each in the capital of the Company (“new ordinary shares”) as shall be equal to the aggregate nominal amount of Scheme Shares cancelled pursuant to sub-paragraph B(i) of this resolution; and

(b)
the Company shall apply the credit arising in its books of account as a result of such reduction of capital in paying up, in full at par, the new ordinary shares created pursuant to sub-paragraph (B)(ii)(a) of this resolution and shall allot and issue the same, credited as fully paid, to O2 plc and/or its nominee(s); and

(c)
the Directors of the Company be and they are hereby generally and unconditionally authorised, for the purposes of section 80 of the Companies Act 1985, to allot the new ordinary shares referred to in sub-paragraph (B)(ii)(a) of this resolution provided that (i) the maximum number of shares which may be allotted hereunder is 9,000,000,000, (ii) this authority shall expire on 28 October 2005, and (iii) this authority shall be in addition to any subsisting authority conferred on the Directors of the Company pursuant to the said section 80;

(C)
with effect from the passing of this resolution the Articles of Association of the Company be hereby amended by the renumbering of Article 72 as Article 72.1 and by the adoption and inclusion of the following new Articles as Article 72.2 and 72.3 respectively; and

“Rights on Reconstruction

72.2	(a)
In this Article, the “Scheme” means the scheme of arrangement of the Company dated 12 January 2005 under section 425 of the Companies Act 1985, between the Company and the holders of the Scheme Shares, in its original form or with or subject to any modification, addition or condition approved or imposed by the Court. Expressions defined in the Scheme shall have the same meaning in this Article.

(b)
If, at any time, the Ordinary Shares in the capital of the Company are reclassified into Ordinary A Shares and Ordinary B Shares the rights attaching to the Ordinary Shares shall be identical save that the rights of the Ordinary A Shares and Ordinary B Shares for the purposes of the Scheme shall be, in addition to any rights under (c) below, as follows:

(i)
the rights of the holders of Ordinary A Shares in respect of the operation of the Scheme shall be satisfied by the payment of cash or the issue of ordinary shares in O2 plc to such holders to which they shall be respectively entitled in accordance with the Scheme; and

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PART 10: NOTICE OF EXTRAORDINARY GENERAL MEETING

(ii)
the rights of the holders of Ordinary B Shares in respect of the operation of the Scheme shall be satisfied by the issue to such holders of the number of O2 Ordinary Shares to which they shall be respectively entitled in accordance with the Scheme.

(c)
Subject to the special rights set out in Articles 72.2(b) above, for all other purposes of these Articles of Association the Ordinary A Shares and Ordinary B Shares shall continue to be shares of the relevant classes and these Articles of Association shall be construed accordingly.”

“Scheme of Arrangement

72.3	(a)
In this Article, the “Scheme” means the scheme of arrangement of the Company dated 12 January 2005 under section 425 of the Companies Act 1985, between the Company and the holders of the Scheme Shares, in its original form or with or subject to any modification, addition or condition approved or imposed by the Court. Expressions defined in the Scheme shall have the same meaning in this Article.

(b)
Notwithstanding any other provision of these Articles, if the Company issues any ordinary share after the time at which this Article becomes effective and prior to the confirmation by the Court of the reduction of capital provided for under the Scheme, such shares shall be allotted and issued subject to the terms of the Scheme and the holders of such shares shall be bound by the Scheme accordingly.

(c)
Subject to paragraph (e) of this Article, if any ordinary shares are issued to any person (a “new member”) after confirmation by the Court that the reduction of capital provided for under the Scheme has become effective, they will, provided that O2 plc is a member of the Company, be immediately transferred to O2 plc and/or its nominee(s) in consideration of and conditional on the issue to the new member of an equal number of O2 Shares as those transferred.

(d)
The O2 Shares to be allotted and issued pursuant to paragraph (c) of this Article shall be credited as fully paid and shall rank equally in all respects with all other O2 Shares in issue at the time and be subject to the Memorandum and Articles of Association of O2.

(e)
The number of O2 Shares to be allotted and issued under paragraph (c) of this Article may be adjusted by the Directors following any variation in the share capital of either the Company or O2 (other than the O2 Reduction of Capital) or such other event as the Directors consider fair and reasonable on such adjusted terms as the board of O2 may determine provided that no such adjustment may be made unless the auditors have confirmed in writing to the Directors that, in their opinion, such adjustment is fair and reasonable.

(f)
No fraction of an O2 Share shall be allotted pursuant to this Article, but the entitlement of each member who would otherwise have been entitled to a fraction of an O2 Share shall be rounded down to the nearest whole number. Any fractions of an O2 Share may be aggregated and sold in the market on the behalf of the Shareholders.

(g)
To give effect to any transfer required by this Article, the Company may appoint any person to execute and deliver as transferor a form or instructions of transfer on behalf of the new member in favour of O2 plc and/or its nominee(s) and to agree for and on behalf of the new member to become a member of O2. Pending the registration of O2 as the holder of any shares in the Company, O2 shall be empowered to appoint a person to act as attorney on behalf of the new member in accordance with such directions as O2 may give in relation to any dealings with or disposal of such shares (or any interest therein), exercising any rights attached thereto or receiving any distribution or other benefit accruing or payable in respect thereof and, if a person is so appointed to act as attorney, the new member shall not be entitled to exercise any rights attaching thereto except:

(i)	to the extent that the person appointed to act as attorney fails to act in accordance with the directions of O2; and

(ii)	in accordance with the directions of O2.”

(D)
the proposed reduction of capital of O2 plc approved at an extraordinary general meeting of O2 to implement the O2 Reduction of Capital (as described in Part 3 of the document containing the explanatory statement sent out with the Scheme pursuant to the provisions of Section 426 of the Companies Act 1985) be approved.

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PART 10: NOTICE OF EXTRAORDINARY GENERAL MEETING

ORDINARY RESOLUTIONS

2.	That the amendments to the rules of the Employee Share Plans in the manner described in paragraph 11 of Part 3 of the circular to shareholders dated 12 January 2005, and the renaming of those plans to a name prefaced by “O2” rather than “mmO2”, be approved.

3.	That Patrick Lupo be elected as a Director of the Company.

By Order of the Board Philip Bramwell Company Secretary and General Counsel	12 January 2005

Registered Office:
Wellington Street
Slough
Berkshire
SL1 1YP

1.	A member of the Company entitled to attend and vote at this meeting is entitled to appoint one or more proxies to attend and to vote instead of him or her. A proxy need not be a member of the Company.

2.	A BLUE Form of Proxy is enclosed with this document. Instructions for use are shown on the form. Lodging a Form of Proxy will not prevent the shareholder from attending the meeting and voting in person.

3.	To be valid, the instrument appointing a proxy, together with any power of attorney under which it is signed, or a duly certified copy thereof, must be received at the offices of the Registrars not less than 48 hours before the time of the meeting or of the adjourned meeting or 24 hours before a poll is taken, if the poll is not taken on the same day as the meeting or adjourned meeting. Alternatively, if you hold your shares in uncertificated form (i.e. in CREST), you may vote using the CREST system (see notes on CREST voting below).

4.	Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, the Company has specified that only those shareholders registered in the register of members of the Company as at 6.00 p.m. on 12 February 2005 or, in the event that this meeting is adjourned, in the register of members 48 hours before the time of any adjourned meeting, will be entitled to vote, or to appoint a proxy or proxies to vote on their behalf, at this meeting in respect of the number of shares registered in their names at that time. Changes to entries on the relevant register of members after 6.00 p.m. on 12 February 2005 or, in the event that this meeting is adjourned, in the register of members 48 hours before the time of any adjourned meeting, shall be disregarded in determining the rights of any person to attend or vote at the meeting.

5.	If you submit your proxy electronically through CREST, to be valid the appropriate CREST message (regardless of whether it relates to the appointment of a proxy or to an amendment to the instruction given to a previously appointed proxy) must be transmitted so as to be received by Lloyds TSB Registrars (under CREST participant ID 7RAO1), by no later than 48 hours before the time of the meeting or (as the case may be) the adjourned meeting. The time of receipt will be taken to be the time from which Lloyds TSB Registrars is able to retrieve the message by enquiry to CREST.

6.	CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed a voting service provider(s), should refer to their CREST Sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

7.	CREST members and, where applicable, their CREST Sponsors or voting service providers should note that CRESTCo does not make available special procedures in CREST for any particular messages and the normal system timings and limitations apply to the input of CREST Proxy Instructions.

8.	The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

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DEFINITIONS

The following definitions shall apply to other words and phrases used in this document except where the context requires otherwise, and except in Part 8 of this document which contains separate definitions.

“Admission”
admission of the New Ordinary Shares to (i) the Official List and (ii) trading on the London Stock Exchange’s market for listed securities becoming effective in accordance with, respectively, the Listing Rules and the Admission and Disclosure Standards;

“Admission and Disclosure Standards”
the requirements contained in the publication “Admission and Disclosure Standards” containing, among other things, the admission requirements to be observed by companies seeking admission to trading on the London Stock Exchange’s market for listed securities;

“ADR”	an American depositary receipt evidencing title to one or more mmO2 ADSs;

“ADS Depositary”	JPMorgan Chase Bank, N.A., formerly known as the Morgan Guaranty Trust Company of New York, and any successor thereto in its capacity as the mmO2 ADS Depositary under the mmO2 ADS Deposit Agreement;

“ADS Letter of Transmittal”
the form accompanying this document approved by the Company and the Court under which a holder of mmO2 ADSs may elect to receive New Ordinary Shares or follow instructions for electing for the Cash Alternative in respect of all the Existing Ordinary Shares represented by such mmO2 ADSs as at the Scheme Record Time;

“ATOP”	the Depository Trust Company’s automated tender offer programme;

“Board” or “Directors”	the directors of mmO2 or O2, as the context requires;

“business combination”
as defined in SEC Rule 800(a), a statutory amalgamation, merger, arrangement or other reorganisation requiring the vote of security holders of one or more of the participating companies and also includes a statutory short form merger that does not require a vote of security holders;

“Business Day”	a day (excluding Saturday or Sunday or public holidays in England and Wales) on which banks generally are open for business in the City of London for the transaction of normal banking business;

“Cash Alternative”	the alternative whereby mmO2 Shareholders may elect to receive cash in lieu of the New Ordinary Shares to which they would otherwise be entitled under the Scheme;

“Cazenove”	Cazenove & Co. Ltd;

“certificated” or “in certificated form”	recorded on the relevant register as being held in certificated form and title to which may be transferred by means of a stock transfer form;

“Closing Price”	the closing middle market quotation of the relevant share as derived from the Daily Official List;

“Companies Act”	the Companies Act 1985, as amended;

“Court”	the High Court of Justice in England and Wales;

“Court Hearing”	the hearing by the Court of (i) the petition to sanction the Scheme or (ii) the petition to confirm the O2 Reduction of Capital as the context requires;

“Court Meeting”	the meeting of mmO2 Shareholders convened by order of the Court for 14 February 2005, notice of which is set out in Part 9 of this document, and any adjournment of that meeting;

“CREST”	the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by CRESTCo in accordance with the Regulations;

“CRESTCo”	CRESTCo Limited, the operator of CREST;

“CREST Sponsor”	a CREST participant admitted to CREST as a CREST sponsor;

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DEFINITIONS

“CREST sponsored member”	a CREST member admitted to CREST as a sponsored member (which includes all CREST Personal Members);

“Daily Official List”	the Stock Exchange Daily Official List published by the London Stock Exchange;

“EGM”	the Extraordinary General Meeting of mmO2, notice of which is set out in Part 10 of this document, and any adjournment of that meeting;

“Employee Share Plans”	the Sharesave Plans, the Executive Share Portfolio, the Share Ownership Plans and the Legacy Option Plan;

“EURIBOR”	Euro Interbank Offered Rate;

“Exchange Act”	the US Securities Exchange Act of 1934;

“Executive Share Portfolio”
the mmO2 Executive Share Portfolio, comprising the mmO2 Deferred Equity Incentive Plan, the mmO2 Performance Share Plan, the mmO2 Restricted Share Plan and the mmO2 Share Option Plan (following the Scheme becoming effective, to be renamed the O2 Executive Share Portfolio comprising the O2 Deferred Equity Incentive Plan, the O2 Performance Share Plan, the O2 Restricted Share Plan and the O2 Share Option Plan);

“Existing Ordinary Shares”	ordinary shares of 0.1 pence each in mmO2;

“Explanatory Statement”	the statement contained in Part 3 of this document in compliance with section 426 of the Act;

“Final Court Order”	the Order of the Court confirming the proposed reduction of capital of mmO2 under section 137 of the Companies Act;

“Form of Election”
a form accompanying this document approved by mmO2 and (where appropriate) the Court under which a Scheme Shareholder may elect to receive New Ordinary Shares or the Cash Alternative in respect of all the Existing Ordinary Shares held as at 5.00 p.m. on 9 March 2005;

“Form of Instruction”
a form accompanying this document approved by mmO2 and (where appropriate) the Court under which a participant in mmO2 Easyshare may elect to receive New Ordinary Shares or the Cash Alternative in respect of all the Existing Ordinary Shares held as at 5.00 p.m. on 9 March 2005;

“Form of Proxy”	the PINK Form of Proxy for use at the Court Meeting or the BLUE Form of Proxy for use at the EGM and “Forms of Proxy” shall mean both of them;

“Group”	mmO2 and its subsidiary undertakings;

“holder”	a registered holder and includes any person(s) entitled by transmission and, in the case of mmO2 ADSs, a holder of record or a person for whose account the mmO2 ADSs are held;

“Initial Court Order”	the Order of the Court sanctioning this Scheme under section 425 of the Companies Act;

“ISA”	an individual savings account;

“Legacy Option Plan”	the mmO2 Legacy Option Plan (following the Scheme becoming effective, to be renamed the O2 Legacy Option Plan);

“LIBOR”	London Interbank Offered Rate;

“Listing Particulars”	the listing particulars relating to O2 dated 12 January 2005;

“Listing Rules”	the rules and regulations made by the UK Listing Authority pursuant to section 74 of the Financial Services and Markets Act 2000 as amended from time to time;

“London Stock Exchange”	London Stock Exchange plc or any recognised investment exchange for the purposes of the Financial Services and Markets Act 2000 which may take over the function of London Stock Exchange plc;

“Merrill Lynch”	Merrill Lynch International;

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DEFINITIONS

“mmO2”	mmO2 plc, incorporated and registered in England and Wales under the Companies Act 1985 with registered number 4190833;

“mmO2 ADR”	an ADR evidencing mmO2 ADSs;

“mmO2 ADS”	an ADS, each representing 10 Existing Ordinary Shares, issued by the ADS Depositary in accordance with the mmO2 ADS Deposit Agreement;

“mmO2 ADS Deposit Agreement”	the depositary agreement dated 8 November 2001 among mmO2, the ADS Depositary and holders from time to time of mmO2 ADSs issued under it;

“mmO2 Articles”	the current articles of association of mmO2;

“mmO2 Easyshare”	the mmO2 easyshare service under which Lloyds TSB Registrars (as a corporate sponsored nominee) operates a share nominee service on behalf of mmO2;

“mmO2 Shareholder”	a holder of Existing Ordinary Shares including Easyshare participants in mmO2;

“New Ordinary Shares”	means the ordinary shares of 80 pence each in O2 to be allotted and issued pursuant to the Scheme and the Placing;

“NYSE”	the New York Stock Exchange;

“O2” or the “New Company”	O2 plc, incorporated and registered in England and Wales under the Companies Act with registered number 5310128, being the parent company of the O2 Group following the Scheme becoming effective;

“O2 Articles”	the new articles of association of O2;

“O2 Board” or “O2 Directors”	the directors of O2, whose names are set out on pages 44 and 45 of this document;

“O2 Group”	O2 and its subsidiary undertakings on and after the Scheme Effective Date;

“O2 Reduction of Capital”	the proposed reduction of capital of O2 under section 135 of the Companies Act described in Part 3 of this document;

“O2 Shareholder”	a holder of New Ordinary Shares;

“Official List”	the Official List of the UK Listing Authority;

“Ordinary A Shares”
means the ordinary shares of 0.1 pence each in mmO2 which have been reclassified as Ordinary A Shares in respect of which the holder will become entitled to receive cash or New Ordinary Shares under the terms of the Scheme;

“Ordinary B Shares”
means the ordinary shares of 0.1 pence each in mmO2 which have been reclassified as Ordinary B Shares in respect of which the holder will become entitled to receive New Ordinary Shares under the terms of the Scheme;

“Overseas Shareholders”	mmO2 Shareholders resident in, or citizens of, jurisdictions outside the UK and the US;

“PEP”	a personal equity plan;

“Placing”	a placing of New Ordinary Shares on behalf of O2 as described in paragraph 2 of Part 3 of this document;

“Placing Agreement”	the sponsors’ and placing agreement entered into between mmO2, O2, Cazenove & Co. Ltd. and Merrill Lynch International, dated 12 January 2005;

“Placing Amount”
an amount per Ordinary A Share paid to Scheme Shareholders whose elections to receive the Cash Alternative have been accepted, which amount shall be equal to the price per share at which New Ordinary Shares are placed under the Placing Agreement or, if greater, 100 pence per Ordinary A Share;

“Proposals”	the proposals to enable the O2 Group to make distributions to Shareholders to be achieved via the Scheme and the O2 Reduction of Capital;

“Registrar of Companies”	the Registrar of Companies in England and Wales;

“Registrars”	Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 6DA;

“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755);

“RIPS”	the Depository Trust Company’s reorganisation inquiry for participants’ services;

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DEFINITIONS

“Scheme” or “Scheme of Arrangement”
the scheme of arrangement under section 425 of the Companies Act between mmO2 and holders of Existing Ordinary Shares including any modification, addition or condition approved or imposed by the Court, details of which are set out in Part 8 of this document in its original form;

“Scheme Effective Date”	the date on which the Scheme becomes effective in accordance with its terms;

“Scheme Record Time”	5.00 p.m. on the Business Day immediately preceding the Court Hearing;

“SEC”	the US Securities and Exchange Commission;

“Securities Act”	the US Securities Act of 1933, as amended;

“Shareholder”	a holder of Existing Ordinary Shares and/or New Ordinary Shares as the context may require;

“Share Ownership Plans”
the mmO2 Share Ownership Plan (a share incentive plan approved by the UK Inland Revenue) and the mmO2 Success Sharing Share Scheme (also known as “S4”) (a profit sharing scheme approved by the Irish Revenue Commissioners) (following the Scheme becoming effective, to be renamed the O2 Share Ownership Plan and the O2 Success Sharing Share Scheme);

“Sharesave Plans”
the mmO2 Sharesave Plan (a sharesave scheme approved by the UK Inland Revenue), the mmO2 Sharesave Sub Plan for Irish Employees (a sharesave scheme approved by the Irish Revenue Commissioners) and the mmO2 International Sharesave Plan (following the Scheme becoming effective, to be renamed the O2 Sharesave Plan, the O2 Sharesave Sub Plan for Irish Employees and the O2 International Sharesave Plan);

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“UK GAAP”	generally accepted accounting principles as used in the UK;

“UK Listing Authority”
the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 and in the exercise of its functions in respect of admission to the Official List otherwise than in accordance with Part VI of the Financial Services and Markets Act 2000;

“uncertificated” or “in uncertificated form”	when used in relation to shares, recorded on the relevant register as being held in uncertificated form in CREST and title to which, by virtue of the Regulations, may be transferred by means of CREST;

“US” or “United States”	the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“US Information Agent”	Innisfree M&A Incorporated;

“US Resident Shareholder”
means any Shareholder whose New Ordinary Shares are registered in the name of:
(i) any person with a registered address in the US; or
(ii) any broker, dealer or bank (or nominee for any of these) where such shares are held by such person for the account of any person resident in the US;

“US Shareholder”
persons resident in the US who hold mmO2 ADSs or Existing Ordinary Shares directly or for whose account mmO2 ADSs or Existing Ordinary Shares are held by any broker, dealer or bank (or nominee for any of these);

“Voting Form”	the forms for use at the Court Meeting and the EGM sent to those individuals who are participants in mmO2 Easyshare;

“Voting Record Time”	in relation to the Court Meeting and EGM, 6.00 p.m. on 12 February 2005 or, if either meeting is adjourned, 48 hours before the time fixed for the adjourned meeting; and

“Voting Reference Number”	the number found on the top of the Forms of Proxy unique to each shareholder.